UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Energy XXI Ltd

(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Energy XXI Shareholder:

You are cordially invited to attend our 2015 Annual General Meeting of Shareholders. The 2015 Annual General Meeting will be held on December 1, 2015, at 11:00 a.m. (local time) at the Hilton Americas-Houston Hotel, 1600 Lamar St., Houston, Texas 77010.

At the 2015 Annual General Meeting, you will be asked to:

(1)	Elect two directors as Class I directors, each for a three-year term;
(2)	Approve amendments to our Energy XXI Services, LLC Employee Stock Purchase Plan (“ESPP”) to increase the number of available common shares, par value $0.005 per share (“Common Shares”), under the ESPP to 2,500,000 Common Shares and to extend the term of the ESPP to December 31, 2024 (“ESPP Amendment”);
(3)	Approve amendments to our 2006 Long-Term Incentive Plan (“LTIP”) to increase the number of available Common Shares under the LTIP to 8,800,000 Common Shares and make certain other changes (“LTIP Amendment”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Vote, on a non-binding advisory basis, to approve the frequency of future advisory votes on the compensation of our named executive officers;
(6)	Approve the appointment of BDO USA, LLP as our independent registered public accountants for fiscal year 2016 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2016; and
(7)	Address any other matters that properly come before the 2015 Annual General Meeting and any adjournments or postponements of the meeting.

Your vote is important. Whether or not you plan to attend the 2015 Annual General Meeting in person, it is important that your shares be represented and voted. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card. Your cooperation is appreciated.

Sincerely,

John D. Schiller, Jr.
President and Chief Executive Officer

Houston, Texas
October 28, 2015

Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 1, 2015

October 28, 2015

Date:	Tuesday, December 1, 2015
Time:	11:00 a.m. (local time)
Place:	Hilton Americas-Houston Hotel, 1600 Lamar St., Houston, Texas 77010.
Purpose:	The following items of business will be considered and are described in the attached proxy statement:
(1)	Elect two directors as Class I directors, each for a three-year term;
(2)	Approve amendments to our Energy XXI Services, LLC Employee Stock Purchase Plan (“ESPP”) to increase the number of available common shares, par value $0.005 per share (“Common Shares”) under the ESPP to 2,500,000 Common Shares and to extend the term of the ESPP to December 31, 2024 (“ESPP Amendment”);
(3)	Approve amendments to our 2006 Long-Term Incentive Plan (“LTIP”) to increase the number of available Common Shares under the LTIP to 8,800,000 Common Shares and make certain other changes (“LTIP Amendment”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Vote, on a non-binding advisory basis, to approve the frequency of future advisory votes on the compensation of our named executive officers;
(6)	Approve the appointment of BDO USA, LLP (successor to UHY LLP) as our independent registered public accountants for fiscal year 2016 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2016; and
(7)	Address any other matters that properly come before the 2015 Annual General Meeting and any adjournments or postponements of the meeting.

Only Energy XXI shareholders who own our Common Shares at the close of business on October 26, 2015 are entitled to notice of, and can vote at, the 2015 Annual General Meeting or any adjournments or postponements thereof. Your vote is important. We urge you to review the accompanying materials carefully and vote as promptly as possible. You may transmit your vote via the internet, via the telephone or you may complete and return a proxy card. If you have any questions concerning this proxy statement, would like additional copies, or need help voting your common shares of the company, please contact our proxy solicitor, by calling the toll-free number: (844) 261-8899.

BY ORDER OF THE BOARD OF DIRECTORS

John D. Schiller, Jr.
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 1, 2015

Our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended June 30,
2015 are available at http://www.cstproxy.com/energyxxi/2015.

Energy XXI Ltd

i

ii

ENERGY XXI LTD
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
DECEMBER 1, 2015

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

1.  Why am I receiving these proxy materials?

Our Board of Directors, or Board, is soliciting your proxy to vote at our 2015 Annual General Meeting. We have made these proxy materials available to you electronically or delivered printed proxy materials to you. This proxy statement and form of proxy are first being sent or given to shareholders on or about October 28, 2015. This proxy statement summarizes the information that you need to know in order to cast your vote. You do not need to attend the Annual General Meeting in person to vote your shares.

2.  When and where is the 2015 Annual General Meeting?

December 1, 2015, at 11:00 a.m. (local time) at the Hilton Americas-Houston Hotel, 1600 Lamar St., Houston, Texas 77010.

If you plan on attending the 2015 Annual General Meeting in person and need directions to the meeting site, please contact Investor Relations at (713) 351-3000.

3.  What are the rules of admission to the 2015 Annual General Meeting if I attend in person?

•	Only shareholders of record as of October 26, 2015 (the record date) and their accompanied guests, or the holders of their valid proxies, will be permitted to attend.
•	Each person attending will be asked to present valid government-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting.
•	Shareholders who hold their shares through a broker or nominee (i.e., in “street name”) will be asked to provide proof of their beneficial ownership as of October 26, 2015, such as a brokerage statement showing their ownership as of that date.
•	Cameras, recording devices and other electronic devices will not be permitted at the 2015 Annual General Meeting.

4.  Who can vote at the 2015 Annual General Meeting?

We had 94,967,121 common shares, par value $0.005 per share (“Common Shares”), outstanding at October 26, 2015. Each shareholder of record at October 26, 2015 is entitled to one vote on each of the proposals for each Common Share held.

5.  How many shares must be present to hold the 2015 Annual General Meeting?

We must have a “quorum” — at least two shareholders and at least 33 and  1/3% of our outstanding Common Shares represented in person or by proxy — to conduct business at the 2015 Annual General Meeting. Common Shares represented in person or by proxy, including Common Shares represented by proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to the company but marked by brokers as “not voted” (“broker non-votes”), will be counted for purposes of determining whether a quorum is present. If a quorum is not present at the 2015 Annual General Meeting, the meeting may be adjourned from time to time until a quorum is obtained.

6.  On what matters am I voting and how does the Board of Directors recommend I vote?

At the 2015 Annual General Meeting, you will be asked to:

(1)	Elect two directors as Class I directors, each for a three-year term;
(2)	Approve amendments to our Energy XXI Services, LLC Employee Stock Purchase Plan (“ESPP”) to increase the number of available common shares, par value $0.005 per share (“Common Shares”), under the ESPP to 2,500,000 Common Shares and to extend the term of the ESPP to December 31, 2024 (“ESPP Amendment”);
(3)	Approve amendments to our 2006 Long-Term Incentive Plan (“LTIP”) to increase the number of available Common Shares under the LTIP to 8,800,000 Common Shares and make certain other changes (“LTIP Amendment”);
(4)	Vote, on a non-binding advisory basis, to approve the compensation of our named executive officers (say on pay);
(5)	Vote, on a non-binding advisory basis, to approve the frequency of future advisory votes on the compensation of our named executive offices;
(6)	Approve the appointment of BDO USA, LLP as our independent registered public accountants for fiscal year 2016 and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration for the fiscal year ending June 30, 2016; and
(7)	Address any other matters that properly come before the 2015 Annual General Meeting and any adjournments or postponements thereof.

Our Board of Directors unanimously recommends that you vote FOR the election of all director nominees listed in Proposal 1, FOR Proposals 2, 3, 4 and 6, and a ONE YEAR frequency for Proposal 5 at the 2015 Annual General Meeting.

We do not expect any matters to be presented for action at the meeting other than the matters described in this proxy statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the 2015 Annual General Meeting or any adjournment or postponement thereof, and they intend to vote on any such other matter in accordance with their best judgment.

7.  Who counts the votes and what vote is required to approve each proposal?

Our Board of Directors has appointed Appleby Management (Bermuda) Ltd. as the inspector of elections for the 2015 Annual General Meeting. The inspector of elections will separately calculate affirmative, negative and withheld votes, abstentions and broker non-votes for each of the proposals.

The vote required to pass each proposal is as follows:

Proposal	Voting Options	Vote Required to Adopt Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Election of directors	For or withhold on each nominee	Affirmative vote of a majority of votes cast	Withheld votes will not count “for” or “against” such nominee, and will not be counted as votes cast on such proposal	No effect
Approval of the ESPP Amendment	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approval of the LTIP Amendment	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approval, on a non-binding advisory basis, of our named executive officers’ compensation	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approval, on a non-binding advisory basis of the frequency of future advisory votes on our named executive officers’ compensation	One year, two years, three years or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect
Approval of appointment and remuneration of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2016	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	Not applicable
Any other matters properly before the 2015 Annual General Meeting	For, against or abstain	Affirmative vote of a majority of votes cast	Will not be counted as votes in favor of such matter, and will not be counted as votes cast on such proposal	No effect

8.  What happens if a director nominee becomes unable to stand for election?

If any of our director candidates become unavailable for any reason before the election, we may reduce the number of our directors serving on our Board of Directors or a substitute candidate may be designated.

We have no reason to believe that our director candidates will be unavailable. If a substitute candidate is designated, John D. Schiller, Jr. and Bruce W. Busmire (the management proxy holders) will vote your Common Shares for such substitute if they are instructed to do so by our Board of Directors or, if our Board of Directors does not do so, in accordance with their own best judgment.

9.  Who pays the expenses of proxy solicitation?

We will bear the entire cost of preparing, printing and soliciting proxies. We have retained the Laurel Hill Advisory Group, an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $5,500, plus reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our Common Shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies (without additional compensation) in person or by other means of communication.

10.  Can shareholders make proposals?

Our Board of Directors does not intend to bring any other matters before the 2015 Annual General Meeting and has not been informed that any other matters are to be presented by others. Our Bye-Laws contain several requirements that must be satisfied in order for any of our shareholders to bring a proposal before one of our annual general meetings, including a requirement of delivering proper advance notice to us. Shareholders are advised to review our Bye-Laws if they intend to present a proposal at any of our annual general meetings.

You may submit proposals for consideration at future shareholder meetings, including director nominations. Please read “Shareholder Proposals for 2016 Annual General Meeting” for information regarding the submission of shareholder proposals and director nominations for consideration at next year’s annual general meeting.

11.  How do I vote my Common Shares?

Record holders may vote their Common Shares in person at the 2015 Annual General Meeting or may give us or their designated representative their proxy. We recommend you vote by proxy even if you plan to attend the 2015 Annual General Meeting as you can always change your vote at the 2015 Annual General Meeting. If you have any questions, would like additional copies or need assistance voting your Common Shares, please contact the Laurel Hill Advisory Group, our proxy solicitor, by calling the toll-free number: (844) 261-8899.

Record holders may vote their Common Shares or submit a proxy to have their Common Shares voted by one of the following methods:

•	Internet. You may submit a proxy electronically on the Internet by following the instructions at the website listed on your proxy card. You will need the control number that appears on your proxy card to vote online. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on November 30, 2015.
•	Telephone. You may submit a proxy by telephone (from U.S. only) using the toll-free number listed on your proxy card. The telephone number is toll free, at no charge to our shareholders. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 7:00 p.m., Eastern Standard Time, on November 30, 2015. An agent will be available to answer questions from 8:00 a.m. through 8:00 p.m. (Eastern Standard Time), Monday through Friday.

•	Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the enclosed reply envelope.
•	In person. You may vote in person at the 2015 Annual General Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

12.  What if my Common Shares are held in someone else’s name?

If your Common Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the 2015 Annual General Meeting.

However, since you are not the shareholder of record (record holder), you may not vote these Common Shares in person at the 2015 Annual General Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the Common Shares.

If you hold your Common Shares in street name, you will receive instructions from your broker or other nominee describing how to vote your Common Shares. If you do not instruct your broker or nominee how to vote your Common Shares, they may vote your Common Shares as they decide as to each matter for which they have discretionary authority.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your Common Shares and the broker or other nominee indicates it does not have authority to vote such Common Shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Proposals 1 – 5 are not considered “routine” and, therefore, the Common Shares held by brokers will not be voted on those proposals without specific instruction from the beneficial holder of the Common Shares.

13.  What if I Change My Mind After I Give You My Proxy?

You may revoke your proxy at any time before your Common Shares are voted at the 2015 Annual General Meeting by the following methods:

•	voting at a later time by Internet or telephone;
•	providing us with a new proxy with a later date;
•	sending our Corporate Secretary a written notice of your desire to revoke your proxy; or
•	attending the 2015 Annual General Meeting in person and notifying the inspector of elections of your desire to revoke your proxy. However, your proxy will not automatically be revoked merely because you attend the 2015 Annual General Meeting.

If your Common Shares are held of record by an intermediary, you may submit new voting instructions by contacting your broker, bank or other nominee or you may vote in person at the 2015 Annual General Meeting if you obtain a legal proxy.

PRESENTATION OF FINANCIAL STATEMENTS

In accordance with Section 84 of the Companies Act 1981 of Bermuda, our audited consolidated financial statements for the year ended June 30, 2015 will be available for review before the 2015 Annual General Meeting. These statements have been approved by our Board of Directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the 2015 Annual General Meeting.

Our audited consolidated financial statements for the year ended June 30, 2015 have been provided to shareholders by inclusion in our 2015 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 (our “Form 10-K”) (without exhibits), mailed with the Notice of 2015 Annual General Meeting of Shareholders and this proxy statement, but such statements and our Form 10-K do not constitute part of the proxy solicitation materials. Our 2015 Annual Report and our Form 10-K, including amendments thereto, are both also available on our website at www.energyxxi.com.

PROPOSALS YOU MAY VOTE ON

PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS

Our full Board of Directors currently consists of eight directors divided into three classes, with Class I and Class II each having three directors and Class III having two directors. Mr. Paul Davison was a Class I director until his passing in early 2015. Mr. LaChance was originally appointed as a Class III director. However, following Mr. Davison’s passing, the Board of Directors determined to have Mr. LaChance reassigned as a Class I director and stand for election as a Class I director rather than a Class III director. The directors in each class serve a three-year term. The terms of each class expire at successive annual general meetings so that the shareholders elect one class of directors at each annual general meeting. Current Class I director Norman Louie is not standing for reelection to the Board of Directors. As a result, Mr. Louie’s term will expire at this annual meeting and the Board of Directors will be reduced to seven directors, with Class I having two directors, Class II having three directors and Class III having two directors.

The election of the Class I directors will take place at the 2015 Annual General Meeting. The Nomination Committee nominated Mr. Feinberg to stand for re-election as a Class I director, and nominated James LaChance to stand for election as a Class I director, each for a three-year term.

If elected, each of Messrs. Feinberg and LaChance will serve on our Board of Directors as Class I directors until our 2018 Annual General Meeting, or until their successors are duly elected and qualified or until their earlier resignation or removal in accordance with our Bye-Laws. If any of the nominees should become unable to accept election, the management proxy holders may vote for other person(s) selected by our Board of Directors or the named proxies. We expect each nominee for election as a director at the 2015 Annual General Meeting to be able to accept such nomination.

The process undertaken by the Nomination Committee in recommending qualified director candidates is described under “Board of Directors and Governance — Committees of Our Board of Directors —  Nomination Committee.” Certain general information about our directors and the individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below in each director’s biographical information under “Information About Directors.”

Vote Required for Approval

An affirmative vote of a majority of votes cast by our shareholders will be required for a nominee to be elected to our Board of Directors as Class I directors to serve until the 2018 Annual General Meeting or until their successors have been elected and qualified or until their earlier removal or resignation from our Board of Directors. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE CLASS I DIRECTOR NOMINEES,
HILL FEINBERG AND JAMES LACHANCE

PROPOSAL NO. 2:
APPROVAL OF THE FIRST AMENDMENT TO THE
ENERGY XXI SERVICES, LLC EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors is seeking shareholder approval of the First Amendment (the “First ESPP Amendment”) to the Energy XXI Services, LLC Employee Stock Purchase Plan (the “ESPP”), to (i) increase the number of Common Shares reserved for use under the ESPP by 1,500,000 from 1,000,000 Common Shares to 2,500,000 Common Shares and (ii) extend the term of the ESPP to December 31, 2024.

Our Board of Directors believes that the ESPP is an integral part of our overall compensation structure and further believes that the ESPP helps us to (i) align the interests of our employees and our shareholders and (ii) recruit and retain employees, which both contribute to our long-term growth strategies.

Background and Purpose of the Proposal

On September 9, 2008, our Board of Directors adopted the ESPP, which was approved by our shareholders at our 2008 Annual General Meeting on November 4, 2008. The ESPP became effective December 1, 2008.

The primary purpose of the First ESPP Amendment is to increase the number of Common Shares reserved for use under the ESPP by 1,500,000. On October 26, 2015, our Board of Directors adopted the First ESPP Amendment, subject to shareholder approval at the 2015 Annual General Meeting. If the First ESPP Amendment is not approved by shareholders, then the ESPP will continue in effect in its present form. If the First ESPP Amendment is approved, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional Common Shares available for issuance under the ESPP.

We believe that approval of the First ESPP Amendment will give us an adequate number of Common Shares under the ESPP to operate the ESPP for the next five years, however, this is simply an estimate used to determine the number of additional Common Shares requested under the First ESPP Amendment and future circumstances (including the rate at which employees participate in the ESPP and the price of our Common Shares) may impact the rate at which the Common Shares reserved are utilized and may result in the pool of Common Shares lasting a shorter or longer period of time. The closing market price of our Common Shares as of October 23, 2015 was $1.96 per share, as reported on NASDAQ.

As of October 23, 2015, the total number of our outstanding Common Shares was 94,967,121. The dilutive impact of the ESPP prior to the First ESPP Amendment (which is the number of Common Shares reserved for use under the ESPP, divided by the total number of Common Shares outstanding) is approximately 0.2%. If the First ESPP Amendment is approved, the potential dilution from issuances authorized under the ESPP will increase to approximately 1.7%. While we are aware of the potentially dilutive effect of maintaining an ESPP, the ESPP does require the payment of a per share purchase price (albeit discounted) and we also recognize the significant motivational and performance benefits that may be achieved from operating the ESPP.

A summary description of the material features of the ESPP, as amended to reflect the proposed First ESPP Amendment, is set forth below. The following summary does not purport to be a complete description of the ESPP and is qualified in its entirety by reference to (i) the ESPP, a copy of which is incorporated by reference to Exhibit 10.1 to our Form 8-K (File No. 001-33628) filed on November 5, 2008 and (ii) the First ESPP Amendment, which is attached as Appendix A of this Proxy Statement and incorporated by reference in its entirety.

Description of the Energy XXI Services, LLC Employee Stock Purchase Plan

The purpose of the ESPP is to provide our employees who participate in the ESPP with an opportunity to purchase Common Shares through payroll deductions. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration

Unless our Board of Directors appoints another committee, our Compensation Committee (the “Committee”) administers the ESPP. Subject to the terms and conditions of the ESPP, the Committee has the power from time to time to:

•	determine when and how rights to purchase Common Shares shall be granted and the provisions of each offering of such rights;
•	to construe and interpret the ESPP and rights granted under it, and to establish, amend and revoke rules and regulations for its administration;
•	to amend the ESPP; and
•	to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote our best interests.

All decisions, interpretations and determinations made by the Committee with respect to the ESPP are final, binding and conclusive on all parties.

Eligibility

All of our officers and employees and the officers and employees of each of the designated subsidiaries under the ESPP (other than those officers or employees owning five percent or more of Common Shares), subject to certain limitations imposed by Section 423(b) of the Code, are eligible to participate in the ESPP (an “Eligible Employee”). As of October 26, 2015, there were 261 Eligible Employees, including all of our Named Executive Officers.

Enrollment

As currently administered, the ESPP provides two separate six-month offering periods per year (each, an “Offering Period”), beginning on January 1 and July 1 (each, an “Enrollment Date”). The last day of an Offering Period is referred to as the “Purchase Date.” The terms and conditions applicable to each Offering Period shall be set forth in a document adopted by the Committee (the “Offering Document”). Eligible Employees are not required to participate in any Offering Period but may participate in any or all Offering Periods. Except as otherwise set forth in an Offering Document, an Eligible Employee may become a participant (“Participant”) in the ESPP for an Offering Period by delivering a participation agreement prior to the Enrollment Date for the Offering Period.

Except as provided otherwise for Participants on a leave of absence, a Participant may participate in the ESPP only by means of payroll deduction. Such payroll deductions may not be less than $10.00 per pay period and may not exceed either of the following: (i) 70% of the amount of eligible compensation from which the deduction is made, or (ii) an amount which would cause the Participant’s right to purchase common shares or common stock under all employee stock purchase plans (as defined in Section 423 of the Code) maintained by us and related companies to accrue at a rate which exceeds $25,000 of the fair market value of such shares or stock (determined at the time such purchase right is granted) for each calendar year in which such purchase right would be outstanding at any time. No change in payroll deductions other than complete discontinuance can be made during an Offering Period and, specifically, once an Offering Period has commenced, a Participant may not alter the rate of his or her payroll deductions for such offering. If approved by the Committee, a Participant may continue payroll deductions during a paid leave of absence.

Grant and Exercise of Rights; Purchase Price

Subject to certain limitations provided in the Offering Document or the ESPP, on the Enrollment Date of an applicable Offering Period, each Participant shall be granted a right to purchase a number of Common Shares equal to the quotient of (i) the aggregate payroll deductions authorized to be withheld by such Participant for such Offering Period, divided by (ii) the applicable purchase price of the Common Shares. The purchase price per Common Share under the ESPP is an amount designated by the Committee in the applicable Offering Document (which such purchase price shall not be less than eighty-five percent (85%) of the fair market value of a Common Share for the Enrollment Date or the Purchase Date, whichever is lower)

(the “Purchase Price”). The fair market value of a Common Share on an applicable date will be the last reported sale price by NASDAQ on such date.

Subject to certain limitations set forth in the ESPP, each Participant in the ESPP will be deemed to have exercise his or her right on each Purchase Date, to the extent that the balance then in the Participant’s account is sufficient to purchase, at the Purchase Price, the whole number of Common Shares subject to the right granted to such participant under the ESPP for such Offering Period. No fractional Common Shares shall be issued on the exercise of rights granted under the ESPP. The amount, if any, of accumulated payroll deductions remaining in each Participant’s account after the purchase of Common Shares on each Purchase Date shall be distributed in full to the Participant after such Purchase Date.

Withdrawal

A Participant may withdraw all but not less than all of the payroll deductions credited to the Participant’s account and not yet used to exercise the Participant’s rights under the ESPP at any time by giving written notice to us in a form acceptable to the Committee. Upon withdrawal, the entire amount of payroll deductions credited to a Participant’s account, if any, shall be paid to the Participant as soon as reasonably practicable after receipt of notice of withdrawal.

Termination of Employment

Upon a termination of employment other than due to death, the participation of a Participant in the ESPP shall automatically terminate and the Participant shall be refunded the amount of the balance of the Participant’s account under the ESPP. Upon a termination of employment due to death, a Participant’s personal representative shall have the right to elect either to (i) withdraw the amount of the balance in the Participant’s account as of the date of termination or (ii) exercise such Participant’s right to purchase common Shares on the applicable Purchase Date of the Offering Period during which the termination occurred.

Transferability

Each right granted under the ESPP will be assignable or transferable only by will or by the laws of descent and distribution and will be exercisable during the Participant’s lifetime only by the Participant.

Anti-Dilution

Whenever any change is made in the Common Shares, by reason of any stock dividend or by reason of subdivision, stock split, reverse stock split, combination or exchange of shares, recapitalization, reorganization, reclassification of shares, or other similar corporate event affecting the Common Shares, appropriate action will be taken by our Board of Directors to make such proportionate adjustments, if any, as our Board of Directors in its discretion may deem appropriate to reflect such change with respect to (i) the aggregate number and type of Common Shares (or other securities or property) that may be issued under the ESPP, (ii) the classes and number of Common Shares and price of Common Shares subject to outstanding rights and (iii) the Purchase Price with respect to any outstanding rights.

Amendment and Termination of the ESPP

Our Board of Directors, in its discretion, may amend, suspend or terminate the ESPP at any time and from time to time; provided, however, that approval by our shareholders entitled to vote shall be required to amend the ESPP to (i) change the aggregate number of Common Shares that may be sold pursuant to rights granted under the ESPP (other than any adjustment pursuant to the anti-dilution provisions of the ESPP described above), (ii) materially increase the benefits accruing to Participants under the ESPP, (iii) change the class of individuals who may be granted rights under the ESPP, (d) extend the term of the ESPP and (e) change the ESPP in any manner that would cause the ESPP to no longer qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. No termination, amendment or modification may make any change in any right theretofore granted which adversely affects the rights of any participant without the consent of such Participant; provided that an Offering Period may be terminated, amended or modified by the Committee if the Committee determines it is in our best interests and the interests of our shareholders.

The ESPP shall be in effect until December 31, 2024, unless sooner terminated pursuant to the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following summary of certain U.S. federal income tax considerations to us and Participants with respect to the grant and exercise of rights to purchase Common Shares under the ESPP does not purport to be a complete statement of the law in this area and reference should be made to the applicable provisions of the Code. This summary does not address the tax considerations under foreign, state and local, estate and gift tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact income tax treatment of transactions under the ESPP will depend upon the specific circumstances of the Participant, and Participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of options and the disposition of any acquired Common Shares.

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. If certain employment requirements are satisfied, an employee who is granted a right, or “option,” to purchase stock under a plan meeting the requirements of Section 423 of the Code will not be subject to federal income tax, and we will not be entitled to any deduction, on either the grant or the exercise of such right.

If Common Shares acquired under the ESPP are sold more than two years after the first day of the purchase period pursuant to which the Common Shares were purchased, no taxable income results if the proceeds of the sale are equal to or less than the price paid for the Common Shares. If the proceeds of the sale are higher than the purchase price, the Participant will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) the amount by which the purchase price was discounted below the fair market value of the Common Shares on the first day of the purchase period pursuant to which the Common Shares were purchased or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the Participant may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee’s basis in the Common Shares (i.e., the Participant’s purchase price plus the amount taxed to the Participant as ordinary income). The Participant will receive long-term capital gain or loss treatment if he or she has held the shares for at least 12 months. No deduction is allowed to be taken by us.

If Common Shares acquired under the ESPP are sold within two years of the first day of the purchase period pursuant to which the Common Shares were purchased, the Participant will recognize ordinary income equal to the difference between the fair market value of the Common Shares on the exercise date and the Participant’s purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of Common Shares or the Common Shares were sold at a loss. Long-term or short-term (depending on the holding period for the Common Shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the Participant’s basis in the Common Shares. The amount reportable as ordinary income from a sale made within two years of the first day of the purchase period pursuant to which the Common Shares were purchased will generally be allowed as a tax deduction by us.

New Plan Benefits Table

Our non-employee directors are not eligible to participate in the ESPP. Mr. Menown has elected to contribute $21,250 to the ESPP for the current offering period and is our only executive officer currently participating in the plan. Participants in the ESPP have elected to contribute an aggregate amount of $403,074 for the current offering period.

If the First ESPP Amendment is not approved, based upon current estimates, the ESPP may not have sufficient shares to fully satisfy all Participants’ elections pursuant to the plan. In such case, the number of shares purchasable by each Participant for the current offering period would be reduced on a pro rata basis based upon the amount of their election under the ESPP. The ultimate amount reduced will vary based upon the number of Participants, their individual elections and price of our common stock at the end of the offering period and thus cannot be determined.

In addition, because the amount of contributions to be set aside to purchase shares of common stock under the ESPP, subject to the limitations therein, is within the discretion of each Participant, it is not possible to determine the future benefits or amounts that will be received by or allocated to employees. Thus, a New ESPP Benefits Table cannot be provided at this time.

Vote Required for Approval

Approval of the First ESPP Amendment requires an affirmative vote of a majority of votes cast by the holders of our Common Shares. Accordingly, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE FIRST ESPP
AMENDMENT TO THE ENERGY XXI SERVICES, LLC EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 3:
APPROVAL OF THE FIRST AMENDMENT TO THE
ENERGY XXI SERVICES, LLC AMENDED AND RESTATED 2006
LONG-TERM INCENTIVE PLAN

Our Board of Directors has adopted and is seeking shareholder approval of the First Amendment (the “First LTIP Amendment”) to the Energy XXI Services, LLC 2006 Amended and Restated Long-Term Incentive Plan (the “LTIP”). The primary purpose of the First LTIP Amendment is to increase the number of Common Shares that may be issued under the LTIP by 5,000,000 Common Shares. Our Board of Directors recommends this action in order to enable us to continue to provide incentives to attract and retain talented personnel, especially in the event of anticipated future growth, and to encourage those individuals to devote their best efforts to advancing our business.

Background and Purpose of the Proposal

The LTIP is an equity-based compensation plan intended to provide incentives to, and to attract, motivate and retain the highest qualified employees, non-employee directors and other third-party service providers. The LTIP enables our Board of Directors to provide equity-based incentives through awards of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock or performance-based awards. The LTIP is sponsored by Energy XXI Services, LLC, our wholly owned Delaware subsidiary, through which employment and consultancy and other advisory services are provided to us. However, the LTIP provides for awards to be made on the basis of Common Shares and for our Board of Directors to oversee the administration of the plan.

The primary purpose of the First LTIP Amendment is to increase the number of Common Shares reserved and available for issuance under the LTIP from 3,800,000 shares to 8,800,000 shares. The LTIP, as currently in effect, requires our Board of Directors to obtain shareholder approval to increase the aggregate number of shares that may be issued under the LTIP (other than pursuant to the adjustment provisions contained in the LTIP). Our Board of Directors unanimously acted to amend the LTIP to increase the number of Common Shares available thereunder on October 26, 2015, subject to shareholder approval at the 2015 Annual General Meeting. If the First LTIP Amendment is not approved by shareholders at the 2015 Annual General Meeting, then the LTIP will continue in effect in its present form. If the First LTIP Amendment is approved at the 2015 Annual General Meeting, it will become effective as of December 1, 2015, and we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional Common Shares available for issuance under the LTIP.

We have historically granted time-based and performance-based restricted stock units that provide for settlement in the form of cash or shares at the election of our Compensation Committee. Traditionally, we have settled the majority of outstanding awards in cash. Due to certain features of our outstanding awards and decline in our stock price (caused primarily by the drop in the price of crude oil), we no longer have sufficient shares to provide for the settlement of our current and projected future awards in shares.

We believe that approval of the First LTIP Amendment will give us the flexibility to make share-based awards and other awards permitted under the LTIP and to settle those awards in Common Shares as determined appropriate by the Compensation Committee. As described in greater detail below, the number of Common Shares required to settle outstanding awards under the LTIP can vary (1) due to the various performance criteria associated with the awards (including relative total shareholder return criteria with respect to awards granted in 2014) and (2) the existence of a $5 minimum value on awards granted in 2013 which requires more than one Common Share to settle each performance unit when our stock price is less than $5 and potentially less than one Common Share to settle each performance unit when our stock price is more than $5. With respect to performance awards granted in 2013, achievement of the performance criteria associated with the awards and settlement in excess of $0 would require that our stock price increase considerably over that $5 threshold. However, the performance criteria for those 2013 performance awards could be deemed to be met if certain qualifying terminations of employment occur prior to June 30, 2016, including terminations without cause or voluntary termination with good reason. The future price of our Common Shares, award levels and compensation offered by our competitors, and our hiring activity over the next few years, will each have an impact on the number of Common Shares needed to settle outstanding and future awards under the LTIP.

As of October 23, 2015 we had 1,164,339 shares available for issuance under the plan. Under the terms of our existing awards outstanding as of this date and assuming a stock price of $1.96 (the closing price of our common stock on the NASDAQ as of October 23, 2015, that maximum number of shares potentially payable pursuant to the LTIP could be 8,105,631 (or pay the equivalent amount in cash). However, more than 80% of these outstanding shares relate to performance awards granted in July 2013 and, as of October 23, 2015, fiscal year 2016 equity awards had not been granted. Absent the occurrence of certain qualifying terminations of employees resulting in the settlement of those 2013 awards, for those awards to become earned the average closing price of our stock over the last twenty business days of June 2016 must be at least $28.36. Significant share price appreciation from current levels would be required for the performance-based 2013 awards to be settled; nevertheless, during fiscal year 2016 we estimate that (after the grant of currently estimated fiscal year 2016 equity awards, and assuming a stock price of $1.96) 1,182,867 shares will be needed to cover awards likely to be earned by June 30, 2016. If settled in Common Shares, these awards will require nearly the entirety of the remaining shares under the LTIP. Further, the number of Common Shares potentially issuable during and immediately following the current fiscal year does not include the estimated aggregate award of 2,191,479 three-year “TSR Outperformance Shares” (described in greater detail at page 59 below, which at maximum performance would require stock price appreciation to $12 per share, could require up to 6,574,437 Common Shares).

Given the performance-based nature of many of these awards, and the existence of acceleration provisions upon certain termination events, estimating the actual number of shares or amount of cash that would become issuable or payable, respectively, pursuant to our existing awards is difficult but will likely be substantially smaller than the maximum amount reflected above. However, the number of shares issuable is still likely to exceed the number of shares currently issuable pursuant to the LTIP and, thus, the company would become obligated to settle such awards in cash.

In addition to increasing the number of Common Shares that may be issued under the LTIP by 5,000,000 Common Shares, the First LTIP Amendment also (i) provides that the application of the individual award limits under the LTIP required by section 162(m) of the Code applies only to compensation intended to constitute performance-based compensation under section 162(m) of the Code and increases the per individual award limit on certain stock-based awards to 3,000,000 Common Shares (from 1,000,000 Common Shares) per calendar year, (ii) extends the term of the LTIP to December 31, 2024, (iii) adds a default definition of “Good Reason” (as defined below) to the LTIP which applies to all employees and service providers other than employees and service providers who have an agreement that includes such a definition (or similar term or concept), (iv) increases the maximum aggregate number of Common Shares that may be issued as incentive stock options to 8,800,000 Common Shares (from 3,800,000 Common Shares) and (v) provides for “double trigger” accelerated vesting of an award in the event of the participant’s termination without cause or for Good Reason within 24 months following a change in control.

As of October 23, 2015, the total number of our outstanding Common Shares was 94,967,121. Our current dilution (which is the number of Common Shares available for grant under the LTIP, divided by the total number of Common Shares outstanding) is approximately 1.2%. If the First LTIP Amendment is approved, the potential dilution from issuances authorized under the LTIP will increase to approximately 6.5%. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.

Description of the Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan

A summary description of the material features of the LTIP, as amended to reflect the proposed First LTIP Amendment, is set forth below. The following summary does not purport to be a complete description of all the provisions of the LTIP and is qualified in its entirety by reference to (i) the Plan, a copy of which is incorporated by reference to Exhibit 10.1 to our Form S-8 (File No. 333-163736) filed on December 15, 2009 and (ii) the First LTIP Amendment, which is attached as Appendix B to this proxy statement and incorporated by reference in its entirety.

Common Shares Subject to the LTIP

Under the LTIP, we currently are authorized to issue up to an aggregate of 3,800,000 Common Shares with respect to any awards granted under the LTIP.

Common Shares subject to any award under the LTIP that are forfeited, cancelled or expire, in whole or in part, may again be awarded pursuant to the provisions of the LTIP.

Administration

Our LTIP provides that it is to be administered by our Compensation Committee to consist of not less than two independent members of our Board of Directors who qualify as “non-employee directors” (as such term is defined in Rule 16b-3 under the Exchange Act). The LTIP also provides that any awards to Covered Employees (defined below) are to be administered by a “committee” of solely two or more outside directors (as described in Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)).

Our Compensation Committee has the authority to make, prior to the expiration date of the LTIP, awards under the LTIP and to interpret and make such rules under the LTIP as it deems necessary or advisable for the proper administration of the LTIP. Our Compensation Committee may consider any factors it deems relevant in selecting the persons to receive awards and in determining the type and size of the awards. Subject to Rule 16b-3 of the Exchange Act and Section 162(m) of the Code, the Compensation Committee may delegate its authority under the LTIP to specified officers and other employees.

Types of Awards

Our LTIP provides for grants of:

•	stock options not intended to qualify under Section 422 of the Code (“nonqualified stock options”);
•	incentive stock options intended to qualify under Section 422 of the Code (“incentive stock options”);
•	SARs;
•	restricted stock;
•	restricted stock units; and
•	performance and other stock awards.

To date, we have only granted awards of restricted stock, restricted stock units, performance units and incentive stock options. The LTIP is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Stock Options.  Our LTIP authorizes grants of incentive stock options and nonqualified stock options. Options granted under the LTIP entitle the grantee, upon exercise, to purchase a specified number of Common Shares from us at a specified exercise price per share. The Compensation Committee will determine the period of time during which an option may be exercised, as well as any vesting schedule, except that no option may be exercised more than ten years after the date of grant (five years in the case of an incentive stock option granted to a 10% shareholder). The exercise price for Common Shares covered by a stock option cannot be less than the fair market value of the underlying Common Shares on the date of grant (110% of such fair market value in the event of an incentive stock option to a 10% shareholder). No more than 8,800,000 incentive stock options may be issued under the terms of the LTIP.

Our LTIP permits the following forms of payment of the exercise price of stock options:

•	by cash or check;
•	with the consent of the Compensation Committee, by tendering to us Common Shares owned by the participant for more than six months having a fair market value as of the date of exercise that does not exceed the full exercise price for the Common Shares with respect to which the stock option is being exercised and by paying the remaining amount of the exercise price by cash or check;
•	subject to such instructions as the Compensation Committee may specify, by “cashless exercise” through a broker; or
•	with the consent of the Compensation Committee, by net issue exercise, pursuant to which we will issue a number of Common Shares as to which the option is exercised, less a number of shares with a value equal to the exercise price.

As of the date of this proxy statement, we have granted 150,000 stock options under our LTIP.

SARs.  A stock appreciation right, or SAR, is an award entitling the holder upon exercise to receive an amount equal to the appreciation, from and after the date of grant, in the fair market value of Common Shares. Upon exercise of SARs under our LTIP, we may make the required distribution of value in cash or in Common Shares, or a combination thereof, as determined by the Compensation Committee. SARs may be issued in tandem with options or as stand-alone rights. We may grant SARs only at an exercise price that is equal to or greater than the fair market value of our Common Shares on the date of grant.

As of the date of this proxy statement, we have not granted any SARs under our LTIP.

Restricted Stock.  Our LTIP also authorizes the grant of restricted stock awards on terms and conditions established by our Compensation Committee, which may also include performance conditions. Such awards generally include the designation of a restriction period during which the Common Shares that are the subject of such award are not transferable and are subject to forfeiture. During the restriction period, we retain a right to repurchase all or part of such Common Shares from the participant at the price paid for such Common Shares or other stated formula or price in the event that the conditions specified in the applicable award are not satisfied. Unless otherwise provided in an award agreement, a holder of restricted stock will have all the rights of a shareholder, including the right to vote and to receive dividends and other distributions.

Restricted Stock Units.  Restricted stock unit awards entitle recipients to receive Common Shares or a cash amount, at the our option, equal to the fair market value of the number of Common Shares subject to such award, in the future. We do not issue any Common Shares at the time of grant. Rather, we promise to complete the issuance of Common Shares to the recipient or make payment of the applicable cash amount promptly after the award vests. The Compensation Committee establishes the terms and conditions relating to the vesting of restricted stock unit awards. Generally, the requirements with respect to restriction periods for restricted stock unit awards are the same as those for restricted stock awards. There is no limit to the number of restricted stock units that can be issued under the LTIP and settled in cash.

Performance Grants.  The Compensation Committee may designate that certain awards granted under the LTIP constitute “performance awards” and may make performance grants that are intended to comply with Section 162(m) of the Code. Each performance grant will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions. One or more of the following business criteria shall be used by the Compensation Committee in establishing performance goals: earnings per share, increase in revenues, increase in cash flow, increase in cash flow return, increase in cash flow from operations, return on net assets, return on assets, return on investment, return on capital, return on equity, economic value added, gross margin, operating margin, contribution margin, net income, net income per share, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees and extraordinary or special items, operating income, total stock holder return, net debt reduction, market share, change in the fair market value (as defined in the LTIP) of the Common Shares (with or without dividends), reserve additions, reserve replacement ratio, production volumes, finding and development costs, G&A expense, or any of the above goals determined on an absolute, relative or BOE basis, as applicable, or as compared to the performance of a published or special index deemed applicable by the Compensation Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies.

The Compensation Committee will make all determinations regarding the achievement of performance goals. Actual payments to a participant under a performance grant will be calculated by applying the achievement of performance criteria to the performance goal. Our performance grants are payable in cash, Common Shares or a combination of cash and Common Shares.

Other Stock Awards.  The Compensation Committee is authorized under the LTIP to grant Common Shares as a bonus (“Bonus Stock”). Our LTIP also entitles our Compensation Committee to make any other stock-based or performance-based awards subject to terms and conditions as such committee may determine. Such awards would consist of a right that is not an award as otherwise specifically described under our LTIP and is denominated or payable in, valued in whole, in part by reference to, or otherwise based on or related to, our Common Shares or cash. The Compensation Committee may also grant dividend equivalents, which entitle a participant to receive cash, Common Shares, other awards, or other property equal in value to dividends paid with respect to a specified number of Common Shares, either as a free-standing award or in connection with another award under the LTIP.

Eligibility to Receive Awards

Our employees, non-employee directors and other individuals and entities that render consulting or advisory services to us or any of our affiliates are eligible to be granted awards under our LTIP. As of October 1, 2015, 261 employees, seven non-employee directors, and no additional service providers were eligible to receive awards. Currently, the maximum number of Common Shares with respect to which awards may be granted under the LTIP may not exceed 3,800,000, however, if the First LTIP Amendment is approved, the maximum number of Common Shares available under the LTIP will be increased to 8,800,000.

The granting of awards under our LTIP is discretionary, and we cannot now determine the number or type of awards to be granted in the future to any particular person or group. Such awards will be granted at the discretion of our Compensation Committee. As of October 23, 2015, we have one employee director and seven non-employee directors, each of whom may receive awards at the discretion of our Compensation Committee under our LTIP.

Annual Limitation on Awards

Stock-based awards intended to constitute performance-based compensation subject to section 162(m) of the Code (other than awards that may only be settled in cash) may not be granted to any person under the LTIP in any calendar year relating to more than 3,000,000 Common Shares. Awards intended to constitute performance-based compensation subject to section 162(m) of the Code that may only be settled in cash, together with awards that are not based on a number of Common Shares, may not be granted to any person under the LTIP in any calendar year having a value determined on the date of grant in excess of $3,000,000.

Duration, Amendment and Termination

Our Board of Directors retains the full authority under the LTIP and applicable law to amend, suspend or terminate at any time, provided that, unless earlier terminated, the LTIP will terminate on December 31, 2024. Notwithstanding the foregoing, our Board of Directors may not amend, suspend or terminate the LTIP in a manner that would have the effect of terminating an award or otherwise adversely affecting an award holder’s rights in any material respect relating to an award without the consent of any such holder of such an award. Furthermore, any amendment that would constitute a “material revision” of the LTIP requiring shareholder approval under the rules of the applicable exchange on which the Common Shares are listed (such as, for example, the current proposal of increasing the number of available Common Shares under the LTIP) shall be subject to the approval of the our shareholders. The Compensation Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any award theretofore granted and any award agreement relating thereto, except as otherwise provided in the LTIP, except that, without the consent of an affected participant, no such committee action may materially adversely affect the rights of such participant under such award. Subject to the LTIP’s adjustment provisions, no option or SAR may be repriced or exchanged for cash, other awards or other options or SARs with a reduced exercise price without approval of the our shareholders.

If the number of Common Shares underlying an award is reduced for any reason or any award under the LTIP is forfeited, expires, is canceled or otherwise can no longer be exercised or paid, then the number of Common Shares no longer subject to such award shall again be available for new awards under the LTIP (subject to legal limitations that may apply to the type of such applicable award). Common Shares covered under an award that may be satisfied either by the issuance of Common Shares or by cash are counted against the number of Common Shares available for future awards under the LTIP only during the period that the award is outstanding and to the extent the award is ultimately satisfied by the issuance of Common Shares. Common Shares tendered to purchase Common Shares upon the exercise of any award (a “cashless exercise”) or to satisfy tax withholding obligations are not added back to the number of Common Shares available for future awards under the LTIP.

Adjustments

The number of Common Shares or class of securities subject to any award, and the price of shares subject to an award, is subject to ratable adjustment by our Compensation Committee (whose determination will be final and binding) generally in the event the Common Shares are subdivided, consolidated, split-up, spun-off, reclassified, recapitalized or changed into or exchanged for a different number or kind of shares or other securities by reason of merger, consolidation, recapitalization, reclassification, reverse stock split, stock split, stock dividend, combination of shares or other similar action. In addition, the Compensation Committee has the discretion to make appropriate adjustments to outstanding awards upon the occurrence of a change in control, including the authority to cancel outstanding options in exchange for cash consideration.

Double Trigger Vesting

Except as otherwise provided for in an employment agreement or applicable award agreement, in the event of a change in control, the vesting and lapse of forfeiture restrictions on an award will be accelerated upon the date that a participant’s service relationship with us or an affiliate is terminated by us or the affiliate without cause or by the participant for Good Reason, provided that such termination date occurs within 24 months following the date of the change in control. Under the LTIP, “Good Reason” has the definition set forth in a participant’s employment agreement or agreement for services, or in the absence of such a definition, is generally defined as (i) the assignment of any duties that materially adversely alter the nature or status of the participant’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the participant’s position, duties or authorities, (ii) the material diminution of the participant’s base salary or rate of pay (other than any reduction that impacts officers or executive officers generally), or (iii) the relocation of the participant’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area (other than required business travel).

Transferability

Transfers of awards under our LTIP are limited to transfers by will or by the laws of descent and distribution and those pursuant to a domestic relations order. With the consent of the Compensation Committee, options and SARs may be transferred to one or more immediate family members or related family trusts or similar entities for estate planning purposes. Notwithstanding the foregoing, incentive stock options may only be transferred by will or the laws of descent and distribution.

U.S. Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences to participants arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the LTIP may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of Common Shares on the date of grant, SARs payable in cash, restricted stock units, and certain other wards that may be granted pursuant to the LTIP, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

Options and SARs.  Participants will not realize taxable income upon the grant of an option or an SAR. Upon the exercise of a nonqualified stock option or an SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the Common Shares received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any Common Shares received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such Common Shares on the date of exercise. Subject to the discussion under “—Tax Consequences to the Company” below, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the

Common Shares acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the Common Shares after the exercise date is treated as long- or short-term capital gain (or loss) for U.S. federal income tax purposes, depending on the holding period. The Common Shares must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive option under Section 422 of the Code (an “Incentive Option”) will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a participant will not recognize taxable income, although the excess of the fair market value of the Common Shares received upon exercise of the Incentive Option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

We will generally not be entitled to any U.S. federal income tax deduction upon the grant or exercise of an Incentive Option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “— Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held Common Shares (other than ISO Shares that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an Incentive Option, no additional gain will be recognized on the transfer of such previously held Common Shares in satisfaction of the nonqualified stock option or Incentive Option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of Common Shares received upon exercise which equals the number of previously held Common Shares surrendered in satisfaction of the nonqualified stock option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held Common Shares surrendered in satisfaction of the nonqualified stock option or Incentive Option exercise price. Any additional Common Shares received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The LTIP generally prohibits the transfer of awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the LTIP allows the Compensation Committee to permit the transfer of awards (other than Incentive Options), in its discretion. For income and gift tax purposes, certain transfers of nonqualified stock options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal

Revenue Service has informally indicated that after a transfer of Options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the Options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the Common Shares, the potential for future appreciation or depreciation of the Common Shares, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2015, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Cash Awards, Restricted Stock Units, Restricted Stock and Bonus Stock Awards.   A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or Common Shares in settlement of the restricted stock unit, as applicable, in an amount equal to the cash or the fair market value of the Common Shares received.

A recipient of Restricted Stock or a Bonus Stock award generally will be subject to tax at ordinary income tax rates on the fair market value of the Common Shares when received, reduced by any amount paid by the recipient; however, if the Common Shares are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the Common Shares (i) when the Common Shares first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the Common Shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited Common Shares. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the Common Shares received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those Common Shares will commence on the later of the date the Common Shares are received or the restrictions lapse. Subject to the discussion below under “—Tax Consequences to the Company,” we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation.  In order for the amounts described above to be deductible by us (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments.  Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Performance-Based Compensation.  Our ability (or the ability of one of our subsidiaries) to obtain a deduction for amounts paid under the LTIP could be limited by Section 162(m). Section 162(m) limits our ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a covered employee, as described in Section 162(m) of the Code and applicable rules, regulations and guidance issued thereunder as well as any individual designated by the Compensation Committee, at the time of grant of an award, who is likely to be a covered employee (a “Covered Employee”), in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the award must be based on the satisfaction of one or more performance goals selected by the Compensation Committee and certain other requirements must be met, including shareholder approval requirements. Although the LTIP has been drafted to satisfy the requirements for the “performance-based compensation” exception, we may determine that it is in our best interests not to satisfy the requirements for the exception in certain situations.

Section 409A and 457A of the Code.  Awards under the LTIP are intended to be designed, granted and administered in a manner that is either exempt from the application of or complies with the requirements of Section 409A and 457A of the Code in an effort to avoid the imposition of any additional taxes and/or penalties. To the extent that an Award under the LTIP fails to comply with Section 409A or Section 457A of the Code, such Award will to the extent possible be modified to comply with such requirements.

New Plan Benefits

The awards, if any, that will be made to eligible individuals under the LTIP are subject to the discretion of the Compensation Committee, therefore, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future. Therefore, the New Plan Benefits Table is not provided.

Previously Awarded Options

The following table sets forth, for the named executive officers and certain other groups, all Common Shares underlying outstanding options previously awarded under the plan. No associate of any of the directors, named executive officers or nominees set forth below holds or has held options to purchase our Common Shares. No former named executive officers hold options to purchase our Common Shares.

Name and Principal Position	Number of Common Shares Issued or Underlying Options
John D. Schiller, Jr. President & CEO	150,000
Bruce W. Busmire Chief Financial Officer	—
D. West Griffin Former Chief Financial Officer	—
Hugh Menown Executive Vice President, Chief Accounting Officer	—
Antonio de Pinho Chief Operating Officer	—

Name and Principal Position	Number of Common Shares Issued or Underlying Options
All other executives as a group	—
Non-executive director group	—
Non-executive officer employee group	—
Total	150,000

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth the following information about our Common Shares that may be issued under our existing equity compensation plan as of June 30, 2015.

	(a)	(b)	(c)
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by shareholders(1)	150,000	$17.50	1,164,339	(2)
Equity compensation plans not approved by shareholders(3)	166,475	$1.84	77,662
Total	316,475	$9.26	1,242,001	(2)

(1)	Consists of the 2006 Long-Term Incentive Plan (with 3,800,000 Common Shares registered for issuance, approved at the 2009 Annual General Meeting) and the Employee Stock Purchase Plan (with 1,000,000 Common Shares registered for issuance, approved at the 2008 Annual General Meeting). Does not reflect any of the additional Common Shares that shareholders are being asked to approve at this Annual Meeting.
(2)	Assumes that no restricted stock units (“RSUs”) or performance units will be settled in Common Shares.
(3)	Consists of our 2008 Purchase Plan adopted by our Board of Directors effective July 1, 2008, with 1,590,000 Common Shares registered for issuance.

Vote Required for Approval

Approval of the First LTIP Amendment requires an affirmative vote of a majority of votes cast by the holders of our Common Shares. Accordingly, abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” APPROVAL OF THE AMENDMENT TO OUR LTIP.

PROPOSAL NO. 4:
NON-BINDING ADVISORY VOTE TO APPROVE OUR NAMED
EXECUTIVE OFFICERS’ COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), promulgated thereunder, requires that we provide shareholders with the opportunity to vote to approve, on a non-binding advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific compensation arrangement or amount, but rather the overall compensation of our named executive officers and our compensation philosophy and practices as disclosed under the “Executive Compensation” section of this proxy statement. This disclosure includes the Compensation Discussion and Analysis and compensation tables and narrative discussion following such compensation tables.

At the 2011 Annual General Meeting of Shareholders, our shareholders voted to hold non-binding advisory votes on executive compensation every three years. Pursuant to that schedule, our shareholders voted on executive compensation at the 2014 Annual General Meeting of Shareholders. At the 2014 Annual General Meeting of Shareholders, approximately 26% of votes cast (excluding broker non-votes and abstentions) were cast in favor of the compensation of our named executive officers. After reviewing the results of this vote, the Compensation Committee undertook a critical review of executive compensation programs to better understand how we could improve those programs, including how our executive compensation programs could be modified to better align the compensation of our named executive officers with the interests of shareholders. As a direct result of the comprehensive review, the Compensation Committee elected to substantially modify our long-term incentive program, as described in more detail in the section titled “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentives — Changes for Fiscal Year 2016”. We believe that these changes address the concerns voiced by shareholders following the 2014 Annual General Meeting of Shareholders and will reinforce the link between named executive officer incentives and shareholder interests and ensure that named executive officer compensation is conditioned on meaningful improvement in our performance.

As part of the comprehensive review of our executive compensation programs, we determined that it would be in the best interests of our shareholders to hold a non-binding advisory vote on the compensation of our named executive officers at the 2015 Annual General Meeting of Shareholders, even though such vote is not required until the 2017 Annual General Meeting of Shareholders pursuant to the schedule previously determined by our shareholders. We believe that voluntarily holding a non-binding advisory vote on executive compensation early will allow our shareholders a meaningful opportunity to provide feedback on the improvements made to our executive compensation programs since the 2014 Annual General Meeting of Shareholders. As a result, in Proposal No. 5, we are also voluntarily giving our shareholders the opportunity to modify the frequency at which we seek future advisory votes on our named executive officers’ compensation and recommending that our shareholders vote to seek future advisory votes every year.

We understand that our executive compensation practices are important to our shareholders. Our core executive compensation philosophy continues to be based on pay for performance, and we believe that our executive compensation program is strongly aligned with the long-term interests of our shareholders and is worthy of shareholder support, particularly following improvements made since the 2014 Annual General Meeting. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement, including our Compensation Discussion and Analysis (including the Executive Summary), the compensation tables and the narrative discussion following the compensation tables regarding our executive compensation program.

As an advisory vote, this proposal is not binding on us or our Board of Directors. However, the Compensation Committee, which is responsible for structuring and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for named executive officers as it did following the outcome of the vote at the 2014 Annual General Meeting of Shareholders.

Shareholders are asked to vote on the following resolution:

RESOLVED, that the shareholders of Energy XXI Ltd (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K of the rules of the SEC.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of votes cast by the holders of our Common Shares. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL,
ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICERS’
COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 5:
NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY
VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act, and Section 14A of the Exchange Act promulgated thereunder, provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, as to their preference on how frequently we should seek future advisory votes on our named executive officers’ compensation. Accordingly, we are asking our shareholders to indicate whether they would prefer an advisory vote on the compensation of our named executive officers to occur every one, two or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

We are voluntarily giving our shareholders the opportunity to modify the frequency at which we seek future advisory votes on our named executive officers’ compensation at an earlier time than is required under the Dodd-Frank Act and Section 14A of the Exchange Act. At the 2011 Annual General Meeting of Shareholders, our shareholders voted to hold non-binding advisory votes on executive compensation every three years. However, we believe it is important for our shareholders to have the opportunity to provide input on our executive compensation programs more regularly. As a result, our Board of Directors recommends that we hold an advisory vote on the compensation of our named executive officers every year. In formulating its recommendation, our Board of Directors considered that our compensation program supports long-term growth in shareholder value. An annual advisory vote on executive compensation is more consistent with the long-term orientation of our business and compensation strategy, as discussed in the Compensation Discussion and Analysis section of this proxy statement. Additionally, holding an advisory vote every year will give our shareholders an annual opportunity to evaluate the effectiveness of key components to our compensation program and better provide us with input on our compensation philosophy, policies and practices. Further, we believe that determining whether executive compensation has been properly calibrated to our performance is best viewed over an annual performance period.

Shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation program are designed to operate in an integrated manner and to complement one another, in many cases it may not be feasible to change our executive compensation program in consideration of any year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders. Nevertheless, our Board of Directors and the Compensation Committee will fully consider the views of our shareholders, review all appropriate alternatives to any compensation program disfavored by shareholders and implement modifications and improvements as soon as practicable thereafter.

Although the vote on the frequency of advisory votes on executive compensation is non-binding, our Board of Directors and the Compensation Committee each value the opinions of our shareholders and recognize the importance of receiving regular input from our shareholders on important issues such as executive compensation.

Vote Required for Approval

The proxy card provides four options in connection with this proposal (holding the vote every one, two or three years, or abstaining). Shareholders will not be voting to approve or disapprove the recommendation of our Board of Directors. Because this advisory vote has three possible substantive responses (every one year, every two years, or every three years), we will consider shareholders to have “approved” the frequency selected by a plurality of the votes cast. Abstentions and broker non-votes will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY
VOTE ON EXECUTIVE COMPENSATION EVERY YEAR.

PROPOSAL NO. 6:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM AND AUDITORS’ REMUNERATION

General

Our Audit Committee has selected BDO USA, LLP (successor to UHY LLP) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending June 30, 2016, and our Board of Directors asks that the shareholders approve the appointment of BDO USA, LLP as the independent registered public accounting firm for such year and authorize our Audit Committee to determine the auditors’ remuneration. If the shareholders do not approve the appointment of BDO USA, LLP, the adverse vote will be considered as a direction to the Audit Committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the recommended appointment for the fiscal year ended June 30, 2016 will be permitted to stand by our Board of Directors unless the Audit Committee finds other reasons for making a change.

While the Audit Committee is responsible for the remuneration, retention and oversight of our independent registered public accounting firm, our Audit Committee and our Board of Directors are requesting that the shareholders approve the appointment of BDO USA, LLP as our independent registered public accounting firm and authorize our Audit Committee to determine the auditors’ remuneration for fiscal year ending June 30, 2016 as required by Bermuda law and as a matter of good corporate practice. All services to be rendered by our independent registered public accounting firm are subject to pre-approval and review by our Audit Committee.

Although UHY LLP has audited our financial statements since our inception on July 25, 2005 of the Houston practice group of UHY LLP was acquired by BDO USA, LLP in December of 2014, and as a result BDO USA, LLP became our independent registered public accounting firm at that time. The Audit Committee selected UHY LLP (now BDO USA, LLP) to act as our independent registered public accounting firm because the Audit Committee believes UHY LLP (now BDO USA, LLP) has significant resources and expertise in the oil and gas industry. UHY LLP and BDO USA, LLP have represented to us that they are independent with respect to our company within the meaning of the published rules and regulations of the SEC previously defined.

A representative from BDO USA, LLP will be present at the 2015 Annual General Meeting, will have an opportunity to make a statement, if he desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

An affirmative vote of a majority of votes cast by the holders of our Common Shares is required for the approval of the appointment of BDO USA, LLP as our independent registered public accounting firm and to authorize our Audit Committee to set the auditors’ remuneration for the fiscal year ending June 30, 2016. Accordingly, abstentions will not be counted and will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL
OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM AND TO AUTHORIZE THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS TO SET THE AUDITORS’ REMUNERATION FOR THE
FISCAL YEAR ENDING JUNE 30, 2016.

Fees Paid to BDO USA, LLP

The following table sets forth the aggregate fees for professional services rendered by BDO USA, LLP for the years ended June 30, 2015 on behalf of our company and our subsidiaries:

Year Ended June 30, 2015
Audit Fees(1)	$2,924,866
Audit Related Fees(2)	28,000
Tax Fees(3)	—
All Other Fees(4)	—
Total Fees	$2,952,866

(1)	Audit fees are fees paid to BDO USA, LLP for professional services related to the audit and quarterly reviews of our financial statements, including those of our subsidiaries, EPL Oil and Gas Inc. and Energy XXI Gulf Coast, Inc., and internal control over financial reporting and for services that are normally provided by the accountant in connection with regulatory filings. Audit fees include $125,963 related to services provided in connection with the review of registration statements, providing comfort letters and consents.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, special audits of employee benefit plans.
(3)	No fees were paid to BDO USA, LLP for tax services.
(4)	No other fees were paid to BDO USA, LLP.

Fees Paid to UHY LLP

The following table sets forth the aggregate fees for professional services rendered by UHY LLP for the year ended June 30, 2014 on behalf of our company and our subsidiaries:

Year Ended June 30, 2014
Audit Fees(1)	$1,398,343
Audit Related Fees(2)	57,000
Tax Fees(3)	—
All Other Fees(4)	—
Total Fees	$1,455,343

(1)	Audit fees are fees paid to UHY LLP for professional services related to the audit and quarterly reviews of our financial statements, including those of our subsidiary, Energy XXI Gulf Coast, Inc., and internal control over financial reporting and for services that are normally provided by the accountant in connection with regulatory filings. Audit fees in 2014 include $302,222 related to services provided in connection with the acquisition of EPL Oil & Gas Inc., $208,600 related to services provided in connection with the stand-alone audit of EPL Oil & Gas, Inc. and $170,308 related to services provided in connection with the review of offering memorandums, providing comfort letters and consents. Does not include audit fees relating to audit services provided for our joint venture entity described in “Certain Relationships and Related Transactions” below, of which we are 20% owner.
(2)	Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include, but are not limited to, special audits of acquired properties and audits of employee benefit plans.
(3)	No fees were paid to UHY LLP for tax services.
(4)	No other fees were paid to UHY LLP.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firms

The Audit Committee pre-approves all audit and permissible non-audit services provided by BDO USA, LLP and UHY LLP. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate pre-approval authority to one or more Audit Committee members. If so delegated, the Audit Committee member must report any pre-approval decision by him to the Audit Committee at its first meeting after the pre-approval was obtained.

We became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions, on December 29, 2006, which is the date our registration statement on Form 10 became effective. Our indirect, wholly-owned subsidiary, Energy XXI Gulf Coast, Inc., became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions, on September 10, 2007, the date that its registration statements relating to the exchange offer to exchange outstanding unregistered notes for freely tradable exchange notes registered under the Securities Act of 1933, as amended (the “Securities Act”), became effective. Our indirect, wholly-owned subsidiary, EPL Oil & Gas, Inc., became subject to the rules of the SEC regarding qualifications of auditors, including the pre-approval provisions, on May 6, 2003, the effective date of the applicable SEC rules. The fees paid in the fiscal years ended June 30, 2015 and June 30, 2014 included in the above table were approved by the Audit Committee in conformity with the pre-approval process or pursuant to the SEC’s waiver of pre-approval provisions.

Other

In connection with the audits for the years ended June 30, 2015 and June 30, 2014, there were no disagreements with BDO USA, LLP or UHY LLP, respectively, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of BDO USA, LLP or UHY LLP, would have caused them to refer to such disagreement in connection with their report.

During the Company’s two most recent fiscal years, UHY LLP’s audit reports on the Company’s consolidated financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, and there were no “reportable events” as the term is described in Item 304(a)(1)(v) of Regulation S-K.

INFORMATION ABOUT DIRECTORS

The following sets forth information concerning each of the nominees for election to the Board and each continuing member of the Board of Directors, including their name, age, principal occupation or employment for at least the past five years and the period for which such person has served as a director of the company. There are no family relationships among any of our directors or executive officers.

As well as describing the experiences, qualifications, attributes and skills of the company’s continuing directors, the following describes the experiences, qualifications, attributes and skills that caused the Nomination Committee and Board of Directors to determine that the persons nominated as Class I directors to serve until the 2018 Annual General Meeting should be so nominated. In addition, there are no arrangements or understandings between any of our directors and any other person pursuant to which any person was selected as a director or director nominee.

The following persons are our continuing directors or director nominees.

Name	Age	Position(s) with the Company
William Colvin	57	Class III Director
Cornelius Dupré II	63	Class II Director
Hill A. Feinberg	68	Class I Director Nominee
Kevin Flannery	71	Class II Director
Scott A. Griffiths	61	Class II Director
James LaChance	50	Chairman of the Board and Class I Director Nominee
John D. Schiller, Jr.	56	President, Chief Executive Officer and Class III Director

Nominees for Election as Class I Directors

The following information is furnished regarding the Class I nominees who will continue to serve on the Board of Directors until the 2018 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

Hill A. Feinberg, an independent director of the company since May 2007, has served since 1991 as the Chairman and Chief Executive Officer of FirstSouthwest Company, a privately held, fully diversified investment banking firm founded in 1946 that became a subsidiary of PlainsCapital Corporation in 2008. Effective November 30, 2012 in connection with the acquisition of PlainsCapital Corporation by Hilltop Holdings Inc., Mr. Feinberg was appointed to the board of directors of Hilltop Holdings Inc. Prior to this appointment, Mr. Feinberg had served as a member of the Board of Directors of PlainsCapital Corporation from December 31, 2008 until November 30, 2012. Before joining FirstSouthwest Company in 1991, Mr. Feinberg was a Senior Managing Director at Bear Stearns & Co. and a former Vice President and Manager of Salomon Brothers in the Dallas office. Mr. Feinberg is a past Chairman of the Municipal Securities Rulemaking Board, the self-regulatory organization charged with the responsibility of writing rules governing the municipal securities activities of registered brokers. Mr. Feinberg also formerly served as a member of the board of Compass Bancshares, Inc., Texas Regional Bancshares, Inc., advisory director of Hall Phoenix Energy, LLC and was the non-executive chairman of the board of directors of General Cryogenics, Inc. Mr. Feinberg is currently a member of the Greater Dallas Chamber and serves an Advisory Board Member of Friona Industries, LP, a privately held company.

His civic and charitable service includes chairing the board of directors of the Phoenix Houses of Texas and serving as board member of Phoenix House Foundation. He is a board member of the Cardiopulmonary Research Science and Technology Institute, a member of the Board of Trustees of St. Mark’s School of Texas and the University of Georgia Terry School of Business Dean’s Advisory Council. He is the past Chairman of the MBM Foundation, which is the governing board of the partnership between Menninger Clinic and the Baylor College of Medicine. He is past-chairman of the corporate giving committee for the Senior Source. Mr. Feinberg received his bachelor’s degree in finance from the University of Georgia in 1969, receiving the Distinguished Alumnus Award from the University of Georgia’s Terry College of Business in May 2008. After graduation, he joined the U.S. Army Corps of Engineers, serving as first lieutenant in Vietnam from 1970 to 1971. Mr. Feinberg is 68 years of age and serves as lead independent director and the chair of the Nomination and Governance Committee and is a member of the Compensation Committee.

Mr. Feinberg is an experienced financial leader with 40 years in the financial services industry. His education in finance, his extensive experience in banking and investments, as well as his service to regulatory groups combine to bring significant business and financial experience to our Board of Directors and give him useful insight into strategies and solutions needed to address an increasingly complex business environment. His years leading an investment banking firm and his service on other boards give him a deep understanding of the role of the board and committees, making him particularly valuable to our Board.

James LaChance, Chairman of the Board of the company since October 15, 2015 and a director of the company since December 2014, has been a portfolio manager specializing in high-yield bonds and distressed securities for over 20 years. Most recently, Mr. LaChance worked for Satellite Asset Management, L.P., a New York based investment management fund with approximately $7 billion dollars under management. Prior to Satellite, he was a partner at Post Advisory Group, LLC, an $8 billion investment management firm in Los Angeles and also previously managed hedge funds for LibertyView Capital Management. He previously was a director of Northern Offshore Ltd., a drilling and production services company, serving as chairman from 2005 to 2012, interim president and CEO from November 2009 to July 2010, and Horizon Lines, Inc., a domestic shipping company, where he has served since 2008 and is currently audit committee chairman.

With over 25 years of experience in investment management in the energy industry, particularly focusing on the high-yield debt market, Mr. LaChance brings a timely and specialized area of expertise to our Board of Directors. His experience as a fund manager provides him with the skills and knowledge to help our Board of Directors in developing its plans relating to the Company’s financial condition. Additionally, his experience as a manager and his service on other boards of directors, particularly in key roles such as chairman and audit committee chairman, give him a unique insight on corporate governance and make him a valued member of our Board of Directors. Mr. LaChance serves on the Nomination and Governance Committee and, in his capacity as Chairman, as an ex officio member of the Audit Committee and Compensation Committee.

Continuing Class II Directors

The following information is furnished with respect to the Class II directors, who will continue to serve on the Board of Directors until the 2016 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

Cornelius Dupré II, an independent director of the company since October 2010, is the Chairman and CEO of Dupré Interests, an investment and private equity firm, serving in that capacity since founding the company in 2004. He has also served on the Board of Directors of Caza Oil & Gas, Inc., a publicly-held company trading on the AIM and the Toronto Stock Exchange, since April 2008. His current directorships also include Axon Energy Products (since September 2014), Hoover Container Solutions, Inc. (since November 2013), U.S. Well Services, LLC (since March 2012), Wellbore Fishing and Rental Tools, LLC (since 2012) Alternative Well Intervention, LLC (since 2012), Crystal Fuels Inc. (since 2006), Domain Energy Partners (since 2005) and Foundation Energy Company (since 2004). From July 1999 to May 2004, Mr. Dupré served as Senior Vice President, Sales and Marketing of National Oilwell, Inc. following its acquisition by merger of Dupré Companies, a group of oilfield services companies, where Mr. Dupré served as founder, Chairman and CEO from November 1981. Mr. Dupré is a member of the Baylor College of Medicine Partnership Foundation, the Society of Petroleum Engineers, the American Petroleum Institute, the IPAA, the Petroleum Equipment Suppliers Association, the International Association of Drilling Contractors, the Louisiana Oil and Gas Association and the Houston Producers Forum, and a member of the Boards of the National Ocean Industries Association and Western Energy Alliance. Additionally, Mr. Dupré serves the boards of the Sam Houston Area Boy Scouts of America and Spindletop Charity Foundation, each a charitable organization. Mr. Dupré received a bachelor of science degree from Louisiana State University, a master’s degree in business administration from Northeastern University and a Juris Doctor degree from Louisiana State University Law Center. Mr. Dupré is 63 years of age and serves as chair of the Compensation Committee and is a member of the Nomination and Governance Committee.

As an oil and gas services entrepreneur with more than 30 years of experience, Mr. Dupré brings a wealth of knowledge and experience to our Board of Directors. His experiences as a founder, director and leader of various businesses have provided him with valuable skills in operational, management, personnel and business development matters. His experiences as director of other companies have provided him with extensive knowledge in corporate governance and management matters and the ability to apply that knowledge to our governance and business operations.

Kevin Flannery, an independent director of the company since October 2010, is the president and chief executive officer of Whelan Financial Corporation, a company he founded in 1993 that specializes in financial management and consulting. He has also served as chairman of the board of FPM Heat Treating, LLC, a leading provider of heat treatment processes, since 2003 and has been a director of Luxfer Holdings plc (a manufacturer of high performance engineering materials) since May 2007. Additionally, Mr. Flannery served as chairman of the board of directors of Modern Luxury Media, Inc., a magazine publishing company, from 2007 until September of 2012, and was a director and member of the compensation committee of ATS Corporation, publicly traded on AMEX, from June 2009 to 2012. Mr. Flannery is also a member of the New York Stock Exchange Allocation Committee and has previously served on the boards of directors of the following companies: Dan River Inc. (2005); Darling International, Inc. (May 2004 to May 2006 — audit, compensation and governance committees); Sheffield Steel Corp. (August 2002 to May 2006 — special committee chairman); Cascade Timberland LLC (December 2004 to June 2006 — audit committee member); Atkins Nutritionals Inc. (2006 to September 2007 — audit committee chairman and compensation committee member); Norwood Promotional Products Inc (2006 to 2007 — audit and finance committee chairman and compensation committee member); Texas Petrochemical LP (May 2004 to June 2009 — compensation and finance committees chairman); Daystar Technologies, Inc. (April 2007 to September 2009 — compensation committee chairman); and Seitel, Inc. (December 2004 to May 2007 — compensation, nomination and governance committees). He has assisted Rehrig United Inc., a manufacturing company, in its liquidation following its inability to survive a spike in material costs (serving as its chairman and chief executive officer in 2008) and oversaw RoweCom, Inc., a provider of service and e-commerce solutions for purchasing and managing print and e-content knowledge resources, in its reorganization proceedings under Chapter 11 of the United States Bankruptcy Code and it negotiations with the creditors’ committees (serving as its chairman and chief executive officer during 2003 through October 2004). Mr. Flannery also served as the chairman and chief executive officer or Telespectrum Worldwide, a telemarketing and consumer service company (April 2002 to October 2004). Mr. Flannery began his career at Goldman Sachs & Co and was a senior managing director of Bear Stearns & Co. Mr. Flannery is 71 years of age and is a member of the Audit and Nomination and Governance Committees.

Mr. Flannery’s almost 50 years of experience in both operational and managerial roles in a variety of industries have given him significant insight into the company’s operational and financial opportunities and the means to take advantage of them. Additionally, his service on numerous boards and board committees provide a unique depth of knowledge concerning governance matters that is of great value to the Board and its committees.

Scott A. Griffiths, an independent director of the company since June 2014, joined the Board in connection with our acquisition of EPL Oil & Gas, Inc. and had served as a director of EPL since September 2009. Mr. Griffiths has more than 34 years of experience in the energy sector. Mr. Griffiths served as Senior Vice President and Chief Operating Officer of Hydro Gulf of Mexico, L.L.C. from December 2005 to December 2006. Subsequent to leaving Hydro Gulf of Mexico, Mr. Griffiths has been involved in certain energy investments for his own account. From 2003 through December 2005, Mr. Griffiths served as Executive Vice President and Chief Operating Officer of Spinnaker Exploration Company. From 2002 to 2003, Mr. Griffiths served as Senior Vice President, Worldwide Exploration for Ocean Energy, Inc. Mr. Griffiths joined Ocean following the 1999 merger of Ocean and Seagull Energy Corporation, where he began working in 1997. At Seagull, Mr. Griffiths served as Vice President, Domestic Exploration. From 1984 to 1997, Mr. Griffiths was with Global Natural Resources, Inc. where he served in various capacities, including Vice President for Domestic Exploration, before Global merged with Seagull in 1997. Mr. Griffiths was also an Exploration Geologist with Shell Oil Company from 1981 to 1984. Mr. Griffiths is a director of Enlink Midstream GP, LLC. Mr. Griffiths served as a director of Copano Energy, LLC from 2004 until 2013 when Copano Energy, LLC was sold to Kinder Morgan. He holds a B.S. in Geology from the University of

New Mexico, an M.A. in Geology from Indiana University and completed the Advanced Management Program at Harvard Business School. Mr. Griffiths is 61 years old and additionally serves as a member of our Audit and Compensation Committees.

Mr. Griffiths’ more than 34 years of experience in the energy industry, as well as his business and board experience, particularly his extensive experience in the operations aspects of the oil and gas business, make him a valuable member of our Board of Directors and its committees.

Continuing Class III Directors

The following information is furnished with respect to the Class III directors, who will continue to serve on the Board of Directors until the 2017 Annual General Meeting and until their respective successors are elected and qualified or until the earlier of their resignation or removal.

John D. Schiller, Jr. was our Chairman and Chief Executive Officer since the founding of the company in 2005 and was appointed the title of President in August 2014. Effective October 15, 2015, the company separated the positions of Chairman and Chief Executive Officer, and thereafter Mr. Schiller serves as our President and Chief Executive Officer. Before founding the company, Mr. Schiller served as the Vice President, Exploration and Development, for Devon Energy from April 2003 to December 2003 with responsibility for domestic and international activities and as Executive Vice President, Exploration and Production, for Ocean Energy, Inc. from 1999 to April 2003, overseeing Ocean’s worldwide exploration, production and drilling activities. Before that Mr. Schiller served as Senior Vice President of Operations of Seagull Energy and held various positions at Burlington Resources and Superior Oil, where he began his career in 1981.

Mr. Schiller is a registered professional engineer in the State of Texas, is a member of the Texas A&M University Dwight Look College of Engineering Advisory Board and a charter member and past Chairman of the Texas A&M University Petroleum Engineering Industry Board. He is a member of the Independent Petroleum Association of America and the Society of Petroleum Engineers, and is a member of the Board of the National Ocean Industries Association. Mr. Schiller currently serves on the Board of Directors of the Houston Alley Theatre and Escape Family Resource Center, both charitable organizations. Mr. Schiller graduated with honors, receiving a bachelor of science degree in petroleum engineering from Texas A&M University in 1981 and was inducted into the Texas A&M University Harold Vance Department of Petroleum Engineering’s Academy of Distinguished Graduates in 2008 and was named the 2014 Ernst & Young Entrepreneur of the Year. Mr. Schiller is 56 years of age.

Mr. Schiller, founder of the company, has 35 years of experience in the oil and gas industry and has been intimately involved in the formation, growth and leadership of the company since its inception. Mr. Schiller is particularly experienced in the Gulf of Mexico areas where our company’s core operations are located, as well as in other high-rate offshore waters around the world. Mr. Schiller’s extensive expertise in our industry assists the Board of Directors in making strategic decisions and his detailed knowledge and perspective regarding the challenges and strategic and operational opportunities facing the company make him uniquely qualified to lead our company and be a valuable member of our Board of Directors.

William Colvin, an independent director of the company since 2005, joined our Board of Directors shortly after the company was founded. Additionally, between 2012 and January 31, 2015, he was a non-executive director of Infrastrata Plc (an AIM listed company engaged in oil and gas exploration and gas storage projects in the UK). He is currently a director of Oasis Dental (a private equity owned business providing private and NHS dentistry services across the UK). In February 2013 he was named a non-executive director of Baron Oil Plc (an AIM listed oil and gas exploration and production company focused on Colombia and Peru). He was appointed Chairman and CEO of Barron Oil in 2015. In November 2013, he was named Chairman of LM Funerals (a privately held English funeral provider). The company was sold in July 2015 and Mr. Colvin resigned. Additionally, since October 2010 he has served as Chairman of the Trustee Board of Elizabeth Finn Care (a UK based charitable organization), and he served as Chairman of Dundee Football Club Limited between August 2013 and June 2015.

Aside from his directorships Mr. Colvin has focused on personal interests and investments since 2009, following the end of his almost four year service with Southern Cross Healthcare PLC, a nursing home operator based in the UK, where most recently he served as Chief Executive during 2008. From March 2005 to January 2008, until his appointment as Chief Executive, Mr. Colvin served as Southern Cross Healthcare PLC’s chairman of the board, the role Mr. Colvin assumed following the acquisition of NHP Plc by funds controlled by The Blackstone Group. From January 2000 to February 2005 Mr. Colvin was a director of NHP Plc, a property investment group in the UK specializing in the ownership of freehold or long leasehold interests in modern purpose-built nursing homes. From November 2000 to February 2005, Mr. Colvin was also the Chief Executive of NHP Plc. Mr. Colvin served as Finance Director of British-Borneo Oil & Gas Plc from 1992 to 1999, as Finance Manager/Director at Oryx UK Energy from 1990 to 1992, as group financial controller at Thames Television Plc from 1989 to 1990 and in a variety of financial roles for Atlantic Richfield (ARCO) Inc. from 1984 to 1989. From 1979 to 1984, Mr. Colvin worked in the audit department of Ernst & Young. He qualified as a Scottish Chartered Accountant in 1982 and holds a Bachelor of Commerce degree from the University of Edinburgh. Mr. Colvin is 57 years of age, serves as chair of the Audit Committee and is a member of the Nomination and Governance Committee.

Mr. Colvin is an experienced financial leader with more than 35 years of experience in corporate finance, economics, accounting and financial management. His business and board experience, particularly his extensive knowledge of accounting principles and financial operating rules make him a valuable member of our Board of Directors. Additionally, his experiences working in the international oil and gas industry enable him to understand and review our operations.

BOARD OF DIRECTORS AND GOVERNANCE

Role of our Board of Directors

Pursuant to our Bye-Laws, the number of directors is fixed and may be increased or decreased from time to time by resolution of our Board of Directors, provided that the number of directors must not be less than three. Upon adjournment of the 2015 Annual General Meeting, our Board of Directors will have seven members.

Our Board of Directors is currently divided into three classes, Class I (three directors), Class II (three directors) and Class III (two directors), with staggered terms of office ending in 2015, 2016 and 2017, respectively. Mr. Paul Davison was a Class I director until his passing in early 2015. Mr. LaChance was originally appointed as a Class III director, however, following Mr. Davison’s passing, the Board of Directors determined to have Mr. LaChance reassigned as a Class I director and stand for election as a Class I director rather than a Class III director. The terms for each class expire on the date of the third annual general meeting following the most recent election of directors for such class. Each director holds office until the next annual general meeting for the election of directors of his class and until his successor has been duly elected and qualified or until his earlier removal or resignation. Current Class I director Norman Louie is not standing for reelection to the Board of Directors. As a result, Mr. Louie’s term will expire at this annual meeting and the Board of Directors will be reduced to seven directors, with Class I having two directors, Class II having three directors and Class III having two directors.

Our Board of Directors meets regularly to review significant developments affecting our company and to act on matters requiring Board of Directors approval. Our Board of Directors held 15 formal board meetings, as well as committee meetings described below, during the fiscal year ended June 30, 2015 and acted by written consent without a formal meeting four times. During fiscal year ended June 30, 2015, we had 100% member attendance at our Board of Directors and committee meetings.

Corporate Governance

We maintain a corporate governance page on our website, which includes key information about our Code of Business Conduct and Ethics and charters for each of the committees of our Board of Directors: the Audit Committee, the Compensation Committee and the Nomination and Governance Committee. The corporate governance page can be found at www.energyxxi.com, by clicking on “Management Team” and then on “Corporate Governance.”

Board Leadership

In October of 2015, our Board of Directors chose to split the positions of Chairman and Chief Executive Officer when it elected James LaChance to serve as the Chairman of our Board of Directors, effective as of October 15, 2015. The Board of Directors determined that the positions of Chief Executive Officer and Chairman of the Board should be held by two different individuals in order to enhance communication within the Board of Directors and between the Board of Directors and the Company’s senior management team, as well as to ensure compliance with the Company’s policies and procedures. Our Board of Directors believes that this governance structure will allow Mr. Schiller to focus his time and energy on managing the Company and Mr. LaChance to lead our Board of Directors in its fundamental role of providing guidance, advice and counsel regarding our business, operations and strategy, and that having a separate Chairman will better position the Board of Directors to evaluate the performance of management. Given Mr. LaChance’s significant role in our balance sheet optimization efforts in 2015, Mr. LaChance has a deep understanding of our business and our industry. Furthermore, Mr. LaChance has previously served as Chairman of the Board for two other companies, one of which had publicly-traded securities. As a result, our Board of Directors believes that this experience and knowledge puts him in the best position to lead our Board of Directors.

We do not currently have a formal policy regarding the separation of the roles of the Chairman and Chief Executive Officer. We believe that companies should be allowed the discretion to determine based on the facts and circumstances when it may be appropriate to combine the roles with adequate justification. Our Board of Directors will continue to review and discuss the appropriate leadership structure for the Board and the role and responsibilities of the Chairman.

The Chairman of our Board of Directors is primarily charged with:

Chairman of the Board of Directors

•	Calls and sets agendas for meetings of the Board of Directors and the shareholders
•	Chairs Board of Directors meetings and the annual meeting of shareholders
•	Establishes an agenda for each Board meeting in collaboration with our Chief Executive Officer and meeting with our Chief Executive Officer following each meeting to discuss any open issues and follow-up items;
•	Provides assistance to our Chief Executive Officer by attending selected internal business management meetings and meeting with our Chief Executive Officer as necessary;
•	Communicates with all directors on key issues
•	Works with management on effective communication with external stakeholders and employees

Because Mr. LaChance cannot be found to be independent as a result of his role as our interim Chief Strategic Officer from January 15, 2015 through July 15, 2015, as described in further detail below in “— Independence,” our Board of Directors has retained a separate position for lead independent director to preside at executive sessions of the Board of Directors and preside at meetings of the Board of Directors at which the Chairman of the Board is not present.

Risk Management

Our Board of Directors generally administers its risk oversight function through the Board as a whole. In addition, the Board’s committees oversee risks associated with their respective areas of responsibility. Our executive officers, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executive officers regularly reports to our Board of Directors regarding the company’s financial results, the status of the company’s operations, the company’s safety performance and other aspects of implementing the company’s business strategy. The Board of Directors reviews, evaluates and discusses these risk management processes, engaging in open communication with management.

Independence

As required under the listing standards of NASDAQ (the “NASDAQ Listing Standards”), a majority of the members of our Board of Directors must qualify as independent, as affirmatively determined by our Board of Directors. NASDAQ’s independence criteria include a series of objective tests, such as that the director has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ Listing Standards, the Board of Directors has made a subjective determination as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they may relate to us and our management, including the arrangements described below. Based on this evaluation and consistent with NASDAQ’s independence criteria, our Board of Directors has affirmatively determined that Messrs. Colvin, Dupré, Feinberg, Flannery and Griffiths are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Colvin, Dupré, Feinberg, Flannery and Griffiths constitute a majority of the members of our Board of Directors. Mr. Schiller is not independent because he currently serves as our President and Chief Executive Officer.

As described in more detail in the section titled “— Director Compensation” below, at the request of the Company, Mr. LaChance served as our interim Chief Strategic Officer from January 15, 2015 through July 15, 2015. Consistent with NASDAQ’s independence criteria, Mr. LaChance is not considered to be an independent director as a result of payments received for his service as an interim Chief Strategic Officer.

Executive Sessions and Meetings of Independent Directors

Our Board of Directors holds executive sessions of the non-management directors in conjunction with regularly scheduled meetings of our Board of Directors and throughout the year on an as-needed basis. Executive sessions do not include any of our employee directors.

Board Attendance at Annual General Meetings

We encourage, but do not require, our directors to attend our annual general meetings. We reimburse the travel expenses of any director who travels to attend the annual general meetings. At the 2014 Annual General Meeting, all of our directors then serving attended in person.

Communications with our Board of Directors

Our non-management and independent directors have approved a process for shareholders to communicate with our directors. Pursuant to that process, shareholders, employees and others interested in communicating with our Board of Directors may communicate with our Board of Directors by writing to the following address:

Energy XXI Ltd
c/o Corporate Secretary
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda

In any such communication, an interested person may also designate a particular director, or a committee of our Board of Directors, such as the Audit Committee. Our Corporate Secretary will forward all correspondence to our Board of Directors or the particularly designated audience, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material. Our Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within our company for review and possible response.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer, chief accounting officer and controller. A current copy of the Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website at www.energyxxi.com under “Corporate Governance.” A copy of our Code of Business Conduct and Ethics may also be obtained free of charge upon a request directed to Energy XXI Ltd, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Investor Relations. We will promptly disclose any substantive changes in or waivers, along with reasons for the waivers, of the Code of Business Conduct and Ethics by posting such information on our website at www.energyxxi.com under “Investor Relations” and “Corporate Governance.”

As previously disclosed in our Form 10-K, the Board of Directors has begun the process of designing and implementing additional controls and procedures, including, but not limited to, strengthening the Company’s vendor procurement procedures to address any potential conflicts of interest that could arise from Mr. Schiller’s previously disclosed personal loans from affiliates of service providers to the Company; revising the Code of Business Conduct and Ethics to explicitly ban any such personal loans in the future; and implementing an enhanced comprehensive training program on the Company’s Code of Business Conduct and Ethics. The Board of Directors has also approved a number of actions to strengthen the Company’s policies and procedures relating to the Company’s business conduct; the pledging and hedging of Company shares by the Company’s officers and directors; and vendor procurement. These changes to the Company’s policies and procedures were the result of a review of best practices and comparable policies among the Company’s peer group, as well as larger exploration and production companies outside of the Company’s peer group. The Board of Directors believes that periodic reassessment and policy improvements are important to good governance and part of the ongoing responsibilities of the Board of Directors. As such, following the Board of Directors’ investigation into Mr. Schiller’s personal loans and the peer review, the Board of Directors determined to implement comprehensive changes that encompass best practices both related and unrelated to the issues identified in its investigation. The Board of Directors has therefore directed outside independent counsel to expeditiously prepare and submit to the Board of Directors formal policies that are consistent with the descriptions below.

•	Revision of Code of Business Conduct and Ethics. Update the Company’s current Code of Business Conduct and Ethics with current best practices provisions, including, without limitation, (a) an express prohibition on personal loans from the Company’s vendors (other than ordinary course loans from financial institutions), (b) addressing best practices for charitable organizations in which an officer or director is involved, (c) addressing best practices for the proper level of entertainment activities, and (d) clarifying the precise procedures for reporting potential conflicts of interest and requesting waivers (including making it clear that executive officers and directors must report certain activities to a designated person or persons at the Board level).
•	Prohibition on Pledging Company Shares. Revise the Company’s policies with respect to the pledging and hedging of the Company’s shares by directors and officers. These revisions will include, among other things, (a) express prohibitions on pledges and margin loans relating to the Company’s shares and (b) express prohibitions on hedging transactions and short sales related to the Company’s shares.
•	Vendor Procurement Policies. Adopt a vendor procurement policy to address instances in which there is even the appearance of a conflict of interest between the Company and any of its vendors.
•	Training. The Board of Directors also determined that it would work with the Company to implement a comprehensive training program for the Company’s officers and employees, to inform them of these new policies and the importance of compliance. This will likely include the delivery of periodic compliance certificates by, at a minimum, the Company’s executive officers and directors, certifying their compliance with the above mentioned policies.
•	Chief Compliance Officer. The Board of Directors also determined that the Company will take steps to create a formal Chief Compliance Officer position in order to implement these new policies and procedures and to conduct the new training and certification programs.

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

As part of the Code of Business Conduct and Ethics, we have adopted procedures related to the identification of conflicts of interest including related party transactions. Any potential conflicts of interest including related party transactions are to be brought to the attention of the appropriate personnel. Under our current Code of Business Conduct and Ethics, senior management evaluates instances of potential conflicts, including related party transactions, and in cases where the matter is deemed significant, consults with our Board of Directors. As described in the section above, our Board of Directors is currently working on designing and implementing changes to our policies and procedures related to conflicts of interest, including establishing a Chief Compliance Officer position and clarifying the procedures for reporting potential conflicts of interest.

Committees of Our Board of Directors

Our Board of Directors currently has an Audit Committee, a Nomination and Governance Committee and a Compensation Committee.

Director	Audit	Nomination and Governance	Compensation
John D. Schiller, Jr.	—	—	—
William Colvin	C	M	—
Cornelius Dupré II	—	M	C
Hill A. Feinberg(1)	—	C	M
Kevin Flannery	M	M
Scott A. Griffiths	M	—	M
James LaChance(2)	—	M	—
Norman Louie(2)	—	—	—
Meetings in Fiscal 2015	4	7	8
Actions by Consent in Fiscal 2015	2	0	1

(1)	Prior the separation of the Chairman and Chief Executive Officer roles, Mr. Feinberg served as an ex officio member of all committees on which he was not otherwise a member.
(2)	Appointed to Board of Directors on December 15, 2014. Norman Louie will not stand for reelection to the Board of Directors and as a result his term will expire at this annual meeting.

C = Chairman M = Member

Audit Committee

Our Board of Directors has established an Audit Committee that convenes at least four times a year. The Audit Committee is currently composed of Messrs. Colvin (who serves as its chair), Flannery and Griffiths, each of whom is an independent director under the NASDAQ Listing Standards and Rule 10A-3 under the Exchange Act. Our Board of Directors also has determined that each member of the Audit Committee is financially literate and that Mr. Colvin has the necessary accounting and financial expertise to serve as chair. Further, our Board of Directors has determined that Mr. Colvin is an “audit committee financial expert” following a determination that Mr. Colvin met the criteria for such designation under the SEC’s rules and regulations.

The Audit Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Audit Committee recommends the annual appointment of our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, and reviews accounting principles we will use in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. The Audit Committee’s report regarding the fiscal year ended June 30, 2015 begins on page 80.

Compensation Committee

Our Board of Directors has established a Compensation Committee composed of Messrs. Dupré (who serves as its chair), Feinberg and Griffiths, all of whom are independent under the NASDAQ Listing Standards, including those applicable specifically to compensation committee members.

The Compensation Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The Compensation Committee evaluates the performance of our officers, reviews overall management compensation and benefits policies, and reviews and recommends employee benefits plans, options and/or restricted share grants and other incentive arrangements. Additional information regarding the Compensation

Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below. The Compensation Committee’s report begins on page 63.

Nomination and Governance Committee

Our Board of Directors has established a Nomination and Governance Committee composed of Messrs. Feinberg (who serves as its chair), Colvin, Dupré, Flannery and LaChance, all of whom are independent under the NASDAQ Listing Standards except for Mr. LaChance. Mr. LaChance has served on the Nomination and Governance Committee since his appointment to the Board of Directors and was an independent director prior to his appointment as Interim Chief Strategic Officer. Because Mr. LaChance’s experience as a chairman of the board for other companies and his professional experience with investments in distressed securities, the Board believes that Mr. LaChance provides unique perspective to the Nomination and Governance Committee. Furthermore, because of the temporary nature of Mr. LaChance’s service to the Company as Interim Chief Strategic Officer, the Board believes that his service as Interim Chief Strategic Officer and the compensation received would not interfere with Mr. LaChance’s exercise of independent judgment in carrying out his responsibilities as a Nomination and Government Committee member. Therefore, the Board has determined that it is in the best interests of the Company and its shareholders for Mr. LaChance to remain a member of the Nomination and Governance Committee.

The Nomination and Governance Committee operates under a written charter adopted by our Board of Directors, a current copy of which is available on our website at www.energyxxi.com under “Corporate Governance.”

The primary purposes of the Nomination and Governance Committee are to: identify individuals qualified to become members of our Board of Directors and recommend such individuals to our Board of Directors for nomination for election to our Board of Directors, make recommendations to our Board of Directors concerning committee appointments, and provide oversight of the corporate governance affairs of our Board of Directors and our company.

Director Nomination Process

Our Nomination and Governance Committee has a policy of considering candidates for director, including those candidates recommended by our shareholders. The Nomination and Governance Committee reviews candidates based on general criteria it has established for membership on our Board of Directors, including, among other things, such candidates’ integrity, independence, diversity of experience, leadership, ability to exercise sound judgment, scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology and other areas relevant to our global business. Our Nomination and Governance Committee uses the same processes in evaluating nominations for our Board of Directors, irrespective of whether the nomination is made by a shareholder or by a member of our Board of Directors. Although our Nomination and Governance Committee has not established any fixed qualifications for an acceptable nominee to our Board of Directors, our Nomination and Governance Committee believes our directors should possess the highest personal and professional ethics, integrity and values, be committed to representing the long-term interests of our shareholders and be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively. In addition, our directors should be committed to serve on our Board of Directors for an extended period of time and should not serve on the boards of business entities competitive with us, or on the board of directors of more than three public companies, unless doing so would not impair the director’s service on our Board of Directors. While the Board of Directors does not have a formal policy on diversity, the Board of Directors seeks candidates who, in addition to providing a range of talents and expertise, are sufficiently diverse as to provide a range of perspectives representative of the interests of constituencies served or to be considered from time to time by the Board of Directors, including our shareholders and our employees. Our Nomination and Governance Committee does not have a formal process for identifying and evaluating nominees for directors, but rather uses its network of contacts to identify and evaluate potential candidates.

Any shareholder desiring to nominate qualified candidates for election as a director to our Board of Directors must submit to our Corporate Secretary a notice, executed by such shareholder (not being the person proposed as a candidate) prior to a contemplated annual general meeting and received not less than 120 days nor more than 150 days before the date that our proxy statement is released to our shareholders in connection with the prior year’s annual general meeting, of the intention to propose such candidate. The notice must set forth as to each person whom the shareholder proposes to nominate for director:

•	the name, age, business address and residence address of such person;
•	the principal occupation or employment of such person;
•	the class, series and number of Common Shares beneficially owned by such person;
•	particulars which would, if such person were so appointed, be required to be included in our register of directors and officers maintained under Bermuda law;
•	a letter from such person indicating that he is willing to be considered for election as a director; and
•	all other information relating to such person that is required to be disclosed in solicitations for proxies for the election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act.

For additional information, see “Shareholder Proposals for 2016 Annual General Meeting.”

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee at any point during fiscal year 2015 was an officer or employee of us or had a relationship requiring disclosure. No executive officer of our company served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of our Board of Directors or the Compensation Committee.

Mr. Schiller, our President and Chief Executive Officer who was, at the time, our Chairman of the Board, participated in deliberations concerning executive compensation, although he was not responsible for the deliberations or final determination of his compensation.

Director Compensation

We believe that it is important to attract and retain outstanding non-employee directors and one way that we believe we can achieve this goal is to offer compensation and incentives for such service. Directors who are our employees or employees of any of our subsidiaries receive no additional compensation for their services as directors.

The following table and narrative disclosure provide information on our compensation for non-employee directors for our fiscal year ended June 30, 2015. A description of the compensation of Mr. Schiller, who is an employee director of the company, is separately provided in this proxy statement under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock and Unit Awards ($)(2)(3)	All Other Compensation ($)(3)	Total ($)
William Colvin	$140,500	$175,000	$-0-	$315,500
Paul Davison(4)	68,000	175,000	-0-	243,000
Cornelius Dupré II	137,000	175,000	-0-	312,000
Hill A. Feinberg	161,000	175,000	-0-	336,000
Kevin Flannery	120,500	175,000	-0-	295,000
Scott A. Griffiths	125,500	175,000	-0-	300,000
James LaChance(5)	66,750	5,484,293	$1,100,000	(5)
Norman Louie	58,250	155,345	-0-	213,595

(1)	The amounts shown reflect the fees earned by each non-executive director for: (1) attendance at meetings during the fiscal year ended June 30, 2015 ($3,500 for each of the 15 Board of Directors meetings attended and $1,500 for each of the committee meetings attended, as applicable), (2) service as chairs of committees and as lead independent director: $20,000 for the audit committee chairman, $10,000 each for the nomination and governance committee and the compensation committee chairmen and $22,500 for the lead independent director, and (3) a $55,000 annual cash retainer payable quarterly.

(2)	The equity retainer is paid in Common Shares in an amount equivalent to $175,000 using the closing price on the date of the Annual General Meeting (in the case of last fiscal year, November 4, 2014), which represents the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB Topic 718”). For the fiscal year 2015, each director (except Mr. LaChance and Mr. Louie) was awarded 26,396 Common Shares based on a $56.63 closing price on the date of the 2014 Annual General Meeting. Mr. LaChance and Mr. Louie were awarded a pro-rated amount based on service as director beginning on December 15, 2014 (324/365 days), which award totaled 63,406 Common Shares based on a $2.45 closing price on the date of appointment of December 15, 2014.
(3)	Mr. LaChance was appointed to serve as our interim Chief Strategic Officer effective January 15, 2015. In light of the significant increase in the amount of time Mr. LaChance was required to spend performing in this new role, Mr. LaChance entered into a consulting agreement (the “Consulting Agreement”) with Energy XXI Services LLC, a wholly-owned subsidiary of the Company, effective as of January 15, 2015. Under the Consulting Agreement, Mr. LaChance was entitled to $200,000 per month for his services. Mr. LaChance received consulting fees in the amount of $1.2 million under the Consulting Agreement for the period from January 15, 2015 through July 15, 2015, when the Consulting Agreement terminated according to its terms. Only $1.1 million of those consulting fees are included in the table, since $100,000 of those fees were earned and paid to Mr. LaChance following the end of the 2015 fiscal year.

In accordance with the Consulting Agreement, Mr. LaChance was also entitled to a success fee if he continuously provided consulting services through the closing of one or a series of transactions to provide us and our affiliates with additional capital of more than $1 billion. The amount of this success fee was capped at $6 million, with up to $5 million payable upon achievement of objective criteria set forth in the Consulting Agreement and up to an additional $1 million payable in the Board of Directors’ discretion, based on qualitative factors. Under the terms of the Consulting Agreement, fifty percent of such success fee was payable to Mr. LaChance in a lump sum cash payment unless he elected to receive such portion in the form of cash-settled restricted stock units (“RSUs”). The remaining fifty percent was payable in RSUs. Such RSUs will generally be settled in cash on March 12, 2016, the 12-month anniversary of closing of the financing transaction. The RSUs will be settled earlier if, prior to that 12-month anniversary, a change of control occurs or, subject to certain limitations, if Mr. LaChance is no longer serving on the Board of Directors. On the RSU settlement date, Mr. LaChance will have the option to receive all or part of his RSU cash settlement in shares of our common stock, valued at the closing price on the settlement date.

In accordance with the Consulting Agreement, on March 12, 2015, Mr. LaChance received the full $5 million portion of the objectively-determined success fee in connection with the issuance of the 11.0% Notes. Mr. LaChance elected to receive 100% of that success fee in the form of RSUs, which totaled 1,644,737 RSUs based on a price of $3.04 per share (the value weighted average price of our common stock for the period from December 1, 2014 through January 31, 2015), as provided for in the Consulting Agreement. The amount reported in the “Stock and Unit Awards” column reflects the value of the RSUs based on the $3.24 per share closing price of our common stock on March 12, 2015, the date the RSUs were granted to Mr. LaChance in accordance with the Consulting Agreement. With respect to the discretionary portion of the success fee, the Board of Directors awarded Mr. LaChance the full $1 million amount on October 15, 2015. Fifty percent of this amount was paid in cash and the other fifty percent was paid in the form of 231,482 RSUs, based on a price of $2.16 per share, which was the closing price on our common stock on October 15, 2015. This additional success fee amount is not included in the table above because it was awarded following the end of the 2015 fiscal year.

(4)	Served less than the full fiscal year from July 1, 2014 to January 2015.
(5)	Served less than the full fiscal year from December 15, 2014 to June 30, 2015.

Effective September 1, 2008, our Board of Directors adopted the Energy XXI Services, LLC Directors’ Deferred Compensation Plan, which, together with our non-executive director remuneration plan, constitute our remuneration plans for our outside directors. Under the Directors’ Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their cash and equity compensation. Payment will be made within 30 days following the director’s separation from service or on another date selected by the director. Payment is made in a lump sum in either cash or Common Shares depending on the type of compensation that was deferred by the director.

In July of this year, the Compensation Committee reviewed the company’s director compensation program for fiscal year 2016. After its review of director compensation, the Committee elected to reduce the equity retainer paid to directors by 50%, from $175,000 to $87,500. These changes were made in light of the current market environment and in order to help manage shareholder dilution. Furthermore, beginning with fiscal year 2016, the lead independent director will no longer receive any additional cash, equity or other compensation for serving in such capacity. This change was made in light of the appointment in October 2015 of a Chairman of the Board who is separate from our Chief Executive Officer, which will result in fewer additional duties for the lead independent director.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines for each of our non-employee directors. These guidelines require a director to hold a minimum of shares valued at five times the annual retainer. Directors have five years to comply with this requirement upon election to our Board of Directors. At the time of this proxy statement, all of our directors meet this requirement or are within the five year compliance period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 28, 2015 the number and percentage of our outstanding Common Shares that, according to the information available to us, were owned by (1) each of our directors and each person nominated to become one of our directors, (2) each of our executive officers who are our “Named Executive Officers” for whom we provide compensation information in this proxy statement, (3) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Shares and (4) all of our directors, director nominees and executive officers as a group.

For purposes of the table below, we deem Common Shares subject to options that are currently exercisable or exercisable within 60 days of September 28, 2015 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the Common Shares beneficially owned by them, subject to community property laws, where applicable. Except as expressly stated otherwise, the address for the beneficial owners listed below is: Energy XXI Ltd, Canon’s Court, 22 Victoria Street, PO BOX HM 1179, Hamilton HM EX, Bermuda.

Name and Address of Beneficial Owner	No. of Common Shares	Percent of Class
State Street Corporation. One Lincoln Street, Boston, MA 02111	6,021,326	6.34%
Fortress Investment Group LLC 1345 Avenue of the Americas, 46th Floor, New York, NY 10022	5,923,158	6.24%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,553,305	5.85%
Black Rock Inc. 40 East 52nd Street, New York, NY 10022	5,346,175	5.63%
John D. Schiller, Jr.(1)	1,250,019	1.32%
William Colvin	91,331	*
Cornelius Dupré II	239,984	*
Hill A. Feinberg	169,855	*
Kevin Flannery	62,579	*
Scott A. Griffiths	60,967	*
James LaChance	84,743	*
Norman Louie	63,406	*
Bruce W. Busmire	70,000	*
Antonio de Pinho	33,308	*
Hugh Menown	47,312	*
All directors, director nominees and officers as a group (11) persons as of September 28, 2015	2,173,504	2.29%

*	Indicates less than 1%
(1)	Includes 150,000 Common Shares underlying stock options for Mr. Schiller, which have vested as of September 10, 2011. None of the stock options have been exercised. The options were granted under the 2006 Long-Term Incentive Plan, with each option being exercisable for one Common Share at $17.50 per share. In addition, certain of Mr. Schiller’s shares were previously pledged to a financial institution to secure loans to that institution. In December 2014, the Company shares owned by Mr. Schiller were released from the pledge. In October 2015, the Company adopted an express prohibition on pledging company shares.

INFORMATION ABOUT EXECUTIVE OFFICERS

The following table sets forth certain information, as of the date of this proxy statement, regarding each of our executive officers. Our executive officers are elected annually by our Board of Directors and serve one-year terms or until their death, resignation or removal by our Board, other than Mr. Schiller whose service as an executive officer is governed by an employment agreement with us. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

The following persons are our executive officers.

Name	Age	Position(s) with the Company
John D. Schiller, Jr.	56	President and Chief Executive Officer
Bruce W. Busmire	58	Chief Financial Officer (October 20, 2014 to present)
Hugh A. Menown	57	Executive Vice President, Chief Accounting Officer
Antonio de Pinho	49	Chief Operating Officer

John D. Schiller, Jr.’s biographical information is located under “Information About Directors.”

Bruce W. Busmire has served as our Chief Financial Officer since October 20, 2014. Mr. Busmire has more than 34 years of experience in the oil and gas industry and financial markets. Prior to joining us he was Chief Financial Officer of Venari Resources, a private equity backed Deepwater Gulf of Mexico exploration company. Prior to that, he was in key financial executive positions with Anadarko Petroleum Corporation for eight years, serving as Vice President of Finance and Treasurer, having served initially as Vice President and Chief Accounting Officer. Prior to his positions with Anadarko Petroleum, Mr. Busmire was Senior Vice President, Finance and Chief Financial Officer of Noble Corporation. Prior to his time at Noble, he was a founding member of Pickering Energy Partners (now Tudor Pickering Holt & Co.), an energy investment and merchant banking firm. He was Vice President of Investor Relations for Ocean Energy, a NYSE-listed company with operations in Deepwater Gulf of Mexico and West Africa, which was purchased by Devon Energy in February 2003. In the first 20 years of his career, he held various positions of increased responsibility in accounting and senior management at Amoco Corporation. Mr. Busmire holds a bachelor of business administration degree in accounting from Lamar University, a master of business administration degree from the Kellogg Graduate School of Management at Northwestern University, and has been a Certified Public Accountant since 1985.

Hugh A. Menown has served as our Chief Accounting Officer since May 2007. He served as our Chief Information Officer from July 2010 to October 2014, and he served as Senior Vice President from July 2010 until June 2014 when he was promoted to Executive Vice President. From August 2006 until his appointment as our Chief Accounting Officer, Mr. Menown worked for us as an independent consultant, working for the first seven months of 2006 as an independent consultant in the energy industry. From March 2002 until December 2005 Mr. Menown was employed by Quanta Services, Inc., serving as Chief Financial Officer of two of its subsidiaries. From 1987 to 1999, Mr. Menown provided audit and related services for clients at PricewaterhouseCoopers, LLP in the Houston office, where for seven years he was the partner in charge of the transaction services practice providing due diligence, mergers and acquisition advisory and strategic consulting to numerous clients in various industries. Mr. Menown has more than 35 years of experience in mergers and acquisitions, auditing and managerial finance, is a certified public accountant and a 1980 graduate of the University of Missouri-Columbia with a bachelor’s degree in business administration.

Antonio de Pinho became our Executive Vice President of Exploration and Production in June 2014, having served as our Senior Vice President of M&A, Joint Ventures and Technology since joining us on September 4, 2012, and was appointed as our Chief Operating Officer on November 13, 2014. Prior to joining us, Mr. Pinho was with El Paso Exploration and Production, most recently serving as Vice President International and Western U.S. Divisions, where he was hired in October 2004 to be responsible for the International division, including the Exploration and Production, Power and Pipeline non-regulated businesses. Before joining El Paso, he held the position of Vice President Business Development for the International Division at Devon Energy Corporation following its merger with Ocean Energy where he served as Vice President International Business Development, itself a product of a merger in 1999 with Seagull Energy and in 1998 with United Meridian Corporation, which he joined in August 1997 as country manager in Angola. From 1995 to 1997 he held various upstream roles with Western Atlas with focus on reservoir engineering, working the North Sea and West Africa. Following graduation until 1995 he served Partex as a reservoir engineer and was seconded to Shell in Oman. Mr. Pinho graduated in 1992 from the University of Lisbon with a Licenciature in Geological Engineering where he was awarded an Erasmus Scholarship from the European Community in University College of London, and he brings more than 20 years of experience in engineering, geology, operations and management with independent and major oil and gas companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A subsidiary of the company entered into an agreement in September 2011 with certain investors, including affiliates of Mount Kellett Capital Management L.P., which beneficially owns in excess of five percent of our outstanding Common Shares, pursuant to which the joint investment entity, Energy XXI M21K, LLC (“EXXI M21K”), engages in the acquisition, exploration, development and operation of oil and natural gas properties in Louisiana and Texas and offshore in the Gulf of Mexico, through its wholly owned subsidiary M21K, LLC (“M21K”). On August 11, 2015, we acquired all of the remaining equity interests M21K for consideration consisting of the assumption of all obligations and liabilities of M21K including approximately $25.2 million associated with M21K’s first lien credit facility, which was required to be paid at closing. Prior to this transaction, we had owned a 20% interest in M21K through our investment in EXXI M21K.

Since its inception in February 2012, M21K completed three acquisitions for aggregate cash consideration of approximately $284.1 million. In July 2012, it acquired oil and gas interests from EP Energy E&P Company, L.P. (“EP Energy”) for approximately $80.4 million. In August 2013, it acquired oil and gas interests from LLOG Exploration Offshore, L.L.C. (“LLOG Exploration”) for approximately $80.8 million. In April 2014, it acquired oil and gas interests from Energy XXI GOM, LLC (“EXXI GOM”), an indirect wholly owned subsidiary of Energy XXI Ltd, for approximately $122.9 million. We provided a guarantee related to the payment of asset retirement obligations and other liabilities by M21K related to these acquisitions. For the year ended June 30, 2015, we received $3.7 million related to such guarantees. In addition, we receive a management fee of $0.98 per BOE produced for the EP Energy property acquisition for providing administrative assistance in carrying out M21K operations. For the year ended June 30, 2015, we received management fees of $3.3 million.

From time to time we have entered into arrangements in the ordinary course of business with entities in which Cornelius Dupré II, who was appointed to our Board of Directors in October 2010, has an ownership interest. These entities provide us with oil field services, and during fiscal year ended June 30, 2015, we made aggregate payments of approximately $2.03 million to these entities for those services. For each of these entities, either the aggregate transaction amounts were significantly less than 5% of the entity’s consolidated gross revenues for that year or Mr. Dupré did not hold a controlling interest in the entity. We believe these costs are comparable to costs charged by non-affiliated third-party suppliers of similar services. We expect that we will continue to use these services in the future.

Mr. Schiller’s son, John D. Schiller III, served as interim treasurer of the Company from February 27, 2015 to July 15, 2015. He was not hired as an employee, but served on a consulting basis and received total compensation for the fiscal year ended June 30, 2015 of $132,000.

Mr. Marchive’s son, Ben Marchive Jr., is a non-executive employee of the company in the Land department and has been employed by us since November 2006. Mr. Marchive’s son received total compensation for the fiscal year ended June 30, 2015 of approximately $335,000.

The related party transactions discussed above were approved in accordance with our procedures related to the identification of conflicts of interest, including related party transactions. See “Board of Directors and Governance — Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The analysis set forth below explains our compensation programs, as well as the objectives and rationales for the various elements of our compensation, for our “Named Executive Officers”:

•	Mr. John D. Schiller, Jr., President and Chief Executive Officer.
•	Mr. D. West Griffin, former Chief Financial Officer.
•	Mr. Bruce W. Busmire, Chief Financial Officer.
•	Mr. Ben Marchive, former Chief Operating Officer.
•	Mr. Hugh Menown, Executive Vice President, Chief Accounting Officer.
•	Mr. Antonio de Pinho, Executive Vice President of Exploration and Production (July 1, 2014 to November 2014) and Chief Operating Officer (November 2014 to present).

This discussion is organized as follows:

•	Part I: Executive Summary — discusses our overall approach to compensation and the factors that contributed to setting our compensation for fiscal year ended June 30, 2015.
•	Part II: Elements of Compensation — analyzes the components of our Named Executive Officers’ compensation.
•	Part III: Factors for Determining Fiscal Year 2015 Compensation — reviews the factors in determining compensation for fiscal year ended June 30, 2015 for our Named Executive Officers.
•	Part IV: Roles of Contributors to our Compensation Program — reviews the participants and tools that help us make compensation decisions.
•	Part V: Material Tax and Accounting Considerations — discusses various regulatory matters that contribute to our compensation decisions.

Part I: Executive Summary

Market Context and 2015 Results

The past year was a challenging year for the company and the broader oil and gas markets as a result of the over 40% drop in oil prices between the beginning and ending of fiscal year 2015. This drop in oil prices had a meaningful impact on how we managed the business in 2015 and on our financial and operational results for 2015. In response to that decline, we initiated a series of financial and operational activities highlighted below.

•	In November 2014, we reduced our expected fiscal 2015 capital expenditure budget to approximately $680 million from our initial 2015 capital budget of $875 million, primarily composed of reductions in exploration, development and facilities spending. In addition, our fiscal year 2016 capital budget is currently planned to be $130 to $150 million, as compared to actual capital expenditures in fiscal year 2015 (excluding acquisition activity) of approximately $649 million, and our fiscal year 2016 budget is focused on recompletion opportunities and lower risk development drilling opportunities in fields where we have had previous success, and eliminating capital commitments on exploration and other activities that do not provide incremental production.
•	We reduced field level operating costs, bringing lease operating costs per barrel down by 30% from fourth quarter of fiscal year 2014, and we reduced general and administrative costs per barrel by approximately 36% from fourth quarter 2014 primarily through efficiencies and headcount reductions and continue to focus on operational and cost efficiencies.
•	We have suspended dividends on our common stock for the foreseeable future.

•	On March 12, 2015, we closed our private placement of $1.45 billion in aggregate principal amount of 11.0% notes for net proceeds of $1.35 billion, after deducting the initial purchasers’ discount and direct offering costs paid by us. Of the net proceeds, $836 million was used to reduce our outstanding borrowings under our revolving credit facility to $150 million, with the remaining amount available for general corporate purposes, including funding a portion of our capital expenditure program for fiscal year 2015 and for fiscal year 2016.
•	In connection with the issuance of the 11.0% notes, we proactively amended our revolving credit facility, to, among other things, reduce the total borrowing base availability to $500 million and make certain modifications to the existing financial covenants.
•	On June 30, 2015, we sold the Grand Isle Gathering System (“GIGS”) for $245 million in cash, plus the assumption of an estimated $12.5 million asset retirement obligation associated with the decommissioning costs of the GIGS. In connection with the closing of the sale of the GIGS, we entered into a triple-net lease with Grand Isle Corridor pursuant to which we will continue to operate the GIGS.
•	In addition, on June 30, 2015, we sold our interest in the East Bay field for cash consideration of $21 million, plus the assumption of asset retirement obligations totaling approximately $55.1 million. The cash consideration is payable in two installments with $5 million received at closing and the remainder due on or before October 31, 2015. We retained a 5% overriding royalty interest (applicable only during calendar months if and when the WTI for such month averages over $65) on these assets for a period not to exceed 5 years from the closing date or $7 million whichever occurs first, and we also retained 50% of the deep rights associated with the East Bay field.
•	During January 2015, we monetized our existing calendar 2015 ICE Brent three-way collars and Argus-LLS put spreads for total net proceeds of approximately $73.1 million. Additionally, we repositioned our calendar 2015 hedging portfolio by putting on Argus-LLS three-way collars, and we entered into NYMEX WTI collars to hedge a portion of our calendar 2016 production at the then current commodity prices, which will provide us some price protection against further decline in oil prices. Subsequent to these transactions, we have some price protection under our hedging portfolio on approximately 27,000 barrels of crude oil per day representing approximately 70% of our estimated crude oil production volumes through December 2015 and some price protection on approximately 14,000 barrels of crude oil per day representing approximately 40% of our estimated crude oil production volumes in calendar 2016 under our hedging portfolio, which includes financially settled puts, put spreads, zero-cost collars and three-way collars.

The milestones listed above were critical for enhancing the company’s liquidity position but limited the company’s ability to increase production and add additional reserves.

Our Strong Link between Compensation Programs and Shareholder Experience

Our executive pay programs are designed to align our executives with the risk reward strategy of the business and our shareholder’s experience. For example, in 2015 approximately 86% of our CEO’s target compensation was at-risk. In addition, 75% of each executive’s LTI grant for 2015 was performance-based and tied to relative total shareholder return targets, while the remaining 25% of each executive’s LTI grant was subject to continued service requirements and tied to average stock price for the twenty day period preceding the applicable vesting date.

Our Compensation Committee regularly reviews the company’s compensation programs to ensure they align with key business results and shareholder interest and to ensure that actual pay aligns with overall performance. As a supplement to other compensation information in this proxy statement, we have provided a summary of total CEO compensation for the prior three years (2013 – 2015). The chart is structured to demonstrate the CEO’s “realizable” compensation and its alignment to the company’s performance. The second bar shows the target compensation valued using the company’s internal methodology. The primary difference between these two numbers is related to accounting methodology — see section dealing with LTI for further analysis. Over the past three years the CEO’s realizable pay is 66% below his targeted pay.

Three Year CEO Realizable Pay
(Cumulative Compensation)

$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Reported Pay
Target Pay
Realizable Pay
Stock Awards
Bonus
Salary

Reported Pay:  Sum of compensation as reported in the Summary Compensation Table for the prior three years excluding the change in pension value and all other compensation.

Target Pay:  Salary + target bonus + target value of all equity awards during the prior three years.

Realizable Pay:  Salary + actual bonus + value of performance units awarded for each covered fiscal year (based on actual performance if known, or estimated performance for all outstanding awards, assuming the company’s 2015 fiscal year end stock price of $2.63).

2014 Say on Pay Vote

Our shareholders were given an opportunity to vote on the executive compensation program in connection with our 2014 Annual General Meeting of Shareholders. In 2014, we received approximately 26% shareholder support in favor of our executive compensation programs and arrangements. In light of these results, the Company engaged in an in-depth review of its executive pay programs during the 2015 fiscal year and made meaningful changes to certain compensation elements. Because the say on pay vote at our 2014 Annual General Meeting of Shareholders occurred following the commencement of the 2015 fiscal year and the time the Compensation Committee made compensation decisions for the Named Executive Officers for fiscal 2015 in accordance with its normal process for determining executive officer compensation, many of the changes implemented by the Compensation Committee did not take effect until 2016 fiscal year. Please see “Changes to Executive Compensation Programs” for a discussion of the changes to our compensation program adopted by the Compensation Committee for fiscal years 2015 and 2016.

Changes to Executive Compensation Programs

In light of the company’s current stock price, the current market environment, and the company’s 2014 say-on-pay results, the Compensation Committee took the following actions related to executive compensation:

•	Reduced CEO 2015 bonus to 0% of target
•	Reduced 2015 bonuses to 25% of target for the other Named Executive Officers
•	Reduced 2016 LTI target values by 60%

•	Adopted a new compensation strategy of +/- the market median, reduced from a strategy targeting the 75th percentile of the market.
•	Gave no base salary increases to executives for the 2016 fiscal year
•	Introduced the use of Relative Total Shareholder Return for the Company’s 2015 LTI program and added Absolute Total Shareholder Return and net debt reduction milestones for the Company’s 2016 LTI program
•	Changed the frequency of the say-on-pay vote from triennial to annual, beginning in 2015, to enhance the company’s shareholder communication process related to executive compensation

Executive Summary of Compensation Programs

We operate in a highly competitive market for executive talent. The offshore oil and gas industry is strongly influenced by the factors shown below that significantly affect strategic decision making and company performance over time. Recruiting, hiring and retaining executives who understand and can evaluate this environment is also key to our success. These factors include:

•	complex technical expertise;
•	overarching effect of world oil markets;
•	large concentrated capital investments with long payback horizons;
•	significant hiring needs in a tight labor market for employees with highly specialized skills sets;
•	cyclical nature of oil and gas demand and pricing; and
•	laws, regulations, customs, safety and environmental considerations that can have significant impact on results.

These factors also influence how we design and administer our executive pay programs to ensure they are competitive and drive superior company performance. The design of our executive compensation programs is key to our success and the return for our shareholders over time. Most notably, these influences are seen in the following:

•	our targeting of +/- the median of the market for executive pay;
•	our annual incentive plan design, which includes strategic financial and operational measures;
•	our use of both time-based and performance-based long-term incentives;

We believe we ensure our executive compensation programs are closely aligned with our shareholders as follows:

What We Do	What We Don’t Do
• Award annual incentive compensation and the majority of long-term compensation subject to achievement of pre-established performance goals	• Provide excise tax gross-ups to future executives
• Allow repricing of underwater stock options without shareholder approval
• Use an independent compensation consultant	• Provide excessive perquisites
• Use a representative and relevant peer group
• Review executive compensation tally sheets
• Perform an annual risk assessment of our executive compensation programs

Our Foundational Executive Compensation Objectives

To reward both short and long-term performance in the compensation program and to further our compensation objectives, our executive compensation program seeks to:

Objectives	How We Meet our Objectives
Attract and retain experienced effective executives	• Provide a competitive total pay package, taking into account the base salary, incentives, benefits and perquisites
• Annually assess our compensation programs and levels against the competitive market. We use the results of this analysis as context in making pay adjustments

•

Administer plans to include three-year performance cycles on long-term incentive plan awards, three-year vesting schedules on equity incentives, and competitive total benefit programs, including retirement benefits

Reward the creation of long-term shareholder value	• The long-term incentive program strongly emphasizes performance based performance units that pay based on our total shareholder return relative to peers
• Our long-term incentive program also uses time based performance units to encourage retention of employees whose continuity is key to achieving our long-term objectives
Address the cyclicality of the oil and gas industry	• The annual incentive plan uses a balanced approach of financial and non-financial goals to encourage executives to execute on short term imperatives that lead to long-term shareholder value
• The long-term incentive plan utilizes a combination of performance-based and full-value awards, balancing an emphasis on performance and retention through the business cycles
• Our strategic approach to competitive salaries allows us to attract and retain key employees through the cycles
Address the competitiveness of the industry and our relatively new entrance in the market	• We target +/- the median of the competitive market for executive compensation for major elements of direct compensation.
Provide a significant percentage of total compensation that is variable and at risk	• Variable compensation in the form of annual and long-term incentives comprise, on average, more than 85% of total direct compensation for our executives
Address the risk/reward balance of compensation	• We incorporate the use of tally sheets in our annual compensation review

Part II: Elements of Compensation

Below is a summary of the elements of our Named Executive Officers’ compensation for the 2015 fiscal year, each of which is reviewed annually:

Element	Objective	Design Elements
Base salary	To provide a baseline level of cash compensation to recognize qualifications and industry experience	Reviewed annually with consideration given to salary at the peer companies and an individual’s performance and experience level
Cash bonus	To motivate and reward executive officers’ contributions to achieve short-term performance goals	Balanced scorecard that rewards executives for the achievement of pre-established strategic, financial, and operational goals
Long-term incentives	To reward stock price appreciation, align our executives’ goals with those of our shareholders and encourage retention	Grants of time-based and performance-based performance units: • 25% time-based vesting over three years
• 75% performance-based dependent on total shareholder return performance and earned over three years
Retirement benefits and Employee Savings Plan (Employee Stock Purchase Plan — ESPP)	401(k): To provide retirement benefits and encourage retention	401(k): All eligible employees receive a company matching contribution based on pretax contributions in an amount equal to 100% of the first 6% of eligible compensation contributed to the plan
	Profit sharing: To provide retirement benefits and encourage retention	Profit sharing: Annually pays an amount equal to up to 10% of employee’s base salary and cash bonus
	ESPP: To encourage employee savings, stock ownership, and align interests of executives with shareholders	ESPP: Allows all employees owning less than 5% of our Common Shares to contribute up to $21,250 each year through payroll deduction to purchase our stock at a 15% discount
Health and welfare benefits	To provide health and welfare benefits to executives	Health and welfare benefits including medical, dental, vision and disability coverage. The company provides the same level of benefits to both executives and employees except that Mr. Schiller has no co-payment for eligible health benefits pursuant to his Employment Agreements
Severance	To mitigate uncertainty and motivate executives to focus on shareholder value irrespective of termination or in the event of a change in control	Executive Severance Plan: All executives other than Mr. Schiller receive a maximum payout of 2X annual salary and bonus and accelerated vesting of unvested equity awards upon involuntary termination of employment

Element	Objective	Design Elements
Severance under Employment Agreements: Covers Mr. Schiller following an involuntary termination without cause, termination for good reason or in the event of a change in control, and provide for a maximum payout of 3X annual salary and target bonus and maximum payout of accelerated vesting of unvested equity awards
Perquisites	To attract and retain qualified executives	Includes items standard for executives in the oil and gas industry, such as additional life insurance coverage, use of a company-leased automobile and club membership

The tables below illustrate the relative weightings of each compensation element for fiscal year 2015. The elements included are the 2015 base salary rate, target bonus, target long term equity based incentives, and all other compensation as reported in the proxy.

Part III: Factors for Determining Fiscal Year 2015 Compensation

As in past years, our fiscal year 2015 executive compensation program primarily consisted of the elements described above.

We do not set targets for the mix of compensation among the various elements when determining compensation awards. The mix of value attributable to each of the elements of compensation is generally driven by the company’s desire to emphasize variable and at risk compensation, such as cash bonus and long-term incentives, over fixed compensation. We believe this approach to compensation allocation supports our entrepreneurial culture and aligns our executives with shareholders.

Individual performance has a significant impact on determining each compensation component, other than for certain perquisites and benefits that are provided to all of our executive officers. Each individual Named Executive Officer’s annual performance is evaluated based on a review of his contributions to our business results both for the year and the long-term impact of the individual’s behavior and decisions.

The establishment of total target compensation is based upon an annual review of each Named Executive Officer’s total target compensation relative to that of comparable officers at our Peer Companies, with the directional goal of targeting total compensation around the market median. As a result of our yearly review for fiscal year 2015, the Compensation Committee made the adjustments listed below for each element of compensation.

Base Salary

Our goal is to set base salaries for our Named Executive Officers at levels that are competitive with similar positions at the Peer Companies in order to attract and retain top talent. The individual base salary levels are generally reviewed each July and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, individual performance and experience, and our financial performance. This base salary review is performed in connection with the annual competitive compensation review.

In July 2014, based in part on the competitive analysis of peers provided by Cook and input from the CEO (for his direct reports), the Compensation Committee approved the following fiscal 2015 salaries:

Executive	FY 2014 Salary	FY 2015 Salary
Mr. Schiller	$895,000	$910,000
Mr. Griffin	$460,000	$480,000
Mr. Marchive	$435,000	$445,000
Mr. Menown	$390,000	$425,000
Mr. de Pinho	$375,000	$435,000

These changes were made in order to bring each executive’s compensation more in line with the company’s pay strategy relative to the market.

Following Mr. Griffin’s resignation, Mr. Busmire was hired as Chief Financial Officer on October 20, 2014, and the Compensation Committee approved a base annual salary for Mr. Busmire of $520,000. Following Mr. Marchive’s resignation, Mr. de Pinho was promoted to Chief Operating Officer on November 16, 2014, and the Compensation Committee approved an increased base annual salary for Mr. de Pinho of $520,000.

Cash Bonuses

Annual cash bonuses are a core component of our compensation program. The Compensation Committee uses a “Performance Scorecard” to assess our overall performance and determine cash bonuses. The use of the Performance Scorecard allows the Compensation Committee to effectively assess company performance based on the key performance criteria that drive shareholder value over time. This approach also provides the medium for the CEO to communicate key elements of the business plan to executive participants in the plan as the primary components of the plan are based on performance measures considered key to the execution of the business plan. The plan provides for an element of judgment to be applied by the Compensation Committee when assessing the company’s performance at the end of the period. The process for setting the goals in the Performance Scorecard involve the CEO proposing a range of goals for those elements of the year’s business plan that are considered critical to execution. The low end of the range would be considered threshold performance levels under a traditional bonus plan and the high end of the range would represent maximum performance levels under a traditional bonus plan.

The Compensation Committee reviews the goals in light of the annual business plan and the company’s strategic plan before adopting the goals. These goals are not changed once adopted.

The performance criteria considered for 2015 (listed below) have no specific weighting as the Compensation Committee uses this as a guideline and maintains the flexibility to respond to market changes in determining the relative importance of each measure and the resulting final bonus payouts. As a result, each measure may be weighted more, or less, depending on the relative importance of the measure to the fiscal year under consideration.

For fiscal year 2015, the Compensation Committee established the following performance criteria from which to assess our company’s performance (the “2015 Performance Criteria”):

•	production volumes;
•	proved reserves;

•	the ratio of net debt to proved reserves;
•	free cash flow;
•	strategic initiatives — Health, safety and environmental (“HSE”) measures, M&A activity, capital program results, and leverage full cycle ratio (gross margin per barrel to our 3-year average finding and development costs)

Performance criteria are typically set by the Board of Directors based upon annual operational and financial forecasts prepared by management at the beginning of each fiscal year.

The range of performance as well as the company’s achievement rating as determined by the Compensation Committee based on estimates for fiscal year 2015 are listed in the table below.

Fiscal Year 2015 Performance Criteria	Budget 2015 Goal Ranges	Actual Result	Performance Assessment
1. Production Volumes, MBOED	56.9 – 67.0	58.9	✓✓
2. Proved Reserves, MMBOE	315 – 348	266
3. Net Debt/2P Reserves, $/BOE	$10.34 – $9.73	$13.39
4. Free Cash Flow, $MM	$(100) – $100	$(17)	✓
5. Strategic Objectives			✓✓✓
• HSE
• M&A activity
• Capital Program Results
• Leveraged Full Cycle Ratio

Determination of Fiscal Year 2015 Bonus

The Compensation Committee reviewed the fiscal year 2015 Performance Criteria, evaluated the results, and considered the relative importance of each criterion in regard to the company’s overall performance. In addition, the Company considered the company’s stock price performance. After its review of these factors, the Committee elected to pay the following bonuses to the Named Executive Officers for the 2015 fiscal year:

Named Executive Officer	Base Salary	Target Bonus % of Base Salary	Total Cash Bonus Paid	Percent of Target Bonus
John D. Schiller, Jr.	$910,000	125% ($1,137,500)	$0	0%
Bruce Busmire(1)	520,000	90% ($468,000)	80,000	17%
Hugh Menown	425,000	75% ($318,750)	80,000	25%
Antonio de Pinho	520,000	90% ($468,250)	115,000	25%

(1)	Mr. Busmire joined the company and was appointed as the company’s Chief Financial Officer effective October 20, 2014. Accordingly, his bonus payment for the 2015 fiscal year was prorated to reflect the length of his employment with the Company.

Discretionary Cash Bonus

In light of Mr. Menown’s individual performance during 2015, specifically his accomplishments related to the company’s sale of its Grand Isle Gathering System (“GIGS”) for $245 million in cash, the Committee elected to pay an additional discretionary bonus to Mr. Menown of $425,000.

Long-term Incentives

Our long-term incentives are designed to provide performance-based awards to our executives and employees for their contribution to our stability, growth and creation of shareholder value over the long term.

Our long-term incentives are currently provided under our existing Energy XXI Services, LLC 2006 Long-Term Incentive Plan (“2006 Long-Term Incentive Plan”) last approved by shareholders at our 2009 Annual General Meeting.

The 2006 Long-Term Incentive Plan provides the company the authority to offer stock options, stock appreciation rights, restricted shares and other stock or performance-based awards. In the fiscal year ended June 30, 2015, the Compensation Committee granted awards of performance units to our Named Executive

Officers under this plan and awards of time-based restricted stock units (“RSUs”) to certain Named Executive Officers as new hire or promotion grants. In the future, the Compensation Committee may decide to offer incentive compensation in the other forms as permitted by the 2006 Long-Term Incentive Plan.

The Compensation Committee seeks to link a substantial portion of the executive’s long-term incentive compensation with shareholder returns to our equity holders. The Compensation Committee intends to continue work with Cook in order to keep incentive compensation levels that are competitive with our Peer Companies for the skills, experience and requirements of similar positions and that will attract and retain top talent.

Our Named Executive Officers own significant equity through their own investments, as well as through previous awards from the company. However, we do not consider the value of those holdings or awards when determining future awards.

Restricted Stock Units.  Annual awards of restricted stock units have been approved by the Compensation Committee since fiscal year ended June 30, 2007, although since July 2009 the annual restricted stock unit awards have only been made to non-executive employees. Annual restricted stock unit awards generally vest equally on the first, second and third anniversaries of the award date, and are settled either in cash or through the delivery of Common Shares. The Compensation Committee believes that such awards serve an important role in retaining executives and employees through the industry cycles and provide a means of rewarding the achievement of corporate goals and objectives while aligning their interests with those of our shareholders. See “— Special 2015 LTIP Awards” for information regarding the new hire and promotion awards of RSUs granted during the 2015 fiscal year to certain of our Named Executive Officers.

Stock Options.  Stock options were last granted in September 2008 but no other grants of stock options have been made since that time.

Performance Units.  Since July 2009, the Compensation Committee has made annual performance unit awards to the company’s Named Executive Officers. The performance unit awards are designed to link a substantial portion of the executive’s long-term incentive compensation with total shareholder return. The Compensation Committee worked with its outside compensation consultants, Cook, to develop long-term incentive compensation awards to accomplish these objectives. These awards provide Named Executive Officers incentive compensation if the company achieves pre-established targets discussed below, which are directly linked to the company’s Total Shareholder Return (TSR).

The Compensation Committee awards two types of performance units: time-based and performance-based. From July 2009 through the 2015 fiscal year, 25% of total performance units awarded have been time-based performance units and 75% have been performance-based performance units. Both the time-based and performance-based performance units vest in equal annual installments on each of the first three anniversaries of date of grant (subject to the satisfaction of applicable performance goals).

2015 Time-Based Performance Units.  Time-based performance units granted prior to the 2015 fiscal year had a minimum unit value; however, this feature was eliminated for the 2015 fiscal year awards in order to better align executives with the shareholder experience. For time-based performance unit awards granted during or after the 2015 fiscal year, the amount of cash or shares delivered upon vesting will be calculated by multiplying the number of time-based performance units vesting by the average closing price of our common stock for a period of twenty business days ending on the date immediately preceding the vesting date. For example, if an executive had 5,000 time-based performance units and the average stock price for the twenty day period preceding vesting date was $15, then upon settlement the executive would receive either $75,000 in cash or shares of our common stock equal in value to $75,000. Time-based performance units will vest in full upon a change of control or involuntary termination of employment.

2015 Performance-Based Performance Units.  Performance-based performance units vest equally over three years on each of the annual anniversaries of the grant date. Each vesting date is considered the end of a distinct performance period (i.e., the first anniversary is the end of a one-year performance period, the second anniversary is the end of a two-year performance period, and the third anniversary is the end of a three-year performance period). For performance-based performance units granted during the 2015 fiscal year, the Compensation Committee changed the performance measure within the long-term incentive plan from absolute

TSR to relative TSR. The value of each Performance-Based Performance Unit is equal to the grant date number of units multiplied by (a) the stock price on the vesting date and (b) the Relative TSR Unit Number Modifier, as set forth below:

	Relative TSR Unit Number Modifier	TSR Performance Goal
Below Threshold	0%	Below 25th %ile
Threshold	50%	25th %ile
Target	100%	50th %ile
Maximum	200%	75th %ile

In the event our company’s annualized TSR is negative, the Relative TSR Unit Number Modifier may be no greater than 100% (regardless of the relative performance of our TSR).

Relative TSR for the 2015 fiscal year awards is measured compared to the following performance peer group:

Anadarko Petroleum Corporation
Apache Corporation
Cabot Oil & Gas Corporation
Chesapeake Energy Corporation
Cimarex Energy Company
Denbury Resources Incorporated
Devon Energy Corporation
EOG Resources Inc.

Encana Corporation
EnQuest PLC
Forest Oil Corporation
Newfield Exploration Company
Noble Energy Incorporated
Pioneer Natural Resources Company
Premier Oil plc
Quicksilver Resources Inc.

Range Resources Corporation
SM Energy Company
Southwestern Energy Company
Stone Energy Corporation
Ultra Petroleum Corporation
W&T Offshore, Inc.
Whiting Petroleum Corporation

The Compensation Committee also decided to eliminate the opportunity to earn additional compensation based upon the company’s TSR at the end of the third performance period for the 2015 awards.

Fiscal 2015 Annual LTI Grants

For fiscal 2015, the company made the following LTI grants of performance units to its Named Executive Officers.

Executive	FY 2015 Salary at 7/1/2014	Target LTI (%)	Target LTI Value
Mr. Schiller	$910,000	750%	$6,825,000
Mr. Griffin	$480,000	500%	2,400,000
Mr. Marchive	$445,000	500%	2,225,000
Mr. Menown	$425,000	450%	1,912,500
Mr. de Pinho	$435,000	500%	2,175,000

Special 2015 LTI Awards

In connection with his appointment as CFO of the company, Mr. Busmire received a grant of 250,000 RSUs. These awards vest 20% on the first anniversary, 40% on the second anniversary, and 40% on the third anniversary of the award.

In connection with his promotion to COO of the company, Mr. de Pinho received a grant of 250,000 RSUs. These awards vest 50% on the second anniversary and 50% on the third anniversary of the award.

Prior Fiscal Year Awards

The total value of performance units (both time-based and performance-based) actually paid to each of our Named Executive Officers during fiscal year 2015 was paid 50% in cash and 50% in stock, as follows:

John D. Schiller, Jr. – $1,317,710

D. West Griffin – $454,995

Ben Marchive – $419,575

Hugh Menown – $309,375

Antonio de Pinho – $242,710

The following table illustrates how each of the performance-based performance unit grants awarded over the past five year period has paid out as of the end of the applicable performance period ended July 21, 2015 (or earlier for awards completed in the 2013 and 2014 fiscal years).

Perf. Unit Grant	Status	Total Shareholder Return (CAGR) for Performance Period		Unit Modifier
FY 2011	Completed FY 2013	22%		200%
FY 2012	Completed FY 2014	-14%		0%
FY 2013	Completed FY 2015	-56%		0%
FY 2014	Ongoing	-70%		0%
FY 2015	Ongoing	-88	%(1)	0%

(1)	Unlike the performance unit awards for prior fiscal years, the performance-based performance units granted in the 2015 fiscal year payout based on our performance relative to a selected peer group, instead of absolute total shareholder return (TSR). In the event our annualized TSR is negative, the unit modifier may be no greater than 100% (regardless of the relative performance of our TSR to that of our designated peer companies). As of July 21, 2015, our relative TSR was in the bottom quartile as compared to the designated peer companies and hence the applicable unit modifier for these awards was 0%.

For a list of each equity award that has been granted to the Named Executive Officers and remains outstanding as of the end of the prior fiscal year, please see the table titled “Outstanding Equity Awards at 2015 Fiscal Year-End” below.

Target Value of LTI Awards versus Accounting Value of LTI Awards

Due to requirements in reporting the value of equity-based compensation, the accounting value of LTI differs from the value of LTI targeted by the company. The table below shows the company’s targeted LTI value and the reported accounting value for each of the CEO’s past three LTI grants.

LTI Award	Target Value	Accounting Value
FY 2012	$4,000,000	$5,596,000
FY 2013	$5,100,000	$7,277,000
FY 2014	$6,712,500	$11,429,350

Changes for Fiscal Year 2016

In July 2015, based in part on the company’s stock price performance and the current market environment, the Compensation Committee made no changes to base salaries for the Named Executive Officers.

In response to the reduction in support of our compensation program by our shareholders and our stock price performance, the Compensation Committee worked with Cook to perform a thorough analysis and redesign of our long-term incentive program, which will be instituted for the 2016 fiscal year. The Compensation Committee believes that the new long-term incentive program even more closely ties executive incentives to shareholder value and ensures that executive reward is conditional on meaningful improvement in company performance. The primary goals for our new long-term incentive program were as follows:

•	Maintain the performance-based emphasis of the program
•	Reduce grant date value of long-term incentives
•	Eliminate vesting on a change of control absent a termination of employment (i.e., single trigger vesting) in equity awards (except as provided in the CEO’s employment agreement)
•	Eliminate acceleration of vesting at maximum level for performance awards in the event of a termination without cause, death or disability, instead paying a pro-rata amount based on actual performance
•	Tie executive pay to total shareholder return and net debt reduction
•	Ensure goals resulting in payment are challenging stretch goals
•	Introduce a cash-settled award to reduce shareholder dilution

The new long-term incentive program will be composed of the following three types of new awards:

	Time-Based Restricted Stock Units	TSR Outperformance Shares	Performance Units
Weight	33%	33%	33%
Settlement	Cash/Stock	Cash/Stock	Cash
Vesting Criteria	Time	Absolute TSR	Net Debt Reduction
Award Addresses	Retention of Executive Talent	Alignment of Executive Interests with Shareholders Stock Price Performance	Net Debt Reduction
Amount Realizable	100% if continue to provide services through the end of the performance period; value based on value of common shares	Threshold: 25% (requires approx. 50% stock price appreciation) Target: 100% (requires approx. 300% stock price appreciation) Maximum: 300% (requires approx. 600% stock price appreciation)	50% payable on each of two net debt reduction milestones
Vesting Period	3-year ratable	3-year cliff	3-year; milestones

Additionally, the target value of the long-term incentive awards granted will be reduced substantially, as illustrated below:

	2015 FY LTI Target Value (% of Base Salary)	2016 FY LTI Target Value (% of Base Salary)
John Schiller	600%	240%
Bruce Busmire	500%	200%
Antonio de Pinho	500%	200%
Hugh Menown	360%	144%

The Compensation Committee believes that these modifications to our long-term incentive program will address concerns voiced by our shareholders with respect to our compensation program, while more closely aligning our executives’ interests with those of our shareholders.

Additionally, on October 23, 2015 our Compensation Committee approved an increase in shares reserved under the 2006 Long-Term Incentive Plan from 3,800,000 to 8,800,000, subject to shareholder approval. We are seeking approval of our shareholders for this increase in shares under the 2006 Long-Term Incentive Plan at the 2015 Annual General Meeting of Shareholders so that we can continue to grant long-term incentive awards that are settled in our common shares and implement our new 2016 long-term incentive program.

Severance or Change in Control Benefits

We provide the Named Executive Officers with certain severance and change in control payments through the Employment Agreements and the Energy XXI Services, LLC Employee Severance Plan (“Severance Plan”). We also provide for the acceleration of vesting for our equity-based compensation awards upon certain termination events and upon a change in control. Our Compensation Committee believes that it is important to provide the Named Executive Officers with certain severance or change in control payments in order to establish a sense of stability in the event of transactions that may create uncertainty regarding our Named Executive Officers’ future employment. Such payments maximize shareholder value by encouraging the Named Executive Officers to objectively review any proposed transaction to determine whether such proposal is in the best interest of our shareholders, irrespective of whether or not the Named Executive Officer will continue to be employed post-transaction. Executive officers at other companies in our industry and the general market commonly have severance plans or equity compensation plans that provide for severance benefits or accelerated vesting for equity upon a change in control event of that company, and we have consistently provided this benefit to our Named Executive Officers in order to stay competitive when attracting and retaining skilled professionals. The terms and conditions of the applicable agreements, the restrictive covenants imposed upon the Named Executive Officers in connection with such benefits, as well as the potential amounts that our Named Executive Officers could receive upon qualifying terminations of employment or a change in control can be found below in the section entitled “Potential Payments Upon a Termination of Employment or a Change in Control.”

Clawback Policy

The Committee has unanimously agreed to adopt a policy that allows for the recoupment of incentive compensation consistent with the Dodd-Frank bill prior to the SEC’s adoption of the final rules.

Perquisites and Other Benefits

While not the primary focus of our compensation plans, the Compensation Committee believes that the perquisites and other benefits the company provides to its Named Executive Officers are necessary in order to ensure each of our executives have a total compensation package that is competitive with market practices. Many of our benefits plans, such as our matching contributions to our 401(k) plan, are standard in the market place for qualified executive officers and, thus, the Compensation Committee believes such offerings are necessary to hire and retain qualified personnel. Likewise, we provide additional perquisites such as our profit sharing contributions, which are offered to all employees, additional life insurance coverage and use of company-leased automobiles to remain competitive for qualified executive officer personnel and certain other executives. Finally, Mr. Schiller and Mr. Griffin had specific rights under their respective Prior Employment Agreements, which rights were continued in their respective Employment Agreements, to have the company pay for club membership fees and dues, and the company has fulfilled these obligations.

Profit Sharing Arrangements

An additional component of our annual compensation program is our profit sharing program, which annually pays an amount equal to up to 10% of an applicable employee’s base salary and cash bonus to a personal retirement account (much like a traditional 401(k) plan), that is maintained for such employee. The Compensation Committee has complete discretion, taking into account management’s recommendation and any other factors it may deem appropriate, to make the determination about the percentage of the respective Named Executive Officer’s compensation that will be contributed by us in any annual period. Such contributions are, to the extent they exceed certain levels, made to a nonqualified deferred compensation program.

The profit sharing amounts paid to the Named Executive Officers are reported in the Summary Compensation Table under the “All Other Compensation” column and the specific amounts are specifically set forth in the footnote to such column.

Fair Market Value Purchase Plan

Additionally, effective as of July 1, 2008, the company adopted the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan (“2008 Purchase Plan”), which allows eligible employees, directors, and other service providers of the company and its subsidiaries to purchase Common Shares from the company that have been purchased by the company on the open market or that have been newly issued by the company. In particular, individuals who have been granted restricted stock units pursuant to the 2006 Long-Term Incentive Plan that may be settled in cash may, at our sole option, use their cash settlement to purchase Common Shares through the 2008 Purchase Plan.

Employee Stock Purchase Plan

As described in greater detail in Proposal No. 2, the ESPP is a broad-based equity purchase arrangement that provides our employees with the opportunity to purchase Common Shares through payroll deductions at a price less than the fair market value of the purchased Common Shares. The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code.

We believe the ESPP provides a valuable benefit to our employees and encourages share ownership. As such, we are seeking the approval of our shareholders for 1,500,000 additional shares under the ESPP at the 2015 Annual General Meeting of Shareholders so that our employees may continue to purchase shares under the ESPP.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our non-employee directors (five times annual retainer), our CEO (six times base salary) and our other executive officers (three times annual retainer). Our non-employee directors and officers were given five years from establishment of the guidelines to comply with them. That five year period has not yet expired.

Part IV: Roles of Contributors to our Compensation Program

Oversight of the Compensation Program

The Compensation Committee is responsible for overseeing the compensation programs and policies for the Executive Officers. As part of that responsibility, the Compensation Committee, with guidance from our third party compensation consultants, Frederic W. Cook & Co., Inc. (“Cook”), and with input from members of management, reviews our compensation and benefits policies, evaluates the performance of our chief executive officer and approves the compensation levels for our Executive Officers. Additionally the Compensation Committee, along with our Board of Directors, reviews, equity-based compensation plans and other compensation arrangements for the Executive Officers.

Role of Compensation Committee in Compensation Decisions

Each director who is a member of the Compensation Committee qualifies as an “independent” director under the NASDAQ Listing Standards. The Compensation Committee makes compensation decisions after completing its annual review process for each Named Executive Officer. Recommendations with respect to merit increases in base salary, the amount of cash bonuses and other compensation awards (including equity based compensation) for our Named Executive Officers are made by our chief executive officer based upon his rating of the performance of each other Named Executive Officer, by reference to market conditions and by reference to an agreed set of performance targets as set by the Compensation Committee and reviewed by the Compensation Committee. Recommendations with respect to the compensation of our Named Executive Officers are also based upon advice from Cook, which considers market conditions and compensation levels of our peer companies in providing its advice. The Compensation Committee will make all final decisions for our Named Executive Officers, however, and may exercise its discretion to modify any elements or levels of compensation that were recommended by the chief executive officer or as advised by Cook.

Role of Outside Consultants in Compensation Decisions

To facilitate the formulation and administration of our compensation program the Compensation Committee of our Board of Directors retained Frederic W. Cook & Co., Inc. as its independent consultant on executive compensation matters. Cook has been retained by the Compensation Committee to help assess the competitiveness and appropriateness of compensation programs throughout the market, including our peers, and to help develop a compensation program that is consistent with our objectives and market conditions. Cook meets with our Compensation Committee in executive sessions and advises the Compensation Committee with respect to aspects of our compensation. The Compensation Committee authorizes the scope of services that it desires Cook to provide for the company, including reviewing and analyzing market data, evaluating our peer group composition, making recommendations for incentive system designs, providing market and regulatory updates, assisting with deliberations related to CEO compensation, reviewing any relevant information and reporting to the Compensation Committee on aspects of our compensation programs. Cook reports directly to, and takes its charge from, the Compensation Committee. However, the Compensation Committee does not specifically direct Cook on how to perform the scope of services it provides, and the Compensation Committee makes all final decisions regarding compensation. In fiscal year 2015, the Compensation Committee considered the relationships Cook has had with the company, the members of the Compensation Committee and our executive officers, as well as the policies that Cook has in place to maintain its independence and objectivity, and determined that no conflicts of interest arose from the work performed by Cook. It is anticipated that this relationship will continue during fiscal year 2016.

Role of Management in Compensation Decisions

Although the Compensation Committee has responsibility for approving the Executive Compensation programs, management plays an important role as well. In particular, our chief executive officer works with Cook to understand market data and to recommend compensation components to the Compensation Committee for our Executive Officers. Our chief executive officer likewise assists the Compensation Committee by providing his evaluation of the performance of the executive officers, and recommends compensation levels for such officers. However, all final recommendations regarding Executive Officers’ compensation are made by the Compensation Committee.

Role of Peer Group and Competitive Data

Our peer companies (“Peer Companies”), which are periodically reviewed and updated by the Compensation Committee as necessary, consists of other public oil and natural gas exploration and production companies against whom we compete for executive talent, including:

•	Cabot Oil & Gas Corp
•	Cimarex Energy Co.
•	Concho Resources Inc.
•	Continental Resources Inc.
•	LINN Energy LLC
•	Newfield Exploration Co.
•	Range Resources Corp
•	Rosetta Resources Corp.

•	Sand Ridge Energy Inc.
•	SM Energy Co.
•	Southwestern Energy Co.
•	Stone Energy Co.
•	Swift Energy Co.
•	Ultra Petroleum Corp
•	W&T Offshore Inc.
•	Whiting Petroleum Corp

In addition to the Peer Company compensation information, Cook also includes compensation survey information in their analysis of the broader compensation market. Those sources include the Mercer Energy Compensation Survey, but the Compensation Committee neither engages nor compensates Mercer to provide direct services to us or our Compensation Committee.

While we do not think it is appropriate to establish compensation based solely on benchmarking compared to our Peer Companies, we believe that reviewing peer information is useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our shareholders. Second, peer review allows us to assess the reasonableness of our compensation practices. This process allows us to achieve one of our primary objectives of maintaining competitive compensation to ensure retention when justified and rewarding the achievement of company objectives so as to align with shareholder interest.

Part V: Material Tax and Accounting Considerations

In designing our compensation programs, we take into consideration the tax and accounting effect that each element will or may have on us, the Named Executive Officers and other employees as a group. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. The number of Common Shares available under the 2006 Long-Term Incentive Plan and/or subject to equity awards may also be adjusted by the Compensation Committee to prevent dilution or enlargement of rights in the event of various changes in our capitalization.

We account for employee share-based awards in accordance with the provisions of FASB ASC Topic 718. All share-based payments to employees, including grants of restricted shares and options under the 2006 Long-Term Incentive Plan, are measured at fair value on the date of grant and recognized in the statement of operations as compensation expense over their requisite service periods.

Section 162(m) of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and our three other most highly compensated executive officers other than our principal financial officer. While we will continue to assess the impact of Section 162(m) on compensation arrangements during our upcoming fiscal year, we presently expect that the bonus payments and the awards of restricted shares, restricted stock units, stock options and performance units will not likely qualify for exclusion from the million dollar cap when paid. Maintaining tax deductibility will not be the sole consideration taken into account by the Compensation Committee in determining what compensation arrangements are in our and our shareholders’ best interests.

Compensation Committee Report

No portion of this report and the information contained in this report shall be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act through any general statement incorporating by reference the proxy statement or the Schedule 14A in which this report appears in its entirety, except to the extent that the company specifically incorporates this report or a portion of this report by reference. Furthermore, this report and the information contained in this report shall not be deemed to be “soliciting material” or “filed” under such Acts.

The Compensation Committee of Energy XXI Ltd (the “company”) is responsible for

•	reviewing, evaluating and approving the agreements, plans, policies and programs of the company to compensate its officers and directors,
•	reviewing and discussing with the company’s management the “Compensation Discussion and Analysis” to be included in the company’s proxy statement for its annual meeting of shareholders and to determine whether to recommend to our Board of Directors that the “Compensation Discussion and Analysis” be included in the proxy statement, in accordance with the applicable rules and regulations,
•	producing a report on executive compensation each year for publication in our proxy statement for our annual meeting of shareholders, in accordance with the applicable rules and regulations, and
•	discharging our Board of Directors responsibilities relating to compensation of our officers and directors.

Among other things, we review general compensation issues and determine the compensation of all of our officers, including the Named Executive Officers, The Compensation Committee has the authority described in the Compensation Committee Charter, which has been approved by our Board of Directors. The Compensation Committee Charter provides that the Compensation Committee has all authority of our Board of Directors as required or advisable to fulfill the purposes of such committee, and permits such committee to form and delegate some or all of its authority to subcommittees when it deems appropriate. A copy of the Compensation Committee Charter is available on the company’s website at www.energyxxi.com under and “Corporate Governance.”

The Compensation Committee currently consists of Messrs. Dupré (who serves as its chair), Feinberg and Griffiths. Mr. Paul Davison was a member of the Compensation Committee until his passing in early 2015.

Each of such members of the Compensation Committee meet the independence requirements established by our Board of Directors and as set forth in the NASDAQ Listing Standards.

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement for the 2015 Annual General Meeting, and we met and held discussions with the company’s management with respect to that portion of this proxy statement. Based upon our review and discussions with management, we recommended to our Board of Directors that the Compensation Discussion and Analysis appearing in this proxy statement be included herein.

Respectfully submitted by the Compensation Committee,

Cornelius Dupré II, Chairman
Hill Feinberg
Scott A. Griffiths

Summary Compensation Table

The compensation disclosed in the Summary Compensation Table for each Named Executive Officer was for services provided for each fiscal year covered in all capacities to the company and our subsidiaries. We provide compensation to our Named Executive Officers under the terms of the Employment Agreements with Mr. Schiller and Mr. Griffin (whose employment and Employment Agreement ended October 20, 2014), our 2006 Long-Term Incentive Plan and the other compensation programs described in the “Compensation Discussion and Analysis” section of this proxy statement. All of the Named Executive Officers who are currently employed by us, other than Mr. Schiller, are “at will” employees and do not have employment contracts with us.

The following table presents information concerning compensation earned by, paid to or accrued for our Named Executive Officers for our fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013.

Name and Principal Position	Year(1)	Salary(2)	Bonus(3)	Stock Awards(4)(5)	All Other Compensation(6)	Total
John D. Schiller, Jr.(7) President & Chief Executive Officer	2015	$908,750	$—	$7,900,568	$410,350	$9,219,668
	2014	891,250	1,850,000	11,429,350	331,784	14,502,384
	2013	845,833	790,000	7,277,000	476,717	9,389,550
Bruce W. Busmire(8) Chief Financial Officer	2015	366,667	80,000	1,907,500	19,400	2,373,567
D. West Griffin(9) Former Chief Financial Officer	2015	144,333	—	2,768,779	2,793,934	5,707,046
	2014	458,334	625,000	3,916,200	145,546	5,145,080
	2013	436,667	240,000	2,512,000	197,989	3,386,656
Hugh Menown Executive Vice President & Chief Accounting Officer	2015	422,083	505,000	2,219,797	120,550	3,267,430
	2014	385,833	460,000	2,988,420	111,233	3,945,486
	2013	337,500	220,000	1,577,250	139,980	2,274,730
Antonio de Pinho(10) Chief Operating Officer	2015	483,125	115,000	4,216,223	131,125	4,945,473
	2014	372,917	485,000	2,873,250	114,241	3,845,408
	2013	290,000	220,000	2,067,950	41,236	2,619,186
Ben Marchive(11) Former Chief Operating Officer	2015	112,292	—	2,577,829	2,233,968	4,924,089
	2014	432,083	575,000	3,703,700	141,217	4,852,000
	2013	396,667	240,000	2,283,000	176,072	3,095,739

(1)	References to “2015” in this column are to our fiscal year ended June 30, 2015 (the “2015 fiscal year”), references to “2014” in this column are to our fiscal year ended June 30, 2014 (the “2014 fiscal year”) and references to “2013” in this column are to our fiscal year ended June 30, 2013 (the “2013 fiscal year”). There is no compensation information to report for Mr. Busmire for fiscal years prior to the 2015 fiscal year because Mr. Busmire was not employed by or a Named Executive Officer of the company prior to the 2015 fiscal year.

(2)	In July 2015, the Compensation Committee determined not to change the base salary rates for the Named Executive Officers for the 2016 fiscal year and retained the base salary rates that were in effect for the 2015 fiscal year.
(3)	Cash bonus, if awarded, is earned for each fiscal year ended June 30, but is generally not paid until July 21 of the following fiscal year. Amounts paid in respect to our profit sharing program are not included in the “Bonus” column but are reported under the “All Other Compensation” column and discussed in footnote (6) below. For 2015, includes a discretionary cash bonus in the amount of $425,000 paid to Mr. Menown in recognition of his accomplishments related to the Company’s sale of the Grand Isle Gathering System (“GIGS”) for $245 million in cash.
(4)	During the 2015 fiscal year on July 21, 2014, the company granted performance unit awards (which are composed of 25% time-based performance units and 75% of performance-based performance units) in the following target amounts: (a) 331,000 to Mr. Schiller, (b) 116,000 to Mr. Griffin, (c) 93,000 to Mr. Menown, (d) 105,000 to Mr. de Pinho and (e) 108,000 to Mr. Marchive. The amounts reflected in the “Stock Awards” column in table above for such performance units represent the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718. The performance unit awards are subject to a “market condition” for accounting purposes. The aggregate grant date fair value of these awards is based upon the estimated outcome of the “market condition” associated with such awards as of the grant date, and is consistent with the estimate of aggregate compensation costs to be recognized over the three year vesting period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and, as such, the amounts reported do not necessarily correspond to the actual value that will be received by the Named Executive Officers. The value utilized with respect to time-based performance units is assumed to be $21.24 per performance unit, which was the closing price of the company’s stock on the July 21, 2014 grant date. The value utilized with respect to performance-based performance units is calculated using a Monte Carlo simulation method based on the probable outcome of such awards as of the grant date and is assumed to be approximately $24.75 per performance unit. Additional information on assumptions used in these computations for the 2015 fiscal year is included in Note 13 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year.
(5)	In connection with his appointment as our Chief Financial Officer on October 20, 2014, Mr. Busmire was granted 250,000 RSUs, which vest 20%, 40% and 40% on the first three grant date anniversaries, subject to his continued employment. In connection with his promotion to the position of Chief Operating Officer on November 13, 2014, Mr. de Pinho was granted 250,000 RSUs, which vest 0%, 50% and 50% on the first three grant date anniversaries, subject to his continued employment. The amounts reflected in the “Stock Awards” column in the table above for such RSUs represent the aggregate grant date fair value of such awards calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and, as such, the amounts reported do not necessarily correspond to the actual value that will be received with respect to the awards. The value utilized with respect to Mr. Busmire’s RSUs is assumed to be $7.63 per RSU (the closing price on October 17, 2014), and the value utilized with respect to Mr. de Pinho’s RSUs is assumed to $6.84 per RSU (the closing price on November 13, 2014). Additional information on assumptions used in these computations for the 2015 fiscal year is included in Note 13 to our consolidated financial statements in our annual report on Form 10-K for the 2015 fiscal year.
(6)	For 2015, “All Other Compensation” amounts in the Summary Compensation Table consist of the following items:

Name	Year(a)	Insurance(b)	Automobile Leases(c)	Clubs(d)	Deferred Comp. Plan(e)	Profit Sharing(f)	401(k) Company Match(g)	Severance Payment(h)	Total
John D. Schiller, Jr.	2015	$29,885	$24,380	$25,635	$298,950	$15,600	$15,900	$—	$410,350
Bruce W. Busmire	2015	—	—	—	—	6,400	13,000	—	19,400
D. West Griffin	2015	4,989	8,480	4,383	—	15,600	1,800	2,758,682	2,793,934
Hugh Menown	2015	—	16,800	—	72,550	15,600	15,600	—	120,550
Antonio de Pinho	2015	2,500	16,800	—	76,275	15,600	19,950	—	131,125
Ben Marchive	2015	18,273	5,600	—	—	15,600	2,550	2,191,945	2,233,968

(a)	References to “2015” in this column are to our fiscal year ended June 30, 2015.
(b)	Represents the value of life insurance premiums paid by the company on behalf of the Named Executive Officer.

(c)	Represents the amount paid by the company for company-leased automobiles provided for use by the respective Named Executive Officer.
(d)	Represents club dues paid by the company on behalf of Mr. Schiller and Mr. Griffin in accordance with their Employment Agreements.
(e)	Represents company contributions made to our nonqualified deferred compensation plan on behalf of our Named Executive Officers. For a description of our nonqualified deferred compensation plan, see our “Compensation Discussion and Analysis” and the “Nonqualified Deferred Compensation Plan” section below.
(f)	Represents company profit sharing contributions made on behalf of each Named Executive Officer to the company’s 401(k) plan. Company contributions on behalf of each Named Executive Officer pursuant to the company’s profit sharing program that exceed certain legal limitations applicable to the company’s 401(k) plan are made to the company’s nonqualified deferred compensation plan.
(g)	Represents company matching contributions made on behalf of each Named Executive Officer to the company’s 401(k) plan.
(h)	For Mr. Griffin, includes (i) a cash severance payment of $2,664,566, (ii) $25,500 paid on his behalf for applicable monthly premiums for the continuation of medical, vision and dental coverage during the 2015 fiscal year following his termination date, (iii) a $25,000 payment made on his behalf for legal expenses, and (iv) $43,616 for accrued, unused vacation. In connection with his termination of employment, Mr. Griffin was also conveyed certain office equipment by the company and paid the company $80,000 to purchase his company vehicle. All equity awards held by Mr. Griffin, including the awards granted during the 2015 fiscal year, vested upon his termination of employment in accordance with the terms of his employment agreement, and he received a cash payment in settlement of those awards in the amount of $8,646,482. Please see the “Options Exercised and Stock Vested in Fiscal Year 2015” table and footnotes for additional information regarding these awards. For Mr. Marchive, includes (i) a cash severance payment of $2,085,125, (ii) an additional $38,900 cash payment equal to 12 months of COBRA payments for continued medical and dental coverage (which payment included $11,400 as a gross up for related taxes), and (iii) an amount equal to $67,920, which is the value of the company-issued automobile conveyed to Mr. Marchive in connection with his departure from the company effective October 1, 2014. All unvested equity awards held by Mr. Marchive were forfeited in their entirety upon his termination of employment on October 1, 2014.
(7)	On August 14, 2014, Mr. Schiller was appointed as the company’s President. Prior to his appointment as Chairman of the Board, President and Chief Executive Officer, Mr. Schiller served as Chairman of the Board and Chief Executive Officer. Effective October 15, 2015, the company separated the positions of Chairman of the Board and Chief Executive Officer, and thereafter Mr. Schiller serves as our President and Chief Executive Officer.
(8)	Mr. Busmire joined the company and was appointed as the company’s Chief Financial Officer effective October 20, 2014.
(9)	Mr. Griffin stepped down from this position as the company’s Chief Financial Officer effective October 20, 2014.
(10)	On August 14, 2014, Mr. de Pinho was appointed as the company’s Executive Vice President, Exploration and Production (he previously served as the company’s Executive Vice President, M&A, Joint Ventures and Technology). Subsequently, on November 13, 2014, Mr. de Pinho was appointed as the company’s Chief Operating Officer.
(11)	Mr. Marchive resigned as Chief Operating Officer and retired from the company effective October 1, 2014.

Realized and Reported Pay

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table above, includes items driven by accounting and actuarial assumptions. As a result, these amounts may differ substantially from the compensation actually realized by our Named Executive Officers in a particular year. To supplement the SEC-required disclosure, the table below shows compensation actually realized for the 2015 fiscal year by each Named Executive Officer (other than Mr. Griffin and Mr. Marchive, whose respective employment relationships with us terminated during the 2015 fiscal year), which consists of (i) the amounts reported in the “Salary” column of the Summary Compensation Table for 2015, (ii) the amounts reported in the “Bonus” column of the Summary Compensation Table for 2015, (iii) the value actually realized with respect to performance unit and other equity awards that became vested and subject to payment during the 2015 fiscal year (instead of the value reported in the “Stock Awards” column of the Summary Compensation Table for 2015), and (iv) the amounts reported in the “All Other Compensation” column of the Summary Compensation Table for 2015.

Name	Year	Realized Pay	Reported Pay in Summary Compensation Table
John D. Schiller, Jr.	2015	$2,637,348	$9,220,208
Bruce W. Busmire	2015	$466,067	$2,373,567
Hugh Menown	2015	$932,008	$2,842,430
Antonio de Pinho	2015	$1,023,056	$4,945,474

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth information concerning performance unit and RSU awards granted during the 2015 fiscal year to each of the Named Executive Officers under our 2006 Long-Term Incentive Plan.

	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(6)	Grant Date Fair Value ($)(7)
Name		Threshold (#)(3)	Target (#)(4)	Maximum (#)(5)
John D. Schiller, Jr.	7/21/14	82,750	331,000	579,250	—	$7,900,568
Bruce W. Busmire	10/20/14	—	—	—	250,000	1,907,500
D. West Griffin(8)	7/21/14	29,000	116,000	203,000	—	2,768,779
Hugh Menown	7/21/14	23,250	93,000	162,750	—	2,219,797
Antonio de Pinho	7/21/14	26,250	105,000	183,750	—	2,506,223
	11/13/14	—	—	—	250,000	1,710,000
Ben Marchive(9)	7/21/14	27,000	108,000	189,000	—	2,577,829

(1)	The date of Compensation Committee action is the same as the grant date, except that Mr. Busmire’s RSU award was approved by the Compensation Committee on October 19, 2014, and Mr. de Pinho’s RSU award was approved by the Compensation Committee on November 3, 2014.
(2)	Performance units vest upon achieving certain total shareholder return targets and time-based service requirements, which are discussed in the “Compensation Discussion and Analysis.” Recipients of performance units are not eligible to receive dividends or dividend equivalent payments with respect to outstanding performance units.
(3)	Reflects the 25% portion of each performance unit award that is subject to time-based vesting conditions only. These units vest in equal installments on each of the first three anniversaries of date of grant, subject to continued employment.
(4)	Reflects the target number of performance units awarded to each Named Executive Officer, including the 25% portion of each performance unit award that is subject to time-based vesting conditions only.
(5)	Reflects the maximum number of performance units that may be earned, calculated as (a) 200% of the performance-based performance units, which is the maximum amount that may be earned based on achievement of the total shareholder return target, plus (b) the number of performance units subject to time-based vesting conditions only.
(6)	Reflects RSUs granted to Mr. Busmire and Mr. de Pinho during the 2015 fiscal year. The RSUs granted to Mr. Busmire vest 20%, 40% and 40% on the first three grant date anniversaries, and the RSUs granted to Mr. de Pinho vest 0%, 50% and 50% on the first three grant date anniversaries, in each case, subject to continued employment.
(7)	The amounts included in this column represent the aggregate grant date fair value of each reported award calculated in accordance with FASB ASC Topic 718. For performance units, the aggregate grant date fair value is based upon the estimated outcome of the “market condition” associated with such awards as of the grant date, and is consistent with the estimate of aggregate compensation costs to be recognized over the three year vesting period determined under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The value ultimately realized upon vesting of awards may not be equal to the FASB ASC

Topic 718 determined value. See footnotes 4 and 5 to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.
(8)	All equity awards held by Mr. Griffin, including the awards granted during the 2015 fiscal year, vested upon his termination of employment on October 20, 2014, and he received a cash payment in settlement of those awards.
(9)	All unvested equity awards held by Mr. Marchive were forfeited in their entirety upon his termination of employment on October 1, 2014.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth information concerning outstanding stock options, performance units (referred to as “PBU”) and RSUs held by each of the Named Executive Officers as of June 30, 2015. Mr. Griffin and Mr. Marchive are not included in the table because they did not hold any outstanding awards as of the end of the 2015 fiscal year. All stock awards held by Mr. Griffin vested upon his termination of employment on October 20, 2014, and all unvested stock awards held by Mr. Marchive were forfeited upon his termination of employment on October 1, 2014.

	Option Awards(1)				Stock Awards
Name	No. of Securities Underlying Unexercised Options (#) Exercisable	No. of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares or Units or Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have not Vested ($)(7)
John D. Schiller, Jr.	150,000	-0-	$17.50	9/10/18			212,500 PBU	(4)	$1,062,500
							559,375 PBU	(5)	$2,796,875
							206,875 PBU	(6)	$544,081
Bruce W. Busmire					250,000	$657,500
Hugh Menown							46,042 PBU	(4)	$230,208
							146,250 PBU	(5)	$731,250
							58,125 PBU	(6)	$152,869
Antonio de Pinho					3,334	$8,768	51,042 PBU	(4)	$255,208
					250,000	$657,500	140,625 PBU	(5)	$703,125
							65,625 PBU	(6)	$172,594

(1)	The company previously granted 150,000 stock options to Mr. Schiller. The options were granted under the 2006 Long-Term Incentive Plan, priced at $17.50, the closing price on the September 10, 2008 grant date, and vested over a three year period with 20% vesting on September 10, 2009, an additional 30% vesting on September 10, 2010, and the remaining 50% vesting on September 10, 2011. No options have been exercised.
(2)	We granted RSUs to Mr. Busmire and Mr. de Pinho during the 2015 fiscal year. The 250,000 RSUs granted to Mr. Busmire vest 20%, 40% and 40% on the first three grant date anniversaries, which are October 20, 2015, October 20, 2016 and October 20, 2017. The 250,000 RSUs granted to Mr. de Pinho vest 50% on November 13, 2016 and 50% on November 13, 2017. In addition, Mr. de Pinho received an award of 10,000 RSUs when he was initially hired by the company on September 4, 2012, which vested in substantially equal annual installments on the first three grant date anniversaries, with the last remaining tranche vesting on September 4, 2015 following the end of the 2015 fiscal year. See “Potential Payments upon Termination or Change in Control” for information regarding the potential acceleration of vesting for these awards upon certain specified events.
(3)	The value of outstanding RSUs at fiscal year-end for these purposes is determined by multiplying the number of outstanding RSUs by $2.63, the closing price of the company’s stock at June 30, 2015.
(4)	We granted a target number of performance units of 1,020,000, 221,000 and 245,000 to each of Messrs. Schiller, Menown and de Pinho, respectively, on July 21, 2012 (on September 4, 2012 with a July 21, 2012 effective date for Mr. de Pinho). The number of performance units reflected as outstanding equals the number of time-based performance units outstanding as of June 30, 2015, plus the target number of performance-based performance units outstanding as of June 30, 2015, multiplied by 50%, which is the threshold TSR performance goal with respect to the performance-based portion of the award. See “Potential Payments upon Termination or Change in Control” for information regarding the potential acceleration of vesting for these awards upon certain specified events.
(5)	We granted a target number of performance units of 1,342,500, 351,000 and 337,500 to each of Messrs. Schiller, Menown and de Pinho, respectively, on July 21, 2013. The number of performance units reflected as outstanding equals the number of time-based performance units outstanding as of June 30, 2015, plus the target number of performance-based performance units outstanding as of June 30, 2015, multiplied by 50%, which is the threshold TSR performance goal with respect to the performance-based portion of the award. See “Potential Payments upon Termination or Change in Control” for information regarding the potential acceleration of vesting for these awards upon certain specified events.
(6)	We granted a target number of performance units of 331,000, 93,000 and 105,000 to each of Messrs. Schiller, Menown and de Pinho, respectively, on July 21, 2014. The number of performance units reflected as outstanding equals the number of time-based performance units as of June 30, 2015, plus the target number of performance-based performance units outstanding as of June 30, 2015, multiplied by 50%, which is the threshold TSR performance goal with respect to the performance-based portion of the award. See “Potential Payments upon Termination or Change in Control” for information regarding the potential acceleration of vesting for these awards upon certain specified events.
(7)	The value of outstanding performance units at fiscal year-end for these purposes is determined by multiplying the number of outstanding performance units by (a) in the case of awards granted in 2012 and 2013, $5.00, which was the estimated “adjusted notional value” of the awards as of June 30, 2015, and (b) in the case of awards granted in 2014, $2.63, which is the closing price of the company’s stock at June 30, 2015. However, the terms of the performance units granted in 2014 actually provide that the holder will receive an amount equal to the simple average of the closing price of the company’s stock for a period of 20 business days ending immediately prior to the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table shows for each Named Executive Officer the vesting of awards during our fiscal year ended June 30, 2015. None of the awards held by Mr. Busmire vested during the 2015 fiscal year.

	Stock Awards
Name	No. Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
John D. Schiller, Jr.	62,039		$1,317,710
D. West Griffin	1,144,288	(3)	$9,078,608	(3)
Hugh Menown	14,566		$309,375
Antonio de Pinho	14,760	(4)	$293,805	(4)
Ben Marchive	19,754		$419,575

(1)	The Named Executive Officers listed above received performance unit (PBU) awards in 2011, 2012 and/or 2013, a portion of which vested on July 21, 2014. The number of shares included in the table above with respect to these PBU awards reflects (a) the number of time-based performance units that vested on July 21, 2014, multiplied by (b) the “adjusted notional value” earned for each performance unit as of the vesting date, which was $5.00, divided by (c) the value per share of our common stock on the July 21, 2014 vesting date ($21.24). The aggregate amount earned with respect to the PBU awards that vested on July 21, 2014 was settled one-half in shares of the company’s stock and one-half in cash. None of the performance-based performance units that were eligible to vest on July 21, 2014 vested or became eligible for payment because the applicable total shareholder return goals were not attained. For each of the Named Executive Officers included in the table, the number of time-based performance units that vested on July 21, 2014 was as follows: (a) the final one-third tranche of the performance units granted on July 21, 2011, which vested and became payable on July 21, 2014 with respect to the following number of performance units: 66,667 PBU for Mr. Schiller, 23,333 PBU for Mr. Griffin, 14,208 PBU for Mr. Menown, and 21,000 PBU for Mr. Marchive; (b) the second one-third tranche of the performance units granted on July 21, 2012, which vested and became payable on July 21, 2014 with respect to the following number of performance units: 85,000 PBU for Mr. Schiller, 29,333 PBU for

Mr. Griffin, 18,417 PBU for Mr. Menown, 20,417 PBU for Mr. de Pinho, and 26,667 PBU for Mr. Marchive; and (c) the first one-third tranche of the performance units granted on July 21, 2013, which vested and became payable on July 21, 2014 with respect to the following number of performance units: 111,875 PBU for Mr. Schiller, 38,333 PBU for Mr. Griffin, 29,250 PBU for Mr. Menown, 28,125 PBU for Mr. de Pinho, and 36,250 PBU for Mr. Marchive.
(2)	The amount reported in this column is equal to the number of shares reported in the preceding column (except as otherwise provided in footnotes 3 and 4) multiplied by the value per share of our common stock, determined as of the July 21, 2014 vesting date ($21.24).
(3)	In connection with his departure from the company on October 20, 2014, all of Mr. Griffin’s outstanding, unvested performance units vested, with any performance-based performance units vesting at 200%. The number of shares included in the table above with respect to these awards reflects (a) the number of unvested time-based performance units outstanding immediately prior to October 20, 2014, plus 200% of the number of unvested performance-based performance units outstanding immediately prior to October 20, 2014, multiplied by (as applicable) (b) the “adjusted notional value” for each performance unit as of October 20, 2014, which was $5.00 for the awards granted in 2012 and 2013 and $9.87 (the 20 day average closing price of our common stock) for the award granted in 2014, divided by (c) the value per share of our common stock on October 20, 2014 ($7.63). Mr. Griffin received a cash payment equal to $8,646,482 in settlement of such awards. The value reported in this table with respect to such awards is based on the value per share of our common stock on October 20, 2014 ($7.63).
(4)	For Mr. de Pinho, also reflects the vesting of 3,333 RSUs on September 4, 2014, when the closing price of our common stock was $15.33 per share.

Nonqualified Deferred Compensation

Each of our Named Executive Officers is eligible to participate in the Energy XXI Services, LLC Restoration Plan (the “Restoration Plan”). The plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended, and to comply with Section 409A of the Code. Our obligations under the plan will be general unsecured obligations to pay deferred compensation in the future to eligible participants in accordance with the terms of the plan from our general assets. The Compensation Committee acts as the plan administrator.

The Restoration Plan provides for four different types of contributions: (1) employee deferral contributions, (2) employer matching contributions otherwise payable to our tax qualified retirement plan but for non-discrimination rules limiting the amount of employee compensation that can be considered in calculating matching contributions under that plan, (3) profit sharing contributions otherwise payable to our tax qualified retirement plan but for non-discrimination rules limiting the amount of employee compensation that can be considered in calculating profit sharing contributions under that plan, and (4) discretionary employer contributions. Employee deferral contributions are always 100% vested and nonforfeitable. Historically, employer contributions have also been 100% vested, however, beginning January 1, 2013 an employee must be employed on the last day of any calendar year in order to receive a discretionary employer contribution for that calendar year. Compensation for purposes of the plan includes the base compensation payable to a participant but excludes bonuses.

A participant’s Restoration Plan account balance generally will be paid in a single lump sum distribution on the date that is six months following the participant’s separation from service or, if earlier, upon the participant’s death. In addition, to the extent an employee makes employee deferral contributions to the Restoration Plan, the employee may also elect to receive a distribution of such amounts upon the earlier to occur of a fixed date (which is at least two years after the plan year of such deferrals) or the date that is six months following the participant’s separation from service (or, if earlier, upon the participant’s death). All amounts under the Restoration Plan are invested in the same investment elections provided under our tax-qualified retirement plan and, consequently, earnings do not constitute above market earnings or interest for purposes of SEC disclosure rules.

Nonqualified Deferred Compensation Table for Fiscal Year 2015

Name(1)	Company Contributions in 2015 ($)(2)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at end of 2015 ($)(3)
John D. Schiller, Jr.	$298,950	$(1,856,681)	$0	$265,032
D. West Griffin	—	(505,001)	104,907	0
Hugh Menown	72,550	(142,624)	0	105,081
Antonio de Pinho	76,275	76,285	0	135,654
Ben Marchive	—	(967,727)	0	144,165

(1)	Mr. Busmire did not participate in the Restoration Plan during the 2015 fiscal year. None of the Named Executive Officers made employee deferral contributions to the Restoration Plan during the 2015 fiscal year.
(2)	All amounts reflected in this column have also been reported in the Summary Compensation Table under the heading of “All Other Compensation” for the 2014 year.
(3)	We have reported the following amounts as contributed to the Restoration Plan on behalf of the Named Executive Officers in prior fiscal years: (a) Mr. Schiller — $231,900 (2014 fiscal year), $377,333 (2013 fiscal year), $358,971 (2012 fiscal year), $350,615 (2011 fiscal year), $148,533 (2010 fiscal year), $102,708 (2009 fiscal year), $307,010 (2008 fiscal year) and $70,000 (2007 fiscal year); (b) Mr. Griffin — $76,633 (2014 fiscal year), $134,467 (2013 fiscal year), $134,167 (2012 fiscal year), $127,578 (2011 fiscal year), $50,147 (2010 fiscal year), $29,830 (2009 fiscal year), $53,479 (2008 fiscal year) and $17,260 (2007 fiscal year); (c) Mr. Menown — $59,433 (2014 fiscal year), $76,500 (2012 fiscal year) and $39,590 (2011 fiscal year); (d) Mr. de Pinho — $59,367 (2014 fiscal year); and (e) Mr. Marchive — $71,233 (2014 fiscal year), $117,987 (2013 fiscal year), $103,500 (2012 fiscal year), $70,614 (2011 fiscal year), $88,468 (2010 fiscal year), $19,800 (2009 fiscal year) and $46,097 (2008 fiscal year).

Potential Payments upon Termination or a Change in Control

As discussed above in the Compensation Discussion and Analysis, we believe that it is important to provide our Named Executive Officers with certain severance and change in control payments or benefits in order to establish a stable work environment for the individuals responsible for our day to day management. In order to assist us in this goal, we have entered into an Employment Agreement with Mr. Schiller and established the Severance Plan that covers our other Named Executive Officers. Awards that have been made under the terms of our 2006 Long-Term Incentive Plan to our Named Executive Officers are also subject to certain termination and/or change in control provisions. The following text describes certain relevant information in regards to such obligations.

Other than payments made due to an actual termination of employment, payments and benefits described in this discussion assume termination events occurred on June 30, 2015 and are made pursuant to the terms of the Employment Agreements, the Severance Plan, the 2006 Long-Term Incentive Plan (and Award Agreements relating to awards under the 2006 Long-Term Incentive Plan), the 2008 Purchase Plan and our various perquisite policies, as applicable.

Payments made to our Former Chief Financial Officer

Mr. Griffin resigned as our Chief Financial Officer for Good Reason on October 20, 2014. Pursuant to the terms of Mr. Griffin’s Executive Employment Agreement (entered into on September 10, 2008) and as formalized in the Release and Separation Agreement entered into on December 5, 2014, we paid Mr. Griffin certain elements of compensation including, and less applicable taxes, where appropriate: (1) a separation payment equal to the sum of three times Mr. Griffin’s Base Compensation and Annual Bonus plus interest and certain other amounts ($2,664,566); (2) a cash payment (made in two installments) of $8,646,482 satisfying all our obligations to Mr. Griffin under the 2006 Long-Term Incentive Plan; (3) $104,907 as a complete distribution of Mr. Griffin’s account in our nonqualified deferred compensation plan, the Restoration Plan; (4) $25,000 in satisfaction of Mr. Griffin’s legal bills in relation to the payments due him upon his termination; (5) $25,500 paid on his behalf for applicable monthly premiums for the continuation of medical, vision and dental coverage during the 2015 fiscal year following his termination date; and (6) $43,616 for accrued, unused vacation. In addition, Mr. Griffin was also conveyed certain office equipment by the company and paid the company $80,000 to purchase his company vehicle.

In the Release and Separation Agreement, Mr. Griffin agreed to certain non-disparagement covenants and agreed to cooperate with the company in support of the company’s business interests on any matter arising out of his employment. Mr. Griffin also agreed to certain confidentiality, non-competition and non-solicitation covenants. In the Release and Separation Agreement, Mr. Griffin released and waived any and all claims against the company and its representatives that may exist or have arisen up to and including the date of the Release and Separation Agreement, including claims that arise out of his employment or the cessation of his employment, except for the enforcement of the Release and Separation Agreement.

Payments made to our former Chief Operating Officer

Mr. Marchive resigned as our Chief Operating Officer effective October 1, 2014. In recognition of Mr. Marchive’s service to us and pursuant to the terms of the Employment Separation Agreement and Release we entered into with Mr. Marchive on August 20, 2014, we paid Mr. Marchive certain elements of compensation including: (1) a severance payment in the amount of $2,085,125, (2) $38,900 for payment of continuation benefits pursuant to COBRA (including a related tax gross-up); and (3) $67,920 as an in-kind payment for Mr. Marchive’s company vehicle. All unvested equity awards held by Mr. Marchive were forfeited in their entirety upon his termination of employment on October 1, 2014.

In the Employment Separation Agreement and Release, Mr. Marchive released and waived any and all claims against us and our representatives that may exist or have arisen up to and including the date of the Employment Separation Agreement and Release, including claims that arise out of his employment or the cessation of his employment, except for the enforcement of the Employment Separation Agreement and Release.

Payments upon Termination of Mr. Schiller

Involuntary Termination

Under Mr. Schiller’s Employment Agreement he is entitled to receive the following payments and benefits in the event he terminates employment for “Good Reason,” we terminate his employment “without Cause” or he is terminated or generally resigns within a one-year period following a “Change in Control” (as such terms are defined in the Employment Agreements, which definitions are summarized below). However, if, following a “Change in Control”, the surviving entity requests Mr. Schiller to remain employed and that entity assumes the Employment Agreement, then Mr. Schiller’s entitlement to the termination payments described below do not apply in the event Mr. Schiller resigns in the first 6 months following the Change in Control:

Salary	A cash lump sum payment in an amount equal to 3 times the then current base salary.
Target bonus	A cash lump sum payment in an amount equal to 3 times target bonus, which target bonus will be calculated as 125% base salary then in effect.
Outstanding equity awards	All outstanding equity awards and any accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non-forfeitable (with performance awards deemed achieved at the maximum level).
Continued health benefits	Medical/dental benefits for executive, spouse and dependents for a 3 year period beginning on the date of the applicable termination on the same basis as provided at the time immediately prior to termination at no cost to the executive.

Death or Disability

Under Mr. Schiller’s Employment Agreement, Mr. Schiller (or his estate) is entitled to receive the following in the event of his termination due to death or Disability:

Salary	Disability: a cash lump sum payment in an amount equal to 3 times the then current base salary.
Death: continuation of the then current base salary payments for a period of 12 months following death.
Target bonus	Disability: a cash lump sum payment in an amount equal to 3 times target bonus, calculated as 125% base salary then in effect.
Outstanding equity awards	Death or Disability: all outstanding equity awards and accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non-forfeitable (with performance units deemed achieved at the maximum level).
Continued health benefits	Disability: medical/dental benefits for executive, spouse and dependents for a 3 year period beginning on the date of the applicable termination on the same basis (and no greater cost to Mr. Schiller) as provided at the time immediately prior to the applicable termination.

Payments upon Termination of Messrs. Busmire, Menown or de Pinho

As of the end of the 2015 fiscal year, under the Severance Plan and performance unit awards, Messrs. Busmire, Menown and de Pinho are entitled to receive the following in the event of an Involuntary Termination (as defined in the Severance Plan), which includes a “Termination for Cause,” termination by the executive for “Good Reason,” or termination due to death or “Disability” (which such quoted terms are defined below):

Salary	A cash lump sum payment in an amount equal to 2 times the then current base salary.
Target bonus	A cash lump sum payment in an amount equal to the average of the bonuses, if any, earned with respect to the two most recent fiscal years ending on or before the date of the termination; provided, that, if the executive was not employed by us at any time during either of such two fiscal years, the cash lump sum payment will be in an amount equal to the executive’s target annual bonus for the fiscal year in which the termination occurs.
Outstanding equity awards	All outstanding equity awards (other than outstanding RSUs) and any accrued benefits under any and all nonqualified deferred compensation plans vest and become exercisable and non-forfeitable (with performance units deemed achieved at the maximum level).
Continued health benefits	Medical/dental/COBRA coverage for executive, spouse and dependents for a 1 year period beginning on the date of the applicable termination on the same basis (and no greater cost to the executive) as provided immediately prior to termination.

Payments upon Termination by Executive without Good Reason or by Company with Cause

Under the terms of both the Employment Agreement and the Severance Plan, no obligations are paid upon a termination of employment by a Named Executive Officer without Good Reason or by us for Cause (except for Mr. Schiller, for whom obligations are also payable upon any termination of employment within the one-year period following a Change in Control, or upon death or Disability, as provided in his Employment Agreement and described above) other than items that are accrued or vested but yet unpaid. No additional payments are made and outstanding equity awards are forfeited in accordance with the terms of the applicable award agreement.

Payments upon a Change in Control without an Associated Termination

The only “single-trigger” change in control benefit provided to our Named Executive Officers is the accelerated vesting of performance units (with performance deemed to have been achieved at the maximum level) and outstanding RSUs (which vest at 100%).

Quantification of Potential Payments upon Termination or a Change in Control

For purposes of the table below, we made reasonable assumptions, such as all legitimate reimbursable business expenses and all earned salary payments are current on the date of the potential termination event. We assumed each event has occurred on June 30, 2015, on which day our common shares closed at $2.63 per share. Actual amounts may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each Named Executive Officer would receive as of June 30, 2015.

Named Executive Officer	Termination by Executive for Good Reason, Termination by Company without Cause or upon Change in Control(1)	Disability	Death
John D. Schiller, Jr.
Salary	$2,730,000	$2,730,000	$910,000
Bonus	$3,412,500	$3,412,500	—
Accelerated Equity(2)	$20,785,928	$20,785,928	$20,785,928
Continued Medical	$105,552	$105,552	—
Tax Gross-up	$9,122,271	$9,122,271	$6,316,462
Total	$36,156,251	$36,156,251	$28,012,390
Bruce W. Busmire
Salary	$1,040,000	$1,040,000	$1,040,000
Bonus	$468,000	$468,000	$468,000
Accelerated Equity	$657,500	$0	$0
Continued Medical	$35,184	$35,184	$35,184
Total	$2,200,684	$1,543,184	$1,543,184
Hugh Menown
Salary	$850,000	$850,000	$850,000
Bonus	$340,000	$340,000	$340,000
Accelerated Equity(2)	$5,102,616	$5,102,616	$5,102,616
Continued Medical	$24,300	$24,300	$24,300
Total	$6,316,916	$6,316,916	$6,316,916
Antonio de Pinho
Salary	$1,040,000	$1,040,000	$1,040,000
Bonus	$352,500	$352,500	$352,500
Accelerated Equity(2)	$5,892,846	$5,235,346	$5,235,346
Continued Medical	$35,184	$35,184	$35,184
Total	$7,320,530	$6,663,030	$6,663,030

(1)	Amounts apply in cases of termination by executive for Good Reason, termination by Company without Cause or upon termination during the one year period following a Change in Control, except that amounts included with respect to outstanding RSUs held by Mr. Busmire and Mr. de Pinho vest only upon the occurrence of a Change in Control.
(2)	Upon an actual termination of employment, the value of the RSUs and performance units may vary from the amounts reported above. The estimated value of performance units at termination does not necessarily reflect the amount payable under the performance units on each applicable vesting date.

The Employment Agreement

The payments and benefits shown in this section with respect to Mr. Schiller reflect our obligations under his Employment Agreement as in effect as of the 2015 fiscal year. Our “Severance” obligations are to make a lump sum payment on the date of termination, unless the executive is a “specified employee” pursuant to Section 409A of the Code and such Code section requires us to delay payments for a period of six months in order to comply with that Code section. Our obligations shown in the tables above are generally to be paid (if any payment obligation exists) as they become due. To the extent we fail to make such payments when due, we are further obligated to pay accrued interest on such late payments at the prime rate, as published in the Wall Street Journal, plus 1%. The executive is not required to mitigate the amount of any payment or benefits provided to him, but he will be subject to standard confidentiality, non-competition and non-solicitation restrictions for a period of one year following a termination of employment.

The Employment Agreement also provides an additional tax gross-up in the event that the payments received in connection with a change in control result in taxes imposed by Section 4999 of the Code, or in the event that any payments in connection with any termination of employment or a change in control result in taxes imposed by Section 409A of the Code. The amount of the tax gross-up would be the amount necessary to see that the executive receives the same net after tax amount that he would have received had he not been required to pay the additional excise taxes pursuant to either Section 4999 or Section 409A of the Code. The tax gross-up will be paid to the executive no later than the 10th business day following the date the executive remits any such excise tax to the Internal Revenue Service, but in the event that the gross-up payment is found to be in excess of what is necessary to place the executive in the same net after tax position, the executive will repay this amount to us. The tax gross-up estimates reflected in the table above do not include any reduction for reasonable compensation and have been calculated assuming the highest marginal rates of taxation.

The Employment Agreement also contains certain restrictive covenants. In addition to customary confidentiality provisions, Mr. Schiller will be subject to one year non-compete and non-solicitation restrictions following a termination of his employment.

The following table summarizes certain definitions applicable to the Employment Agreement:

Term	Summary Definition
Cause	Executive’s (1) gross negligence, gross neglect or willful misconduct in performing his duties; (2) commission of a felony causing a material adverse effect on us; or (3) material breach of any material provision of the Employment Agreement.
Change in Control	Occurrence of: (1) the acquisition of beneficial ownership of 50% or more of the voting power of our voting securities, or having the ability to elect 50% or more of our directors;
(2) our directors as of the effective date of the Employment Agreement (“Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board;
(3) the consummation of a merger, consolidation or reorganization involving us (“Business Combination”), unless (a) our shareholders immediately before the Business Combination own at least 50% of the voting power of the surviving corporation immediately after the Business Combination, in substantially the same proportion, and (b) the Incumbent Board immediately prior to the Business Combination constitutes at least a majority of the Board of Directors of the surviving corporation, and (c) no person (other than (x) us or an entity we control, (y) a trustee/fiduciary holding securities under one or more executive benefit plans or arrangements (or any trust forming a part thereof) maintained by us, the Surviving Corporation or any entity we control, or (z) any person who at the Business Combination, had beneficial ownership of 50% or more of the voting securities) has beneficial ownership of 50% or more of the surviving corporation’s voting power;
(4) our complete liquidation or dissolution; or
(5) the sale or other disposition of all or substantially all of our assets to any person (other than a transfer to an entity we control).

Term	Summary Definition
Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if: (a) the Incumbent Board continues to constitute a majority of the Surviving Corporation’s board; (b) any successor entity of us, if any, agrees in writing to assume and perform the Employment Agreement for a period of at least 3 years; and (c) executive maintains his same position and reporting relationship with the Surviving Corporation (if not us).
Disability	Absence of executive from full-time performance for 180 business days during a 12 month period due to incapacity due to accident, physical or mental illness, or other circumstance in his physician’s opinion which renders him mentally or physically incapable of performing full-time duties.
Good Reason	(1) material breach of any of our obligations under the Employment Agreement without the executive’s written consent; or (2) occurrence of any of the following, without the executive’s written consent and following notice and opportunity to cure: (a) change of executive’s title or the assignment of duties that materially adversely alters the status of his office, title, or responsibilities; (b) the failure by us to continue in effect/continue executive’s participation in any of executive’s compensation plans that is material to his total compensation unless an ongoing substitute or alternative plan has been made, unless any such failure relates to a discontinuance of such plans or participation on a management-wide or company-wide basis; (c) the taking of any action by us which would directly or indirectly materially reduce or deprive executive of any material pension, welfare or fringe benefit then enjoyed by him, unless such action relates to a discontinuance of benefits on a management-wide or company-wide basis; (d) the relocation of our principal executive offices, or our requirement that the executive officer relocate anywhere outside the greater Houston, Texas metropolitan area, except for required travel for our business to an extent substantially consistent with his obligations under the Employment Agreement; or (e) our material breach of any material provision of the Employment Agreement.

The Severance Plan

The payments and benefits shown in this section with respect to Messrs. Busmire, Menown and de Pinho reflect our obligations under our Severance Plan as in effect as of the end of the 2015 fiscal year. Our “Severance” obligations are to make a lump sum payment within either the 30 day period following the applicable termination of employment, or within the 30 day period following the individual’s proper execution of a release in our favor, if such a release is required of the individual. We have the sole authority to determine whether or not an individual must enter into a release agreement prior to receiving benefits under the Severance Plan. Our obligations under the other columns in the table are generally to be paid (if any payment obligation exists) as they become due.

The following table summarizes certain definitions applicable to the Severance Plan:

Term	Summary Definition
Disability	Either: (1) an inability to engage in substantial gainful activity due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months; or
(2) the receipt of income replacements due to physical/mental impairment that can be expected to result in death or to last for at least 12 continuous months, for a period of not less than 3 months under our accident and health plan.
Good Reason	(1) the assignment to the executive of any duties that materially adversely alters the nature or status of the executive’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the executive’s position, duties or authorities, from those in effect immediately prior to such change;
(2) the material diminution of the executive’s aggregate targeted compensation; or
(3) the relocation of the executive’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required business travel); provided, that the executive does not consent to the occurrence of such event and we do not cure such defect following written notice from the executive.
Termination for Cause	Any termination of employment with us by reason of employee’s (1) conviction of any felony or of a misdemeanor involving moral turpitude; (2) material failure to perform his duties in a manner satisfactory to us; (3) engagement in conduct which is injurious to us or any of our affiliates; (4) engagement in business activities which are in conflict with our business interests; (5) insubordination; (6) conduct that violates our safety rules or standards; or (7) conduct that violates our guidelines for appropriate employee conduct; in each foregoing case to be determined solely by the compensation committee.

2006 Long-Term Incentive Plan

The amounts shown in the table above with respect to our Named Executive Officers reflect our obligations under the respective awards granted to such individuals under the 2006 Long-Term Incentive Plan as in effect as of the end of the 2015 fiscal year. The provisions of those awards are the same with respect to the right to receive payments and benefits. Each award provides that all unvested awards become vested and non-forfeitable immediately upon the respective executive officer’s death or “disability” or upon a “change of control” of us. Under those awards, upon vesting we are obligated to either deliver to the applicable Named Executive Officer the number of common shares underlying the award or make a cash payment of the corresponding value of such common shares, in each case within two weeks following the date of such vesting. Upon an accelerated vesting event, the maximum level of performance is deemed to have been achieved with respect to performance unit awards.

Under the 2006 Long-Term Incentive Plan, a “change of control” is deemed to have occurred upon any of the following events: (1) any person or entity becomes the beneficial owner of 50% or more of our voting stock, except for person(s) or entity(ies) that are (a) us or any of our subsidiaries, (b) any of our or our subsidiaries’ employee benefit plans, (c) an affiliate of us, (d) a company owned, directly or indirectly, by our shareholders in substantially the same proportion as their ownership of us, or (e) an underwriter temporarily holding securities for an offering of securities; (2) the consummation of any business transaction of us or our subsidiary(ies) with or into any other company, other than any of such transactions in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the surviving company immediately after such transaction; (3) consummation of a sale or disposition of Energy

XXI Services, LLC, the subsidiary through which we generally employ our employees, or of all or substantially all of our assets, other than a sale or disposition in which our voting shareholders immediately prior to such transaction represent more than 50% of the voting power of the acquirer or its parent immediately after such transaction; or (4) the members of our Board of Directors as of October 6, 2006 (Incumbent Board) cease to constitute at least a majority of our Board of Directors; provided, however, Incumbent Board shall include new directors approved by at least a majority of the Incumbent Board.

Under the 2006 Long-Term Incentive Plan, “cause” is defined with reference to the definition of “cause” in any relevant Employment Agreement (defined for Mr. Schiller above), and for Messrs. Busmire, Menown, and de Pinho, “cause” means (1) the executive’s commission of any criminal or other act that is likely to cause substantial damage or injury to us, (2) the executive’s commission of an act of fraud in the performance of his duties on behalf of us, or (3) the executive’s failure to perform his duties to us (other than on account of incapacity due to illness). “Good reason” is defined under this plan with reference to the definition of “good reason” in the Employment Agreement for Mr. Schiller. For Messrs. Busmire, Menown, and de Pinho, “good reason” means (1) the assignment to the executive of any duties that materially adversely alter the nature or status of the executive’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the executive’s position, duties or authorities, from those in effect immediately prior to such change, (2) the material diminution of the executive’s aggregate targeted compensation, or (3) the relocation of the executive’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required business travel); provided, that the executive does not consent to the occurrence of such event and we do not cure such defect following written notice from the executive. “Disability” under the 2006 Long-Term Incentive Plan is defined as occurring (1) when the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of 12 months or more or (2) when the executive is, by reason of such events, receiving disability benefits for a period of three months or more under our disability plan.

Notwithstanding the foregoing, for purposes of any award that is subject to Section 409A of the Code and that is payable upon a change of control, the definition of “change of control” under the 2006 Long-Term Incentive Plan is expressly intended to comply with the requirements of Section 409A of the Code and such plan contemplates that the definition will be modified to the extent necessary to ensure compliance with such requirements.

Other Benefits

Under the ESPP, employees, including Named Executive Officers, are entitled to refund of any amounts contributed by the employee to the ESPP but unused for purchases at the date of termination. Each of the Named Executive Officers would also be eligible for other benefits and compensation accrued through the date of their respective termination on the same basis as generally available to the other employees of the company, including the fact that they would be fully vested in any profit sharing or other nonqualified deferred compensation that would have previously been paid by us. Nevertheless, the occurrence of such Named Executive Officer’s termination or a change of control would not create any additional rights in these respects.

AUDIT COMMITTEE REPORT

Our Audit Committee currently consists of Messrs. Colvin (who serves as its chair), Flannery and Griffiths. Our Board of Directors has determined that each of the members of the Audit Committee meets the independence requirements as set forth in Rule 10A-3(b)(1) under the Exchange Act and the NASDAQ Listing Standards. The Board of Directors has also determined that Mr. Colvin qualifies as an “audit committee financial expert” under the rules of the SEC.

Role in Financial Reporting

The management of Energy XXI Ltd (for purposes of this Report, the “company”) is responsible for the company’s internal controls and the financial reporting process. The independent auditor hired by the company is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee monitors and oversees these processes and reports to the company’s Board of Directors with respect to its findings. The responsibility and authority of the Audit Committee is more specifically described in the Audit Committee Charter, which has been approved by the company’s Board of Directors. A copy of the Audit Committee Charter is available on the company’s website at www.energyxxi.com under “Corporate Governance.”

Fiscal 2015 Financial Statements

In order to fulfill our monitoring and oversight duties, we:

•	reviewed and discussed the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 with management and the independent registered public accounting firm, BDO USA, LLP,
•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and
•	received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm.

During fiscal 2015, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee reviewed and discussed with management and BDO USA, LLP management’s report on internal control over financial reporting and BDO USA, LLP’s report on their audit of the company’s internal control over financial reporting as of June 30, 2015.

Based on this review and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for the year ended June 30, 2015 be included in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for filing with the SEC and the Board of Directors approved such inclusion.

Auditor Independence

The Audit Committee considered whether the provision of non-audit services by BDO USA, LLP was compatible with maintaining such firm’s independence. After reviewing the services provided by BDO USA, LLP, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection, subject to shareholder ratification of BDO USA, LLP as the independent registered public accounting firm of the company.

Respectfully submitted by the Audit Committee,
William Colvin, Chairman
Kevin Flannery
Scott A. Griffiths

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and anyone who beneficially owns more than 10% of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and to furnish copies of such reports to us. Based solely on our review of the copies of these reports furnished to us and representations from our officers and directors, we believe that all filings required to be made under Section 16(a) were made on a timely basis during our fiscal year ended June 30, 2015.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL GENERAL MEETING

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2016 Annual General Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than June 30, 2016. No shareholder proposal was received for inclusion in this proxy statement.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our Bye-Laws, in order for a nomination of persons for election to our Board of Directors or a proposal of business to be properly brought before an annual general meeting, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board of Directors or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bye-Laws. A shareholder making a nomination for election to our Board of Directors or a proposal of business for the 2016 Annual General Meeting must deliver proper notice to our Corporate Secretary at least 120 days but not more than 150 days prior to the anniversary date of the date of proxy statement released to shareholders in connection with the 2015 Annual General Meeting for a nomination for election to our Board of Directors, and at least 60 days but not more than 90 days prior to the anniversary date of the 2015 Annual General Meeting for a proposal of business. In other words, for a shareholder nomination for election to our Board of Directors or a proposal of business to be considered at the 2016 Annual General Meeting, it should be properly submitted to our Corporate Secretary no earlier than May 31, 2016, and no later than June 30, 2016, or September 2, 2016, and no later than October 2, 2016, respectively.

Under Rule 14a-4(c) of the Exchange Act, our Board of Directors may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a shareholder at the 2016 Annual General Meeting that the shareholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board of Directors intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before October 2 2016, and the shareholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after October 2, 2016, and the matter nonetheless is permitted to be presented at the 2016 Annual General Meeting, our Board of Directors may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the Annual Meeting of Shareholders. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

For each individual that a shareholder proposes to nominate as a director, the shareholder’s written notice to our Corporate Secretary must include the information set forth under “Board of Directors and Governance — Committees of Our Board of Directors — Director Nomination Process.” From time to time, the Nomination Committee may request additional information from the nominee or the shareholder. For any other business that a shareholder desires to bring before an annual meeting, the shareholder notice must be delivered to Energy XXI Ltd, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary, not less than 120 days nor more than 150 days prior to the anniversary date of the 2015 Annual General Meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters.

HOUSEHOLDING OF ANNUAL GENERAL MEETING MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding our Common Shares but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials that are delivered until such time as one or more of these shareholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies mailed to you, please submit a request to our Corporate Secretary at the address specified above or call our Investor Relations department at (713) 351-3000, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Financial Statements

A copy of our 2015 Annual Report, which consists of our Form 10-K, accompanies this proxy statement. The 2015 Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended June 30, 2015 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov.

Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Written requests should be delivered to Energy XXI Ltd, Canon’s Court, 22 Victoria Street, PO Box HM 1179, Hamilton HM EX, Bermuda, Attention: Corporate Secretary. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

OTHER BUSINESS

Our Board of Directors does not intend to bring any other matters before the 2015 Annual General Meeting in addition to those described above, and has not been informed that any other matters are to be presented by others. If other business is properly presented for consideration at the 2015 Annual General Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

By order of the Board of Directors

Juliet Evans
Corporate Secretary
October 26, 2015
Hamilton, Bermuda

APPENDIX A

First ESPP Amendment

[See attached.]

Appendix A-1

FIRST AMENDMENT TO THE
ENERGY XXI SERVICES, LLC
EMPLOYEE STOCK PURCHASE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Energy XXI Services, LLC Employee Stock Purchase Plan (the “Plan”), is made effective as of October 26, 2015 (the “Amendment Effective Date”), by Energy XXI Services, LLC (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given in the Plan.

WITNESSETH:

WHEREAS, the Company previously adopted the Plan, which is intended to assist Eligible Employees of the Employer, and its Parent and Subsidiaries in acquiring a stock ownership interest in the Company;

WHEREAS, Section 10.1 of the Plan provides that the Board may amend the Plan at any time, subject to the approval of the Company’s shareholders for certain amendments such as (i) changing the aggregate number of shares that may be issued under the Plan and (ii) extending the term of the Plan; and

WHEREAS, the Company now desires to amend the Plan to (i) increase the number of shares of Stock which may be issued pursuant to rights granted under the Plan by 1,500,000 shares and (ii) extend the term of the Plan to December 31, 2024, in each case, subject to approval by the Company’s shareholders at the 2015 Annual General Meeting.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date as set forth below:

1. The first sentence of Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

Subject to Article IX, the aggregate number of shares of Stock which may be issued pursuant to rights granted under the Plan shall be 2,500,000 shares.

2. The third sentence in the paragraph under Article XI of the Plan is hereby deleted in its entirety and replaced with the following:

The Plan shall be in effect until December 31, 2024, unless sooner terminated under Article X.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

[Signature Page Follows]

Appendix A-2

IN WITNESS WHEREOF, the Company has caused the First Amendment to be executed as of the Amendment Effective Date.

ENERGY XXI SERVICES, LLC

By:	Antonio de Pinho
Its:	President

Appendix A-3

APPENDIX B

First LTIP Amendment

[See attached.]

Appendix B-1

FIRST AMENDMENT TO THE
AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”), is made effective as of October 26, 2015 (the “Amendment Effective Date”), by Energy XXI Services, LLC (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given in the Plan.

WITNESSETH:

WHEREAS, the Company previously adopted the Plan, which is intended to encourage Employees, Service Providers and Non-Employee Directors to acquire or increase their equity interests in the Company, thereby giving them an added incentive to work toward the continued growth and success of the Employer and the Company;

WHEREAS, Section 1.4 of the Plan provides that the Board may amend the Plan, subject to the approval of the Company’s shareholders for any amendment which would constitute a “material revision” (as that term is used in the rules of any exchange on which the Common Stock is traded) of the Plan;

WHEREAS, the Company now desires to amend the Plan to (i) increase the number of shares of Common Stock which may be issued under the Plan by 5,000,000, (ii) increase the per person annual limit on certain stock-based Awards to three million (3,000,000) shares, (iii) extend the term of the Plan to December 31, 2024, (iv) add a default definition of “Good Reason” to the Plan which applies to all Employees and Service Providers other than Employees and Service Providers who have an agreement that includes such a definition (or similar term or concept), (v) increase the maximum aggregate number of shares of Common Stock that may be issued as Incentive Options to eight million eight hundred thousand (8,800,000) shares, and (vi) provide for “double trigger” accelerated vesting of an Award in the event of the Participant’s termination without Cause or for Good Reason within twenty-four (24) months following a Change in Control, in each case, subject to approval by the Company’s shareholders at the 2015 Annual General Meeting pursuant to applicable NASDAQ rules.

NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date as set forth below:

1. Section 1.2(a) of the Plan is hereby deleted in its entirety and replaced with the following:

Overall Number of Shares Available for Delivery.  Subject to adjustment in a manner consistent with any adjustment made pursuant to Article XI, the aggregate number of shares of Common Stock of the Company (“Common Stock”) that may be issued under the Plan, since its inception, shall not exceed eight million eight hundred thousand (8,800,000) shares.

2. Section 1.2(b) of the Plan is hereby deleted in its entirety and replaced with the following:

Per Person Award Limitations.  In each calendar year, during any part of which the Plan is in effect, a Participant may not be granted (i) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Common Stock) relating to more than three million (3,000,000) shares of Common Stock (subject to adjustment in a manner consistent with any adjustment made pursuant to Article XI) in the aggregate; and (ii) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $3,000,000 in the aggregate.

3. The fourth sentence of Section 1.6 of the Plan is hereby deleted in its entirety and replaced with the following:

If not sooner terminated under the provisions of Section 1.4 hereof, the Plan shall terminate upon, and no further Awards shall be made, after December 31, 2024.

Appendix B-2

4. The second sentence of Section 1.8(u) of the Plan is hereby deleted in its entirety and replaced with the following:

If such Employee or Service Provider is not a party to an agreement with the Employer or the Company that defines the term “Good Reason,” (or similar term or concept) such term means the occurrence of any of the following circumstances without the consent of the Employee or Service Provider: (i) the assignment to the Employee or Service Provider of any duties that materially adversely alter the nature or status of the Employee’s or Service Provider’s office and responsibilities (other than reporting responsibilities and other than any increase in responsibilities resulting from promotion), or other action that results in the material diminution of the Employee’s or Service Provider’s position, duties or authorities, from those in effect immediately prior to such change in position, assignment or action, (ii) the material diminution of the Employee’s or Service Provider’s base salary or rate of pay, other than any reduction that impacts officers or executive officers of the Employer, the Company or any Affiliates generally, or (iii) the relocation of the Employee’s or Service Provider’s principal place of employment to anywhere outside the greater Houston, Texas metropolitan area, (other than required travel on the business of the Company and its Affiliates). In the event of an occurrence of Good Reason, the Employee or Servicer Provider must notify the Employer and the Company in writing of the existence of Good Reason within 30 days of the occurrence. If the circumstances resulting in Good Reason are not cured by the Employer, the Company or any Affiliates within 30 days of receipt by the Employer and the Company of such notice, the Employee or Servicer Provider may terminate the Employee’s or Servicer Provider’s employment for Good Reason no later than the 60th day following the initial occurrence of Good Reason.

5. The second sentence of Section 3.6 of the Plan is hereby deleted in its entirety and replaced with the following:

No more than eight million eight hundred thousand (8,800,000) Incentive Options may be issued under the terms of the Plan (subject to adjustment as provided in Article XI below).

6. Section 11.3 of the Plan is hereby deleted in its entirety and replaced with the following:

Change in Control.

(a) Award Adjustments.  Upon a Change in Control the Committee, acting in its sole discretion without the consent or approval of any holder, shall affect one or more of the following alternatives, which may vary among individual holders and which may vary among Options or Stock Appreciation Rights (collectively, “Grants”) held by any individual holder: (a) accelerate the time at which Grants then outstanding may be exercised so that such Grants may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Grants and all rights of holders thereunder shall terminate, (b) require the mandatory surrender to the Company by selected holders of some or all of the outstanding Grants held by such holders (irrespective of whether such Grants are then exercisable under the provisions of this Plan) as of a date, before or after such Change in Control, specified by the Committee, in which event the Committee shall thereupon cancel such Grants and pay to each holder an amount of cash per share equal to the excess, if any, of the value of the shares subject to such Grants as of the Change in Control over the exercise price(s) under such Grants for such shares (except that, to the extent the Exercise Price under any such Grant is equal to or exceeds the value of such shares as of the Change in Control, no amount shall be payable with respect to such Grant), or (c) make such adjustments to Grants then outstanding as the Committee deems appropriate to reflect such Change in Control; provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Grants then outstanding; provided, further, however, that the right to make such adjustments shall include, but not require or be limited to, the modification of Grants such that the holder of the Grant shall be entitled to purchase or receive (in lieu of the total number of shares of Stock as to which an Option or Stock Appreciation Right is exercisable or other consideration that the holder would otherwise be entitled to purchase or receive under the Grant), the number of shares of stock, other securities, cash or property to which a holder of such consideration would have been entitled to in connection with the Change in Control (i) in the case of Options, at an aggregate exercise price equal to the exercise price

Appendix B-3

that would have been payable if the total number of shares subject to the Option had been purchased upon the exercise of the Grant immediately before the consummation of the Change in Control and (ii) in the case of Stock Appreciation Rights, if the Stock Appreciation Rights had been exercised immediately before the occurrence of the Change in Control.

(b) Double Trigger Vesting.  Except as otherwise provided for in an employment agreement or applicable award agreement, in the event of a Change in Control, the vesting and lapse of forfeiture restrictions on an Award shall be accelerated upon the date that the Participant’s service relationship with the Employer or an Affiliate is terminated by the Employer or an Affiliate without Cause or by the Participant for Good Reason, provided such termination date occurs within twenty-four (24) months following the date of such Change in Control.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

[Signature Page Follows]

Appendix B-4

IN WITNESS WHEREOF, the Company has caused the First Amendment to be executed as of the Amendment Effective Date.

ENERGY XXI SERVICES, LLC

By:	Antonio de Pinho
Its:	President

Appendix B-5

YOUR VOTE IS IMPORTANT, PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK * * * EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

ENERGY XXI LTD

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on November 30, 2015.

INTERNET/MOBILE – www.cstproxyvote.com
Use of Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0537
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

◆ FOLD HERE ◆ DO NOT SEPARATE ◆ INSERT IN ENVELOPE PROVIDED ◆

PROXY

Please mark your vote like this ☒

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTIONS, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEMS 2, 3, 4, 5 and 6.

1. ELECTION OF DIRECTORS

	FOR	WITHHOLD
(1). Hill Feinberg	☐	☐
(2). James LaChance	☐	☐

	FOR	AGAINST	ABSTAIN
2. TO APPROVE THE ESPP AMENDMENT	☐	☐	☐
3. TO APPROVE THE LTIP AMENDMENT	☐	☐	☐
4. TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE COMPENSATION PROVIDED TO THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE PROXY STATEMENT	☐	☐	☐

	EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
5. TO APPROVE, IN A NON-BINDING ADVISORY VOTE, THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
6. TO APPROVE THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2016	☐	☐	☐

7. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ________________________ Signature ___________________________ Date ______, 2015

The Proxy Statement and our 2015 Annual Report to Shareholders are available at: *http://www.cstproxy.com/energyxxi/2015*

◆ FOLD HERE ◆ DO NOT SEPARATE ◆ INSERT IN ENVELOPE PROVIDED ◆

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ENERGY XXI LTD

The undersigned appoints John D. Schiller, Jr. and Bruce W. Busmire as proxy with the power to appoint his substitute, and authorizes him to represent and to vote as designated on the reverse hereof, all of the shares of common stock of ENERGY XXI LTD held of record by the undersigned at the close of business on October 26, 2015 at the Annual Meeting of Shareholders of ENERGY XXI LTD to be held on December 1, 2015 or at any adjournment thereof.

This Proxy will he voted as specified. If no specification is made, this Proxy will be voted IN FAVOR OF PROPOSALS 1, 2, 3, 4, 5 and 6.

(Continued, and to be marked, dated and signed, on the other side)